   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 1999
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                                 SEQUENOM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            8731                          77-0365889
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                                ----------------

                           11555 SORRENTO VALLEY ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 350-0345
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ----------------

                               DR. HUBERT KOSTER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 SEQUENOM, INC.
                           11555 SORRENTO VALLEY ROAD
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 350-0345
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ----------------

             FAYE H. RUSSELL, ESQ.                           ALAN F. DENENBERG, ESQ.
            THOMAS E. HORNISH, ESQ.                            SHEARMAN & STERLING
             ROBERT H. CUTLER, ESQ.                       1550 EL CAMINO REAL, SUITE 100
        BROBECK, PHLEGER & HARRISON LLP                    MENLO PARK, CALIFORNIA 94025
         550 WEST C STREET, SUITE 1300                            (650) 330-2200
          SAN DIEGO, CALIFORNIA 92101
                 (619) 234-1966

                                ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ----------------

                        CALCULATION OF REGISTRATION FEE

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--------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM    AMOUNT OF
             TITLE OF EACH CLASS OF                  AGGREGATE      REGISTRATION
          SECURITIES TO BE REGISTERED            OFFERING PRICE(1)      FEE
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Common Stock, par value $.001 per share.........    $70,000,000       $19,460
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(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

                                ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY + +NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE +
+SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PRELIMINARY PROSPECTUS       Subject to completion             November   , 1999
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          Shares

[LOGO OF SEQUENOM INDUSTRIAL GENOMICS]
Common Stock

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This is our initial public offering of shares of our common stock. We are
offering      shares of our common stock to be sold in this offering. No public market currently exists for our common stock. We expect the public offering
price to be between $   and $   per share.

We have applied to have our common stock listed on the Nasdaq National Market under the symbol "SQNM."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                                         PER
                                                                       SHARE    TOTAL
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Public offering price                                               $        $
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Underwriting discounts and commissions                              $        $
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Proceeds, before expenses, to Sequenom                              $        $
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The underwriters may also purchase up to        shares of common stock from us
at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. This option may be exercised to only cover over-allotments, if any. If the option is exercised in full, the
total underwriting discounts and commissions will be $      , and the total
proceeds, before expenses, to Sequenom, Inc. will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about       .

WARBURG DILLON READ LLC

                         ROBERTSON STEPHENS

                                                                        SG COWEN

                                PHARMACOGENOMICS

                            GENOMIC DRUG DEVELOPMENT

                             AGRICULTURAL GENOMICS

                                DNA DIAGNOSTICS


SEQUENOM ADDRESSES MARKETS WITH AN IMMEDIATE OR EMERGING NEED FOR MARKER VALIDATION AND HIGH THROUGHPUT GENOTYPING.

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                  [PICTURES OF COMPONENTS OF MASSARRAY SYSTEM]

THE TOTAL
 SNPS
 SOLUTION

ACCURACY

  Label-free, direct measurement of molecules with unprecedented levels of accuracy

HIGH THROUGHPUT

  3 sec/sample; simultaneous running of assays

FLEXIBILITY

  Rapidly configure for new analyses; biomolecules beyond DNA

AUTOMATION

  Highly automated; no manual data interpretation

COST-EFFECTIVENESS

  Low labor, no label, reduced assay volume through miniaturization, minimal data processing

INDUSTRIAL GENOMICS

[REPRESENTATION OF DNA SEQUENCE; PHOTOGRAPH OF COMPONENTS OF MASSARRAY SYSTEMS]

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You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of Sequenom, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Sequenom, Inc. common stock.

                               ----------------

Until            , 2000 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS

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Prospectus summary........................................................    3
The offering..............................................................    5
Summary consolidated financial and operating data.........................    6
Risk factors..............................................................    7
Forward-looking information...............................................   16
Use of proceeds...........................................................   17
Dividend policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected consolidated financial data......................................   21
Management's discussion and analysis of financial condition and results of
 operations...............................................................   23

Business....................................................................  29
Management..................................................................  43
Related party transactions..................................................  55
Principal stockholders......................................................  58
Description of securities...................................................  60
Shares eligible for future sale.............................................  65
Underwriting................................................................  67
Legal matters...............................................................  69
Experts.....................................................................  69
Where you can find more information.........................................  70

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Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors." Our principal executive offices are located at 11555 Sorrento Valley Road, San Diego, CA 92121. Our telephone number is (858) 350-0345.

OUR BUSINESS

We are a pioneer in the new field of industrial genomics. Industrial genomics is the large scale commercial use of the knowledge of DNA variations for improving health, agriculture and livestock. These variations are the origin of most differences between individuals, including disease predispositions and variations in drug responses. The most common variations are called SNPs. We believe that SNP analysis, called SNP genotyping, will play an essential role in the development of drugs, diagnostics and other life science applications in the immediate future. Our goal is to be the leader in the commercialization of industrial-scale SNP analysis.

We have developed the MassArray system, a highly accurate, cost-effective and scalable technology that is capable of high throughput SNP analysis at high speeds. Our strategy is to capitalize on the quickly emerging demand for SNP genotyping in the areas of drug discovery and development, DNA diagnostics, patient stratification in clinical trials, seed development and livestock breeding. Six beta site centers, including several academic and governmental sites, diagnostic laboratories and a leading biotechnology company, are using our MassArray system and assessing its performance in the field.

THE SNP GENOTYPING MARKET

The SNP genotyping market represents a significant portion of both the biochip and the DNA sequencing markets and can be divided into three segments:

 . confirmation of new sites of genetic variation in DNA, which typically requires the analysis of a SNP in up to a hundred people;

 . validation of SNPs of medical importance, which typically requires the analysis of a SNP in a few thousand diseased and healthy people; and

 . utilization of SNPs in genomics-based drug development, disease predisposition determination and diagnostic test development, which could eventually require the analysis of multiple SNPs in millions of people.

Current methods of SNP analysis are inaccurate, non-automated, inflexible, expensive or slow and are therefore primarily effective only as research tools. To compensate for deficiencies in accuracy, either repetitive testing of each sample or the use of a larger test population is required, which makes current methods impractical for most commercial applications.

OUR SOLUTION

Our MassArray system directly analyzes SNPs by improving on a technology called mass spectrometry. By using mass spectrometry to measure molecular weight, our MassArray system is capable of characterizing molecules with unprecedented levels of accuracy. This is done at a competitive price and in a single reading. Our technology is also extremely versatile and can be rapidly reconfigured for different types of analyses. In addition, the MassArray system is capable of reading up to 20,000 SNPs per day, which we believe is a throughput that can meet commercial needs.

Our MassArray system has three components--hardware, software and disposables. The hardware components include a mass spectrometer and liquid dispensing units, which are off-the-shelf instruments modified to accommodate our MassArray technology. Our proprietary Genolyzer bioinformatics software calculates, records, compares and reports genotypes at a rate of three seconds per sample. Our disposables consist of MassArray kits for SNP sample preparation, including the proprietary SpectroCHIP on which samples are placed in a 96 spot array for reading by the mass spectrometer.

COMMERCIALIZATION PLAN

We are seeking to penetrate the SNP genotyping market by identifying areas of potential widespread interest and establishing commercial relationships with opinion leaders. We have initiated this effort by selecting highly visible academic, government and commercial centers as collaborators to validate our MassArray system in beta site testing. Our six beta site centers are Genzyme Corporation, the US Department of Agriculture, the National Institutes of Health, the National Cancer Institute, the University of Munster and GLE Medicon in Germany. In October 1999, we contracted for the first sale of a MassArray system. We plan a full commercial launch of our MassArray system in December 1999.

We intend to develop proprietary disposable SNP tests, called assays, and software products that are useful initially as research tools to confirm the association of particular SNPs with particular diseases and subsequently as diagnostic kits that can be sold for SNP profiling. In addition, we will seek to retain commercial rights to assays that we develop on behalf of or together with our customers. Over time we plan to develop knowledge-based genomic products that combine pharmaceutical, medical and genetic information with our customers' information. Also, in addition to DNA, we believe our MassArray technology can serve as a platform for the analysis of many other biomolecules. We therefore intend to develop new products for applications other than DNA and SNP analysis.

The Offering

The following information assumes that the underwriters do not exercise the over-allotment option granted by us to purchase additional shares in the offering.

 Common stock offered by us.................            shares
 Common stock to be outstanding after the
  offering..................................            shares
 Proposed Nasdaq National Market symbol..... SQNM
 Use of proceeds............................ For general corporate purposes, including hiring additional sales
                                             and customer support personnel,
                                             expansion of our facilities,
                                             continued development and
                                             manufacturing of existing
                                             products, research and
                                             development of additional
                                             products, patent prosecution
                                             expenses, working capital and
                                             potential acquisitions of
                                             products, technologies or
                                             companies and repayment of long-
                                             term debt and accrued interest of
                                             approximately $4.2 million.
                                             Please see "Use of proceeds."

Except as otherwise indicated, information in this prospectus is based on the following assumptions:

 . the conversion of 14,842,757 outstanding shares of our preferred stock
  into        shares of our common stock on a      for      basis upon the
  closing of this offering;

 . the conversion of debt owed to Technologie Beteiligungs Gesellschaft, or TBG,
  in the amount of DEM6 million into         shares of our common stock upon
  the closing of this offering; and

 . no exercise of the underwriters' over-allotment option.

We are obligated to issue shares of common stock upon exercise of options and warrants outstanding at September 30, 1999, in addition to the shares of common stock to be outstanding after this offering. These shares, when issued, will include:

 .      shares issuable upon exercise of the underwriters' over-allotment option;

 . 2,475,250 shares issuable upon the exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $1.09 per share, and 335,250 shares issuable upon the exercise of options with an exercise price of $3.00 per share issued during October 1999;

 . 176,503 shares issuable upon the exercise of warrants outstanding as of September 30, 1999 at a weighted average exercise price of $2.10 per share; and

 . 84,000 additional shares available for future grant as of September 30, 1999 under our stock plans, an additional 500,000 shares made available in October 1999 for future grant under our stock plans and an additional 850,000 shares made available for future grant under our stock plans to be adopted at the close of this offering. For a description of our stock option and stock purchase plans, please see "Management--Employee benefit plans."

The number of shares of common stock outstanding after the offering is based on shares outstanding as of September 30, 1999. Please see "Capitalization."

Summary consolidated financial and operating data

The as adjusted balance sheet data reflects the receipt of the net proceeds
from the sale of      shares of our common stock at a price to the public of
     per share and the repayment of long-term debt and accrued interest, after deducting the underwriting discounts and commissions and estimated offering expenses.

                                                                   NINE MONTHS ENDED
                                YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                              1995      1996      1997      1998     1998         1999
CONSOLIDATED STATEMENT OF
OPERATIONS DATA                         (In thousands, except per share data)
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Research and development
 grants.................       $--      $893      $527      $351     $126        $81
Costs and expenses:
  Research and
   development..........     1,274     3,136     3,532     6,188    2,778      7,138
  General and
   administrative.......       420     1,032     1,861     4,218    3,412      5,363
  Amortization of
   deferred stock
   compensation.........        --        --        --        --       --      3,615
                          --------  --------  --------  --------  -------   --------
Total costs and
 expenses...............     1,694     4,168     5,393    10,406    6,190     16,116
                          --------  --------  --------  --------  -------   --------
Loss from operations....    (1,694)   (3,275)   (4,866)  (10,055)  (6,064)   (16,035)
Other income (expense):
  Interest income.......         2        73        57       397      291      1,225
  Interest expense......       (28)     (275)     (308)     (613)    (230)      (576)
                          --------  --------  --------  --------  -------   --------
Net loss................   $(1,720)  $(3,477)  $(5,117) $(10,271) $(6,003)  $(15,386)
                          ========  ========  ========  ========  =======   ========
Net loss per share,
 basic and diluted......   $(65.87)  $(23.45)  $(22.62)  $(33.33) $(20.12)   $(39.41)
Shares used in computing
 net loss per share,
 basic and diluted......        26       148       226       308      298        390
Pro forma net loss per
 share, basic and
 diluted................                                  $(1.09)             $(1.05)
Shares used in computing
 pro forma net loss per
 share basic and
 diluted................                                   9,452              14,714
                                                                  SEPTEMBER 30, 1999
                                                                   ACTUAL  AS ADJUSTED
CONSOLIDATED BALANCE SHEET DATA                                     (In thousands)
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Cash, cash equivalents and short-term investments...........      $28,069
Working capital.............................................       24,771
Total assets................................................       34,632
Total long-term obligations.................................        7,690
Total stockholders' equity..................................       22,967

Please see Note 2 to our consolidated financial statements for an explanation of the method used to calculate the net loss per share and the number of shares used in the computation of per share amounts.

All share numbers are calculated assuming a reverse stock split of
for             , which is subject to stockholder approval.

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Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE ARE AT AN EARLY STAGE OF DEVELOPMENT.

We commenced commercial operations in 1995 and are at an early stage of development. We have incurred significant losses to date and our revenues have been limited to grants from governmental bodies. Our initial products are in testing at a number of sites and will not be commercially launched until late 1999. As a result, our business is subject to all of the risks inherent in the development of a new business enterprise, such as the need:

 . to obtain substantial capital to support the expenses of developing our technology and commercializing our products;

 . to develop a market for our products;

 . to successfully transition from a company with a research focus to a company capable of supporting commercial activities; and

 . to attract and retain qualified management, sales, technical and scientific staff.

Our operations also may be affected by problems frequently encountered with the use of new technologies and by the competitive environment in which we operate, as well as the risks detailed below.

WE HAVE GENERATED NO REVENUE FROM PRODUCT SALES TO DATE AND WE EXPECT TO INCUR LOSSES IN THE FORESEEABLE FUTURE.

Since inception, we have recognized no revenue from product sales. Our expenses have exceeded revenue in each of the years since our inception. It is uncertain when, if ever, we will become profitable. As of September 30, 1999, our accumulated deficit was $37.1 million. Our expenses have consisted principally research and development and of general and administrative expenses incurred while building our business infrastructure. We expect to continue to experience significant operating losses in the future as we continue our research and development efforts, further develop our manufacturing capabilities and expand our marketing and sales force in an effort to commercialize our products. Our net operating loss and credit carryforwards may be limited due to a cumulative change in ownership of more than 50%, which occurred during 1998 and which is anticipated to occur with the offering.

WE WILL NEED ADDITIONAL FUNDS TO SUPPORT OUR OPERATIONS.

Based on our current plans, we believe our existing cash, cash equivalents and short-term investments, together with the net proceeds of this offering will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least the next 24 months. However, the actual amount of funds that we will need during or after the next 24 months will be determined by many factors, some of which are beyond our control, and we may need funds sooner than currently anticipated. These factors include:

 . the level of our success in selling our MassArray system and associated technologies;

 . our progress with research and development;

 . our ability to introduce and sell new products;

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RISK FACTORS

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 . the level of our sales and marketing expenses;

 . the level of our expenses associated with unforeseen litigation;

 . the costs and timing of obtaining new patent rights; and

 . regulatory changes and competition and technological developments in the market.

If additional funds are required and we are unable to obtain them on terms favorable to us, we may be required to cease or reduce further commercialization of our products, to sell some or all of our technology or assets or to merge with another entity. If we raise additional funds by selling additional shares of our capital stock, the ownership interest of our stockholders will be diluted.

WE MUST DEVELOP AND COMMERCIALIZE OUR NEXT GENERATION PRODUCTS AT REDUCED COSTS FOR US TO BE PROFITABLE.

Our current products do not provide sufficient gross margin for us to become profitable. We intend to develop and manufacture our next generation products at a lower cost than the cost of our current products. We may not be successful in doing so. In addition, our gross margin and profitability may be negatively impacted if we are unable to achieve market acceptance or appropriate pricing for our next generation products.

WE MAY NOT BE ABLE TO SUCCESSFULLY ADAPT OUR PRODUCTS FOR COMMERCIAL
APPLICATIONS.

We have completed the initial development of our MassArray technology for applications in pharmacogenomics and life science research. We may not be able to successfully adapt our products to the commercial requirements of these fields. A number of potential applications of our technology in these fields will require significant enhancements in our core technology, including adaptation of our software and further miniaturization. In addition, we need to enhance our population-based DNA bank, establish SNP validation databases and rapidly design assays for SNP genotyping in sufficient quantity to meet the high throughput that we expect our future customers will require. If we are unable, for technological or other reasons, to complete the development, introduction or scale-up of the manufacturing of any product, or if any product does not achieve a significant level of market acceptance, our business, financial condition and results of operations could be seriously harmed. Market acceptance will depend on many factors, including demonstrating to customers that our technology is superior to other technologies and products which are available now or which may become available in the future. We believe that our revenue growth and profitability will substantially depend on our ability to overcome significant technological challenges and successfully introduce our products into the marketplace.

THE SPEED OF SAMPLE PREPARATION AND THE NEED FOR ASSAY DESIGN CAN LIMIT OVER-ALL THROUGHPUT OF SNP ANALYSIS AND CAN RESULT IN THE USE OF OUR MASSARRAY SYS-TEM BELOW ITS CAPACITY.

The need to design a unique assay for each newly discovered SNP can substantially delay the commencement of the analysis of that SNP. In addition, the extraction of DNA from biological material is time consuming. MassArray system users who need to develop assays or who lack sufficient sample preparation resources therefore may be unable to use our system to its full capacity. Customers who are unable to use our MassArray system to full capacity may share MassArray systems, which would result in lower system sales. Therefore, customers may not purchase sufficient quantities of disposables for us to become profitable.

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RISK FACTORS

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WE DEPEND ON OUR CUSTOMERS TO PURCHASE SUFFICIENT QUANTITIES OF SPECTROCHIPS AND OTHER DISPOSABLES FOR US TO BE PROFITABLE.

Our customers may not generate sufficient throughput using our MassArray system. This may limit their purchases of SpectroCHIPs and other disposables. Factors which may limit the use of SpectroCHIPs and other disposables include: the acceptance of our technology by our customers, the ability to analyze more than one SNP simultaneously on a single spot and the training of customer personnel. If our customers are slow to, or never, achieve sufficient throughput, we may never achieve profitability.

SUCCESSFUL USE OF OUR PRODUCTS REQUIRES ADEQUATE SAMPLE PREPARATION BY OUR CUSTOMERS.

Before using our MassArray system, customers must prepare samples by following several steps that are prone to human error, including DNA isolation and DNA segment amplification. If DNA samples are not prepared appropriately, our MassArray system will not generate a reading. Some early users of our MassArray system in beta site testing experienced initial difficulties in preparing samples for use in our MassArray system. If our customers experience similar difficulties, they may achieve lower levels of throughput than those for which our system was designed.

THERE MAY BE ETHICAL AND OTHER CONCERNS SURROUNDING THE USE OF GENETIC INFOR-MATION.

Genetic testing has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Any of these scenarios could reduce the potential markets for our products, which could seriously harm our business, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY PRODUCTS AND SERVICES AND SOLE OR LIMITED SOURCES OF SUPPLY TO DEVELOP AND MANUFACTURE SOME COMPONENTS OF OUR PRODUCTS.

We rely to a substantial extent on outside vendors to manufacture many of the components and subassemblies used in our products. Some of these components and subassemblies are obtained from a single supplier or a limited group of suppliers. Our reliance on outside vendors generally, and a sole or a limited group of suppliers in particular, involves several risks, including:

 . the inability to obtain an adequate supply of required components due to manufacturing capacity constraints, a discontinuance of a product by a third-party manufacturer or other supply constraints;

 . reduced control over quality and pricing of components; and

 . delays and long lead times in receiving materials from vendors.

WE HAVE LIMITED COMMERCIAL MANUFACTURING CAPABILITY AND EXPERIENCE.

We have not yet produced our SpectroCHIP in commercial quantities. We may not be able to maintain acceptable quality standards while producing commercial quantities. Our customers also require that we comply with current good manufacturing practices that we may not be able to meet. To achieve the production levels necessary for successful commercialization of our products, we will need to scale-up our manufacturing facilities, establish more automated manufacturing capabilities and maintain adequate levels of inventory. We may not be able to manufacture sufficient quantities to meet market demand. If we cannot achieve the required level and quality of production, we may need to outsource production or rely on licensing and other arrangements with third parties who possess sufficient manufacturing facilities and capabilities. This could reduce our gross margins and expose us to the risks inherent in relying on

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RISK FACTORS

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others. We may not be able to successfully outsource our production or enter into licensing or other arrangements with these third parties, which could adversely affect our business.

WE HAVE A LIMITED SALES FORCE AND LIMITED EXPERIENCE IN SELLING, MARKETING, SERVICING AND SUPPORTING OUR PRODUCTS.

Our direct sales force may not be sufficiently large or knowledgeable to successfully penetrate the market. We may not be able to expand our direct sales force to meet our commercial objectives. In addition, our sales force may not be able to address complex scientific and technical issues raised by our customers. Our customer support personnel may also lack the broad range of technical expertise required to adequately service and support our products in the field.

THE ABILITY OF INTELLECTUAL PROPERTY LAWS TO PROTECT OUR BUSINESS IS UNCER-
TAIN.

Our success will depend on our ability to obtain patents on our technology, to obtain appropriate licenses from third parties and to protect our trade secrets. Our patents, which have been or may be issued, may not afford meaningful protection for our technology and products. Others may challenge our patents and, as a result, our patents could be narrowed, invalidated or unenforceable. In addition, our current and future patent applications may not result in the issue of patents in the United States or foreign countries. Competitors may develop products similar to ours that do not conflict with our patents. In addition, others may develop products for use in the MassArray system in violation of our patents that may reduce sales of disposables. The patent position of biotechnology firms generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the US Patent and Trademark Office or the courts regarding the breadth of claims allowed or the degree of protection afforded under biotechnology patents. In addition, there is a substantial backlog of biotechnology patent applications at the US Patent and Trademark Office, and the approval or rejection of patent applications may take several years.

We require our employees, consultants and advisors to execute confidentiality agreements. However, we cannot guarantee that these agreements will provide us with adequate protection against improper use or disclosure of confidential information. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Further, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets.

OUR SUCCESS WILL DEPEND PARTLY ON OUR ABILITY TO OPERATE WITHOUT INFRINGING ON OR MISAPPROPRIATING THE PROPRIETARY RIGHTS OF OTHERS, AS WELL AS OUR ABILITY TO PREVENT OTHERS FROM INFRINGING ON OR MISAPPROPRIATING OUR PROPRIETARY RIGHTS.

We may be required at times to take legal action in order to protect our proprietary rights. In addition, we may be sued for infringing on the patent rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business, financial condition and results of operations. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we could be required to stop the infringing activity or obtain a license. Any required license may not be available to us on acceptable terms, or at all. In addition, some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license, it could have a material adverse affect on our business, financial condition and results of operations if we cannot design around the patent. From time to time, we receive letters from companies regarding their issued patents and patent applications alleging possible infringement. For example, we have received correspondence from a company informing us of its recently issued patent concerning a diagnostic method relying upon a specific manner for comparing mass spectra, upon which it believes we may be infringing. We do not believe that we infringe this patent.

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RISK FACTORS

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WE MAY NOT SUCCEED IN OBTAINING COMMERCIALIZATION RIGHTS FOR THE DEVELOPMENT AND MARKETING OF SOME OF THE ASSAYS DEVELOPED IN COLLABORATION WITH OUR CUS-TOMERS.

Our business strategy includes the development of assays in collaboration with customers, and we intend to obtain commercialization rights for those assays. If we are unable to obtain rights to those assays, our revenue and profitability could be adversely affected. To date, we have not initiated significant activities with respect to the exploitation of any commercialization rights or products developed in collaboration with third parties. Even if we obtain commercialization rights, commercialization of products may require resources that we do not currently possess and may not be able to develop or obtain.

WE MAY BE UNABLE TO OBTAIN LICENSES TO PATENTED SNPS.

The US Patent and Trademark Office has issued at least one patent to a third party relating to a SNP. If important SNPs are patented, we will need to obtain rights to those SNPs in order to develop, use and sell related assays. Required licenses may not be available on commercially acceptable terms, or at all. If we fail to obtain licenses to important patented SNPs, we may never achieve significant revenue or become profitable.

BECAUSE OUR PRODUCTS CURRENTLY DEPEND ON COMPONENTS LICENSED FROM THIRD PAR-TIES, A BREACH BY US OF ANY OF THE TERMS OF THESE LICENSES COULD RESULT IN THE LOSS OF ACCESS TO THESE COMPONENTS AND COULD DELAY OR SUSPEND OUR COMMERCIAL-IZATION EFFORTS.

Some aspects of our technology have been acquired or licensed from third parties. A failure by us to maintain the right to use these components could seriously harm our business, financial condition and results of operations. In addition, changes to or termination of our agreements with these third parties could have a material adverse effect on our business.

Our grants from the government give the government certain license rights to inventions resulting from funded work in the event that we fail to commercialize the technology developed using government funds. Our business could be harmed if the government exercises those rights.

OUR ACADEMIC ARRANGEMENTS ARE AN IMPORTANT PART OF OUR BUSINESS AND FAILURE TO MAINTAIN EXISTING RELATIONSHIPS OR ESTABLISH ADDITIONAL RELATIONSHIPS COULD ADVERSELY AFFECT OUR RESEARCH AND PRODUCT DEVELOPMENT EFFORTS.

We have relationships with scientists and consultants at academic and other institutions who conduct research at our request. Our existing relationships may not be successful. These researchers are not employed by us and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to work on our projects. As a result, we have limited control over their activities and, except as otherwise required by our agreements with these persons, we can expect only limited amounts of their time to be dedicated to our projects. Our ability to make new discoveries and to commercialize products based on those discoveries may depend in part on continued arrangements with researchers at academic and other institutions. We may not be able to negotiate acceptable arrangements with academic or other institutions or individuals.

WE INTEND TO EXPAND OUR INTERNATIONAL OPERATIONS AND MAY NOT BE SUCCESSFUL IN DOING SO.

We expect that a significant portion of our sales will be made outside the United States. A successful international effort will require us to develop relationships with international customers and partners. We may not be able to identify, attract or retain suitable international customers and partners. As a result, we may be unsuccessful in our international expansion efforts. Furthermore, expansion into international markets will require us to continue to establish and grow foreign operations, hire additional personnel to run these operations and maintain good relations with our foreign customers and partners.

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RISK FACTORS

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International operations involve a number of risks not typically present in domestic operations, including:

 . currency fluctuation risks;

 . changes in regulatory requirements;

 . costs and risks of deploying systems in foreign countries;

 . licenses, tariffs and other trade barriers;

 . political and economic instability;

 . difficulties in staffing and managing foreign operations;

 . potentially adverse tax consequences; and

 . the burden of complying with a wide variety of complex foreign laws and treaties.

Our international operations will also be subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether tariffs or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries.

WE MAY LOSE MONEY WHEN WE EXCHANGE FOREIGN CURRENCY RECEIVED FROM INTERNA-TIONAL SALES INTO US DOLLARS.

A significant portion of our business is expected to be conducted in currencies other than the US dollar. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the US dollar and the currencies in which we do business will cause foreign currency translation gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

THE SALES CYCLE FOR OUR PRODUCTS IS LENGTHY WHICH CAN MAKE BUSINESS PLANNING DIFFICULT.

Our ability to obtain customers for our products and services depends in significant part upon the perception that our products and services can help accelerate efforts in genomics. The sales cycle is typically lengthy. Our sales effort requires the effective demonstration of the benefits of our products and services to and significant training of many different departments within a potential customer. These departments might include research and development personnel and key management. In addition, we may be required to negotiate agreements containing terms unique to each customer. We may expend substantial funds and management effort with no assurance that we will successfully sell our products or services.

OUR INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY NOT HAVE THE RESOURCES REQUIRED TO SUCCESSFULLY COMPETE.

The biotechnology industry is highly competitive. We compete with companies in the United States and abroad that are engaged in the development and production of products that analyze genetic information. They include:

 . biotechnology, pharmaceutical, chemical and other companies;

 . academic and scientific institutions;

 . governmental agencies; and

 . public and private research organizations.

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RISK FACTORS

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Many of our competitors have much greater financial, technical, research, marketing, sales, distribution, service and other resources than we do. Moreover, our competitors may offer broader product lines and have greater name recognition than we do, and may offer discounts as a competitive tactic. In addition, several development stage companies are currently making or developing products that compete with or will compete with our products. Our competitors may develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that may render our technologies and products obsolete.

WE ARE HIGHLY DEPENDENT ON PRINCIPAL MEMBERS OF OUR MANAGEMENT AND SCIENTIFIC STAFF.

We are highly dependent on the principal members of our management and scientific staff. The loss of the services of any of these persons could have a material adverse effect on our product development and commercialization efforts. In addition, we will require additional personnel in the areas of scientific research, diagnostic testing, manufacturing and marketing. We may not be able to attract and retain qualified personnel, which could seriously harm our business, financial condition and results of operations.

WE MAY NOT HAVE ADEQUATE INSURANCE AND IF WE BECOME SUBJECT TO PRODUCT LIABIL-ITY CLAIMS, WE MAY EXPERIENCE REDUCED DEMAND FOR OUR PRODUCTS OR BE REQUIRED TO PAY DAMAGES THAT EXCEED OUR INSURANCE LIMITATIONS.

Our business exposes us to potential product liability claims that are inherent in the life science field. A product liability claim or recall could have a material adverse effect on our business, financial condition and results of operations. It is difficult to determine whether we have obtained sufficient insurance to cover potential claims. Also, we cannot assure you that we can or will maintain our insurance policies on commercially acceptable terms, or at all.

WE COULD HAVE ACCIDENTS RELATING TO HAZARDOUS MATERIALS.

We use controlled hazardous and radioactive materials in our business. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, we could be liable for any damages that result, which could seriously harm our business. Additionally, an accident could damage our research and manufacturing facilities and operations, resulting in delays and increased costs.

IF OUR MANUFACTURING FACILITY IS DAMAGED, WE COULD EXPERIENCE LOST REVENUE AND OUR BUSINESS WOULD BE SERIOUSLY HARMED.

Our only manufacturing facility is located in San Diego, California. Damage to our facility due to fire, natural disaster, power loss, communications failure, unauthorized entry or other events could cause us to cease development and manufacturing of our products. We have limited insurance to protect against business interruption; however, there can be no assurance this insurance will be adequate or will continue to be available to us on commercially reasonable terms, or at all.

IF WE OR OUR SUPPLIERS FAIL TO BE YEAR 2000 OR Y2K COMPLIANT IT COULD CAUSE INTERRUPTIONS IN OUR SUPPLY OF PRODUCTS AND GENERATE SUBSTANTIAL EXPENSES FOR OUR BUSINESS.

The Y2K issue is a situation that results from computer systems and software products being coded using two digits rather than four digits to define the applicable year. Computer systems and software products often utilize embedded technology that is time-sensitive and may recognize a date falling in the year 2000 as falling in the year 1900 which could cause computer system failures and errors leading to a disruption of our business operations. The Y2K issue could affect not only our operations but also the operations

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RISK FACTORS

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of our business partners, customers and suppliers among others. If we or our suppliers fail to be Y2K compliant, our business, financial condition and results of operations could be materially adversely affected. Please see "Management's discussion and analysis of financial condition and results of operations--Impact of the year 2000" for additional information regarding the Y2K issue.

IF WE DO NOT EFFECTIVELY MANAGE OUR GROWTH, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

Growth in our business has placed, and will continue to place, a significant strain on our management systems and resources. We will need to continue to improve our operational and financial systems and managerial controls and procedures and expand, train and manage our workforce. We will have to maintain close coordination among our technical, accounting, marketing, sales and research departments. If we fail to effectively manage our growth and address the above concerns, it could have a material adverse effect on our business.

RISKS RELATED TO THIS OFFERING

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

Upon completion of this offering, our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates will,
in aggregate, beneficially own approximately    % of our outstanding common
stock or    % if the underwriters' over-allotment option is exercised in full.
As a result, these persons, acting together, will have the ability to determine the outcome of all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, such persons, acting together, will have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership may harm the market price of our common stock by:

 . delaying, deferring or preventing a change in control of our company;

 . impeding a merger, consolidation, takeover or other business combination involving our company; or

 . discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company.

Please see "Principal stockholders" for additional information on concentration of ownership of our common stock.

THERE MAY NOT BE AN ACTIVE, LIQUID TRADING MARKET FOR OUR COMMON STOCK.

We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY MARKET VOLA-TILITY.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

 . actual or anticipated variations in quarterly operating results;

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RISK FACTORS

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 . announcements of technological innovations by us or our competitors;

 . new products or services introduced or announced by us or our competitors;

 . changes in financial estimates by securities analysts;

 . conditions or trends in the biotechnology, pharmaceutical and genomics industries;

 . changes in the market valuations of other similar companies;

 . announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

 . additions or departures of key personnel; and

 . sales of our common stock.

In addition, the stock market in general, and the Nasdaq National Market and the market for technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management's attention and resources, which could seriously harm our business, financial condition and results of operations.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

Sales of substantial amounts of our common stock in the public market after this offering could seriously harm prevailing market prices for our common stock. These sales might make it difficult or impossible for us to sell additional securities when we need to raise capital. The number of additional shares available for sale in the public market will be affected by restrictions imposed by:

 . the Securities Act and related rules, including the volume and other restrictions of Rule 144; and

 . lock-up agreements between us and selected stockholders or between stockholders and the underwriters.

Please see "Shares eligible for future sale" for a description of the number of shares which may be sold by existing stockholders in the future.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

The anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us without approval of our board of directors. As a result of these provisions, we could delay, deter or prevent a takeover attempt or third party acquisition that our stockholders consider to be in their best interests, including a takeover attempt that results in a premium over the market price for the shares held by our stockholders. Please see "Description of securities" for more information on these anti-takeover provisions.

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Forward-looking information

This prospectus may contain forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "intend" and "expect" and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in any such forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by any such forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk factors." All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. We are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Use of proceeds

We estimate that the net proceeds from the sale of the        shares of common
stock that we are selling in this offering will be approximately $
million, or approximately $        million if the underwriter's over-allotment
option is exercised in full, based on an assumed initial public offering price
of $       per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds from the offering for general corporate purposes, including hiring additional sales and customer support personnel, expansion of our facilities, continued development and manufacturing of existing products, research and development of additional products, patent prosecution expenses and working capital. We expect, if the opportunity arises, to use an unspecified portion of the net proceeds to acquire or invest in product, technologies or companies. While we engage in preliminary discussions with respect to acquisitions, we are not a party to any agreements or commitments and have no understandings with respect to any acquisitions.

We expect to use approximately $4.2 million of the proceeds of this offering for the repayment of long-term bank debt and accrued interest. This debt, which originated in 1995 and 1997, is denominated in German deutsche marks, DEM, and totals DEM6 million. Interest is payable semi-annually on the loans. The 1995 loans began accruing nominal interest at a rate of 6% per year on March 31, 1997 and payments commenced in June 1997. The effective nominal interest rate over the life of the 1995 loans is 4.8%. The 1997 loan bears interest at 7% per year and payments commenced in 1998. We are also required to pay additional interest equal to 9% of our German subsidiary's annual profits, to the extent that such profits exceed DEM100,000 per year. The combined annual interest rate, consisting of nominal interest and additional interest, may not exceed 7% per year through December 31, 2000. Commencing January 1, 2001 and January 1, 2003, any amounts still outstanding will accrue additional interest at the rates of 6% and 7% per year for the 1995 loans and the 1997 loan, respectively. In addition, at the end of the loan term, which is the earlier of repayment or December 31, 2005 and December 31, 2007 for the 1995 loans and the 1997 loan, respectively, our German subsidiary is obligated to pay terminal interest equal to 25%, 30% and 35% of the amounts loaned under the DEM1 million, DEM3 million and DEM2 million agreements, respectively, estimated to be $1.2 million at the end of the loan term. We have accrued interest in the amount of $930,630 relating to the terminal interest representing approximately 75% of the terminal interest to be paid at the end of the loan term. The bank may elect to forego these payments in some situations. As of September 30, 1999, a total of DEM6 million in principal was outstanding under this long-term debt.

The amounts and timing of our actual expenditures depend on several factors, including future sales growth, the progress of our product development efforts and the amount of cash generated or used by our operations. Other than the $4.2 million debt repayment, we have not determined the amount or timing of the expenditures in the areas listed above. Pending utilization, we will invest the net proceeds in short-term, investment grade, interest bearing instruments.

Dividend policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant.

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Capitalization

The following table shows our capitalization as of September 30, 1999:

 . on an actual basis; and

 . on an as adjusted basis to give effect to:

  . the automatic conversion of 14,842,757 shares of our preferred stock
    outstanding as of the date of this prospectus into      shares of our
    common stock on a       for      basis;

  . the conversion of debt owed to TBG in the amount of DEM4 million,
    approximately $2.2 million, into      shares of our common stock upon the
    closing of this offering assuming an initial public offering price of
    $        per share;

  . the repayment of approximately DEM7.7 million, approximately $4.2 million, of long-term debt and accrued interest; and

  . the receipt of the estimated net proceeds from this sale of      shares
    of stock offered by this prospectus at an assumed initial public offering
    price of    per share.

                                                         SEPTEMBER 30, 1999
                                                           ACTUAL   AS ADJUSTED
                                                       (dollars in thousands)
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Current portion of capital lease obligations..........        $441   $
                                                       ===========
Capital lease obligations, less current portion.......       1,313
Long-term debt commitments............................       5,446
Accrued long-term interest payable....................         931
                                                       -----------
  Total long-term obligations.........................       7,690
Preferred stock, par value $0.001 per share;
 14,842,757 shares authorized; 14,842,757 shares
 issued and outstanding, actual; 5,000,000 shares
 authorized, as adjusted; no shares issued and
 outstanding, as adjusted.............................          15
Common stock, par value $0.001 per share; 19,500,000
 shares authorized; 873,369 shares issued and
 outstanding, actual; 75,000,000 shares authorized, as
 adjusted;       shares issued and outstanding, as
 adjusted.............................................           1
Additional paid-in capital............................      62,533
Notes receivable for common stock.....................        (511)
Deferred compensation related to stock options........      (2,167)
Accumulated other comprehensive income................         216
Deficit accumulated during the development stage......     (37,120)
                                                       -----------   ----------
  Total stockholders' equity..........................      22,967
                                                       -----------   ----------
  Total capitalization................................     $30,657   $
                                                       ===========   ==========

The outstanding share information in the table above excludes:

 . 2,475,250 shares issuable upon the exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $1.09 per share, and 335,250 shares issuable upon the exercise of options granted during October 1999 at an exercise price of $3.00 per share;

 . 176,503 shares issuable upon the exercise of warrants outstanding as of September 30, 1999 at a weighted average exercise price of $2.10 per share; and

 . 84,000 additional shares available as of September 30, 1999 for future grant under our stock plan, an additional 500,000 shares made available in October 1999 for future grant under our stock plans and an additional 850,000 shares made available for future grant under our stock plans to be adopted at the close of this offering.

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Dilution

Our pro forma net tangible book value as of September 30, 1999 was
approximately $     million, or approximately $     per share, based on the
pro forma number of common shares outstanding as of September 30, 1999 calculated after giving effect to:

 . the repayment of approximately DEM7 million, approximately $4.2 million, of long-term debt and accrued interest;

 . the sale of      shares of common stock offered in this offering at an
  assumed initial public offering price of $   per share; and

 . a               for                reverse stock split.

Pro forma net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the pro forma number
of shares of common stock outstanding as of September 30, 1999 of           .

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. This represents an immediate increase in
pro forma net tangible book value of $   per share to existing stockholders
and an immediate dilution in pro forma net tangible book value of $   per
share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................       $
                                                                           ----
  Pro forma net tangible book value per share as of September 30,
   1999............................................................. $
  Increase attributable to the offering.............................
                                                                     -----
Pro forma net tangible book value per share after the offering......
                                                                           ----
Pro forma dilution per share to new investors.......................       $
                                                                           ====

The following table summarizes, on a pro forma basis as of September 30, 1999, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                           SHARES PURCHASED   TOTAL CONSIDERATION  AVERAGE PRICE
                              NUMBER PERCENT       AMOUNT PERCENT      PER SHARE
--------------------------------------------------------------------------------
Existing stockholders....                   % $                  %         $
New investors............                                                  $
                          ----------  -----   -----------  -----
Total....................              100.0% $             100.0%
                          ==========  =====   ===========  =====

The tables and calculations above assume no exercise of outstanding options or warrants. At September 30, 1999, there were:

 . 2,475,250 shares issuable upon the exercise of options outstanding at a weighted average exercise price of $1.09 per share;

 . 176,503 shares issuable upon the exercise of warrants outstanding at a weighted average exercise price of $2.10 per share; and

 . 84,000 additional shares available for future grant under our stock plan.

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DILUTION

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In October 1999, we issued options to purchase 335,250 shares of common stock at an exercise price of $3.00 per share and through November 1999, we authorized an additional 1,350,000 shares for future grant under our stock plan.

To the extent that these options or warrants are exercised, there will be further dilution to new investors. Please see "Management--Employee benefit plans" for further information regarding our stock option plan and stock purchase plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

 . the number of shares of our common stock held by existing stockholders will
  decrease to approximately   % of the total number of shares of our common
  stock outstanding after this offering; and

 . the number of shares of our common stock held by new public investors will
  increase to   , or approximately   % of the total number of shares of our
  common stock outstanding after this offering.

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Selected consolidated financial data

The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to such statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1997 and 1998 and the nine-month period ended September 30, 1999, and the consolidated balance sheet data at December 31, 1998 and September 30, 1999, are derived from our consolidated financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. The consolidated statement of operations data for the nine-month period ended September 30, 1998 is derived from our unaudited financial statements included elsewhere in this prospectus. These unaudited financial statements have been prepared on the same basis as our audited financial statements, and, in our opinion, include all material adjustments, consisting only of normal recurring adjustments necessary to present fairly this unaudited financial information. Historical results are not necessarily indicative of the results to be expected in the future.

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SELECTED CONSOLIDATED FINANCIAL DATA

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The pro forma net loss per share is calculated as if our convertible preferred stock as of September 30, 1999 was converted into shares of our common stock on the date of its issuance on a one-for-one basis.

                                                                           NINE MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                   1995       1996       1997       1998       1998      1999
CONSOLIDATED STATEMENT OF                   (In thousands, except per share
OPERATIONS DATA                                          data)
----------------------------------------------------------------------------------------------
Research and development
 grants.......................      $--       $893       $527       $351       $126       $81
Costs and expenses:
  Research and development....    1,274      3,136      3,532      6,188      2,778     7,138
  General and administrative..      420      1,032      1,861      4,218      3,412     5,363
  Amortization of deferred
   compensation...............       --         --         --         --         --     3,615
                               --------   --------   --------   --------   --------  --------
Total costs and expenses......    1,694      4,168      5,393     10,406      6,190    16,116
                               --------   --------   --------   --------   --------  --------
Loss from operations..........   (1,694)    (3,275)    (4,866)   (10,055)    (6,064)  (16,035)
Other income (expense):
  Interest income.............        2         73         57        397        291     1,225
  Interest expense............      (28)      (275)      (308)      (613)      (230)     (576)
                               --------   --------   --------   --------   --------  --------
Net loss......................  $(1,720)   $(3,477)   $(5,117)  $(10,271)   $(6,003) $(15,386)
                               ========   ========   ========   ========   ========  ========
Net loss per share
 attributable to common
 stockholders, basic and
 diluted......................  $(65.87)   $(23.45)   $(22.62)   $(33.33)   $(20.12)  $(39.41)
Shares used in computing net
 loss per share attributable
 to common stockholders, basic
 and diluted..................       26        148        226        308        298       390
Pro forma net loss per share,
 basic and diluted............                                    $(1.09)              $(1.05)
Shares used in computing pro
 forma net loss per share
 basic and diluted............                                     9,452               14,714
                                          DECEMBER 31,                         SEPTEMBER 30,
                                   1995       1996       1997       1998                1999
CONSOLIDATED BALANCE SHEET
DATA
----------------------------------------------------------------------------------------------
Cash, cash equivalents and
 short-term investments.......   $1,877     $1,326       $833    $28,497             $28,069
Working capital...............    1,379        820       (125)    26,014              24,771
Total assets..................    2,911      2,714      2,273     32,777              34,632
Total long-term obligations...      891      2,872      3,772      7,408               7,690
Total stockholders' equity
 (deficit) ...................    1,354     (1,206)    (2,747)    22,635              22,967


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Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

We are a pioneer in the new field of industrial genomics. Since our inception in 1994, we have been primarily involved in the research and development of high definition DNA analysis tools for industrial biomedical and life science applications.

We are a development stage company. Since our inception, we have incurred significant losses and, as of September 30, 1999, we had an accumulated deficit of $37.1 million. To date, our revenues have been solely from research grants. We began placing MassArray systems at beta sites and with pre-launch users in July 1999. Information received from these sites is being used to optimize our product offerings. We expect revenues generated from our commercial launch to begin during the first quarter of 2000.

We expect to recognize revenues from the sale of both MassArray systems at the time of placement and disposable products, including SpectroCHIPs. We expect that each system placed in the field will generate a recurring revenue stream from the sale of disposables. We also expect the volume of disposables purchased from each site will increase over time as the customer becomes familiar with the technology and incorporates MassArray into a broad range of SNP analysis programs. In addition, we may generate revenue from the sale of proprietary assays and software products and other services provided to the customer. In some cases we may retain some rights to assays developed in collaborations with third parties. This may allow us to offer an expanded line of products to a broader market. Our sales will be initially driven by the need for SNP validation and later could expand into the areas of genomic drug development, diagnostics and agricultural genomics.

Our expenses have consisted primarily of costs incurred in research and development, manufacturing scale-up, business development and from general and administrative costs associated with our operations. We expect our research and development expenses to increase in the future as we continue to improve and develop products. Our selling expenses will increase as we commercialize our products. Expansion of our facilities and the additional obligations of a public reporting entity will also add to our expenses. As a result, we expect to incur losses for the foreseeable future.

Our current products do not provide sufficient gross margin for us to become profitable. To become profitable, we will need to develop and introduce new higher margin products and generate significant sales of disposables.

We have a limited history of operations and we anticipate that our quarterly results of operations will fluctuate for the foreseeable future due to several factors, including market acceptance of current or new products, patent conflicts, the introduction of new products by our competitors, the timing and extent of our research and development efforts, and the timing of significant orders. Our limited operating history makes accurate prediction of future operations difficult or impossible.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OP-ERATIONS

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RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

REVENUE
Research and development grant revenue decreased to approximately $81,000 in the first nine months of 1999 from approximately $126,000 in the first nine months of 1998. As we have approached the commercial launch of our products, we have not actively pursued grants, and accordingly, revenue from grants has decreased.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $7.1 million in the first nine months of 1999 from $2.8 million in the first nine months of 1998. These expenses consist primarily of salaries and related personnel costs, materials costs and costs related to completion of our product development. This increase resulted from the expansion of our research and development efforts and scale-up of manufacturing for our SpectroCHIPs.

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses increased to $5.4 million in the first nine months of 1999 from $3.4 million in the first nine months of 1998. These expenses consist primarily of salaries and related costs for executive, finance and other administrative personnel, general and patent related legal expenses, and business development expenses. Legal expenses related to patent prosecution represented most of this increase, while continued expansion of administrative resources to support our growth accounted for the remainder.

AMORTIZATION OF DEFERRED STOCK COMPENSATION
Deferred stock compensation represents the difference between the deemed fair value of our common stock and the exercise price of options at the date of grant. During the nine months ended September 30, 1999, we recorded amortization of deferred stock compensation totaling $3.6 million, including $1.6 million related to a remeasurement of options originally granted to an officer in 1997. We anticipate that additional deferred compensation totaling $2.2 million will be recorded for options granted in October 1999. These amounts are being amortized over the vesting periods of the individual stock options using the graded vesting method. We expect to record amortization for deferred compensation approximately as follows: $761,000 during the quarter ended December 31, 1999, $2.6 million during 2000, $745,000 during 2001, $280,000 during 2002, and $35,000 during 2003.

INTEREST INCOME
Interest income increased to $1.2 million in the first nine months of 1999 from approximately $291,000 in the first nine months of 1998. This increase resulted from higher average balances of cash and cash equivalents and short-term investments in 1999 from investment of the proceeds from the sale of Series D Convertible Preferred Stock in late 1998 and early 1999.

INTEREST EXPENSE
Interest expense increased to approximately $576,000 in the first nine months of 1999 from approximately $230,000 in the first nine months of 1998. The increase was due to higher average debt levels resulting from additional indebtedness under our capital lease financing arrangement.

INCOME TAXES
As of September 30, 1999, we had federal and state net operating loss carryforwards of approximately $24.8 million and $13.1 million. We also have federal and state research and development tax credit carryforwards of approximately $410,000 and $200,000 and German net operating loss carryforwards

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of approximately $7.2 million. The federal and state net operating loss and credit carryforwards expire on various dates through 2018. The German net operating losses may be carried forward indefinitely. Pursuant to Internal Revenue Code Sections 382 and 388, our net operating loss and credit carryforwards may be limited due to a cumulative change in ownership of more than 50%, which occurred during 1998 and which is anticipated to occur with the offering. However, we do not believe these limitations will materially impact the use of the net operating loss and credit carryforwards.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUE
Research and development grant revenue decreased to $351,000 in 1998 from approximately $527,000 in 1997. As we have approached the commercial launch of our products, we have received funding from private equity financings and have not pursued grant funding.

RESEARCH AND DEVELOPMENT EXPENSES
Research and development expenses increased to $6.2 million in 1998 from $3.5 million in 1997. The increase resulted primarily from increased costs for personnel and supplies related to the development of our MassArray system.

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses increased to $4.2 million in 1998 from $1.9 million in 1997. Legal expenses related to patent prosecution represented most of the increase, with expenses attributable to employing more personnel representing the remainder of the increase. Patent prosecution expenses increased because a higher number of patents were filed worldwide.

INTEREST INCOME
Interest income increased to approximately $397,000 in 1998 from approximately $57,000 in 1997. The increase was due to higher average balances of cash and cash equivalents and short-term investments in 1998, resulting from the investment of the proceeds from the sale of Series C convertible preferred stock in February 1998.

INTEREST EXPENSE
Interest expense increased to approximately $613,000 in 1998 from approximately $308,000 in 1997. The 1998 increase in debt from borrowings under a capital lease agreement and from proceeds received from convertible debt funding resulted in the increase in interest expense.

LIQUIDITY AND CAPITAL RESOURCES
We have funded our operations with $55.6 million of private equity financings, $6.0 million in loans and convertible loans, and $2.2 million from equipment financing arrangements. At September 30, 1999, cash, cash equivalents and short-term investments totaled $28.0 million compared to $28.5 million at December 31, 1998. Our cash reserves are held in a variety of interest-bearing instruments including high-grade corporate bonds, commercial paper and money market accounts.

Cash used in operations for the nine months ended September 30, 1999 was $9.4 million compared with $5.5 million for the same period in 1998. A net loss of $15.4 million for the first nine months of 1999 was partially offset by non-cash charges of $3.6 million for amortization of deferred compensation, $1.3 million for depreciation and amortization expense and an increase of $1.2 million in accounts payable and accrued expenses. Investing activities, other than the changes in our short-term investments, consumed $3.3 million in cash during the first nine months in 1999 due to leasehold improvements and equipment expenditures.

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Cash provided by financing activities was $12.5 million for the nine months ended September 30, 1999 compared to $14.2 million for the same period in 1998. Financing activities included the receipt of net proceeds of $11.8 million from the sale of preferred stock to investors in the nine month period ended September 30, 1999 and $11.0 million in the nine month period ended September 30, 1998.

Working capital decreased to $24.8 million at September 30, 1999 from $26.0 million at December 31, 1998. The decrease in working capital was due to our use of cash in operations, higher accounts payable and accrued liabilities as a result of increased product and business development, expenses, and payment of capital lease obligations, offset in part by higher inventory and prepaid expenses.

As of September 30, 1999, we had an aggregate of $7.2 million in future obligations of principal payments under capital leases and long-term debt, of which $0.4 million is to be paid within the next year. We expect to use approximately $4.2 million of the proceeds of this offering for the repayment of long-term bank debt and accrued interest. This debt, which originated in 1995 and 1997, is denominated in German deutsche marks, DEM, and totals DEM6 million. For a more detailed description of this bank debt, please see "Use of Proceeds."

We believe our existing cash, cash equivalents and short-term investments, together with the net proceeds of this offering will be sufficient to fund our operating expenses, debt obligations and capital requirements through at least the next 24 months. Our future capital uses and requirements depend on numerous factors, including:

 . our success in selling our MassArray system and associated technologies;

 . our progress with research and development;

 . our ability to introduce and sell new products;

 . our sales and marketing expenses;

 . expenses associated with unforeseen litigation;

 . costs and timing of obtaining new patent rights; and

 . regulatory changes and competition and technological developments in the market.

Therefore, our capital requirements may increase in future periods. As a result, we may require additional funds and may attempt to raise additional funds through equity or debt financings, collaborative arrangements with corporate partners or from other sources.

We have a $5.0 million bank line of credit, all of which is available for borrowing. We have no commitments for any additional financings, and we cannot assure you that additional funding will be available to finance our operations when needed or, if available, that the terms for obtaining such funds will be favorable or will not result in dilution to our stockholders.

IMPACT OF THE YEAR 2000

The computer systems and software programs of many companies and governmental agencies are currently coded to accept or recognize only two digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, these computer systems and/or software programs may need to be upgraded to comply with such year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS
We have made an assessment of the year 2000 readiness of our technology systems, including our hardware and software in our products and our non-information technology systems. We intend to revise our proprietary software to improve our year 2000 compliance, if necessary. We have been informed by our vendors who provide the hardware in our products that the hardware we use is year 2000 compliant.

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We believe that substantially all of our applications, databases and infrastructure are year 2000 compliant. We have been informed by many of our vendors of material hardware and software components of our information technology systems that substantially all of the products we use are currently year 2000 compliant. We have requested vendors of the material hardware and software components of our information technology systems to provide assurances of their year 2000 compliance. We plan to complete this process prior to the end of 1999. We are currently assessing our material non-information technology systems and will seek assurances of year 2000 compliance from providers of these systems. Until such testing is complete and these vendors and providers have replied to our requests, we will not be able to completely evaluate whether our information technology systems or non-information technology systems will need to be revised or replaced.

COSTS
We have not identified any internally used capital equipment or software or any components of our products that will require an additional material expenditure. As of September 30, 1999, we have expensed approximately $25,000 for assessing our state of readiness and making upgrades for year 2000 compliance.

RISKS
We are not currently aware of any year 2000 compliance problems relating to our proprietary software and other products or our information technology or non-information technology systems that would have a material adverse effect on our business. We cannot assure you that we will not discover year 2000 compliance problems in our proprietary software and other products that will require substantial revisions. In addition, we cannot assure you that third-party software, hardware or services incorporated into our material information technology and non-information technology systems will not need to be revised or replaced, all of which could be time consuming and expensive. Our failure to fix our proprietary software and other products or to fix or replace third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business. Moreover, the failure to adequately address year 2000 compliance issues in our proprietary software and other products and our information technology and non-information technology systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, we cannot assure you that governmental agencies, utility companies, third-party service providers and others outside our control will be year 2000 compliant. The failure by these entities to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, which could have a material adverse effect on our business.

CONTINGENCY PLAN
In the event that year 2000-related problems materialize, we maintain relationships with several suppliers of services and products to mitigate the risks associated with using suppliers which are not year 2000 compliant.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The functional currency for our German subsidiary is the deutsche mark. The translation from the German deutsche mark to the US dollar is translated for balance sheet accounts using the current exchange rate in effect at the balance sheet date and for revenues and expense accounts using the average exchange rate during the period. The effects of translation are recorded as a separate

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component of stockholders' equity. Our German subsidiary conducts its business with customers in local European currencies. Exchange gains and losses arising from these transactions are recorded using the actual exchange differences on the date of the transaction.

INFLATION

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement changes the previous accounting definition of derivative--which focused on freestanding contracts such as options and forwards, including futures and swaps--expanding it to include embedded derivatives and many commodity contracts. Under the statement, every derivative is recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivatives fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. We do not anticipate that the adoption of SFAS No. 133 will have a material impact on our financial position or results of operations.

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Business

BACKGROUND

DNA, GENES AND THE HUMAN GENOME PROJECT
Deoxyribonucleic acid, or DNA, is present in all living cells and is responsible for determining the inherited characteristics of all living organisms. Each DNA molecule contains two complementary strands comprised of four different types of nucleotide bases, commonly known as G, C, A and T. The order of these letters is called the DNA sequence. Each G on one strand pairs with a C on the complementary strand, and similarly each A pairs with a T. The entire DNA content of an organism is called its genome.

The human genome is organized into 46 chromosomes, or two sets of 23 chromosomes, one set inherited from each parent. Each chromosome is one continuous double-stranded DNA molecule. The DNA contributed by one parent is called the haploid genome. The DNA content of one haploid genome is approximately 4 billion bases, which is organized into more than 100,000 distinct genes. Genes are segments of DNA located throughout the chromosomes. Since parents are not identical, each individual has two similar but slightly different copies of each chromosome and therefore two copies of each gene. Genes comprise approximately 5% of the DNA in a human cell. Some additional amount is used to regulate DNA function. More than 90% of the DNA has no known function.

All cells contain a full copy of DNA, but each cell type expresses only those genes necessary for its specific function. When a gene is expressed, a copy of its DNA sequence, called messenger RNA, is used as a template to direct the synthesis of a protein. Proteins are composed of 20 different constituents called amino acids. Three adjacent letters of DNA, known as a codon, direct the position and identity of one amino acid in a protein. Cells use proteins to carry out their functions. For example, blood cells use the protein hemoglobin to transport oxygen and muscle cells use the protein myoglobin to store oxygen. Likewise, pancreatic islet cells secrete the protein insulin to regulate blood sugar levels. DNA sequences referred to as regulatory elements help to determine where a protein is made and in what quantities. For an individual to be healthy, the correct proteins must be produced at the right time in the appropriate amounts in the correct cells. DNA variations can change the properties of a protein, or where, when or how much of a protein is produced.

In order to develop new medical treatments and diagnostics based on genetic information, efforts to sequence human DNA began in the mid-1980s when the technology for sequencing became available. Efforts funded by governments and foundations began in earnest by the end of the 1980s. These efforts came to be known as the Human Genome Project. This project is expected to produce a rough draft of the human DNA sequence by March 2000, with a complete draft expected in several years. The overall public sector expenditure is expected to approach $3 billion. In parallel with the public sector effort, a large private sector effort emerged in the early 1990s. Unlike the public effort that targets the entire genome, commercial efforts have focused on sequencing the genes themselves. This private effort claims to have identified many human genes some of which have been made available for a variety of biological and biomedical studies.

GENETIC VARIABILITY AND SINGLE NUCLEOTIDE POLYMORPHISMS, OR SNPS
Each individual has two identical copies of many genes, but some genes inherited from the mother will be different from their counterpart inherited from the father. A difference in one or more letters of a DNA sequence, referred to as a genetic variation, can modify the way a gene functions. Genetic variations lead to a spectrum of observable differences, such as eye and hair color. Genetic variations are also a major component of nearly all diseases, including cancer, diabetes and cardiovascular disease. Many chronic diseases are affected by multiple genetic variations.

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Single nucleotide polymorphisms, or SNPs, are the most common type of genetic variation. SNPs are a change in a single letter of DNA text, such as replacing a G with a T in one location and on the complementary DNA strand replacing a C with an A. Another common variation is the insertion or deletion of one or several letters. A third common variation is an increase or decrease in the length of simple repeating DNA sequences. Nearly every person carries numerous examples of each of these three kinds of variations, some of which can result in disease.

GENOTYPING
The process of determining the SNPs present in an individual is called genotyping. It is estimated that there are 3 million to 10 million SNPs inherited from each parent. Some SNPs are a major cause of inherited diseases and are responsible for most individual differences in drug responsiveness; however, most SNPs are of no medical consequence. For example, if the third letter of a codon varies, the result is usually to produce the same amino acid or one with similar properties. However, to date, thousands of SNPs have been identified as medically relevant. Many genes exist in highly redundant sets so that even if one is totally removed, there are no functional consequences. We believe that only one SNP in a thousand may be medically relevant to disease susceptibility or responsiveness to disease therapy. To capture this information, tens of thousands of SNPs will have to be measured in each individual.

Existing DNA sequence databases with samples from multiple individuals contain many clues about potential sites in the human genome where SNPs occur. Sequence variation between these individuals may suggest the presence of a SNP. Ongoing sequencing efforts promise to increase the amount of available sequence data tremendously and should discover most human SNPs within the next few years.

After a SNP is discovered, its potential relevance for human health must be validated by determining how common the variation is in different segments of the population. To identify the small subset of SNPs that occur with the greatest frequency in human disease or are responsible for variations in drug responsiveness, hundreds of millions of SNP measurements must be made and correlated with health and other physical and mental features of interest. SNPs with a validated medical relevance may be used for drug development and human medical diagnostics. Identification of these SNPs will require a highly accurate, high throughput DNA analysis technology at a competitive cost.

PHARMACOGENOMICS
It has long been known that people respond differently to the same drug. The field of pharmacogenomics studies these variations in drug response based on genetic differences. The emerging ability to correlate drug responses with SNPs promises to enable doctors to prescribe appropriate drugs to patients with the goal of maximizing drug response and minimizing side effects. For example, a test that could distinguish poor responders from good responders to drugs in which more than one therapeutic alternative exists could significantly reduce health care costs. In addition, pharmacogenomics may allow pharmaceutical companies to include a genetic component in the design of clinical trials so that the candidate drug is targeted to individuals with a specific genotype. Genetic variations shown to correlate with poor efficacy could be used as a basis for excluding non-responders from clinical trials thereby potentially improving results and reducing the costs of clinical trials.

SNPS IN AGRICULTURE AND LIVESTOCK
As living organisms, plants and animals are composed of cells that contain DNA. As with humans, genetic variations in plants and animals result in differences in species characteristics. For example, plants

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may have SNPs responsible for differences in resistance to insects and herbicides or agricultural yields. Likewise, animals may have SNPs responsible for traits such as variations in milk production, fat content of meat or fertility. Plant and animal SNPs can be exploited through selective breeding to develop plants and animals with desired quality traits.

SNP MARKET
The SNP genotyping market represents a significant portion of both the biochip market and the DNA sequencing market. The SNP genotyping market can be divided into three segments:

 . confirmation of new sites of genetic variation in DNA, which typically requires the analysis of a SNP in up to a hundred people;

 . validation of SNPs of medical importance, which typically requires the analysis of a SNP in a few thousand diseased and healthy people; and

 . use of SNPs in genomics-based drug development, disease predisposition determination and diagnostic test development, which may require the analysis of multiple SNPs in millions of people.

Several companies claim to have identified, in the aggregate, more than 50,000 SNPs, and The SNP Consortium, comprised of drug companies and public entities, has announced a group effort to discover 300,000 more. If The SNP Consortium successfully identifies 300,000 SNPs and seeks to discover the associated disease genes, they would have to conduct a case study involving several thousand people, which would require the analysis of hundreds of millions of SNPs.

CURRENT GENOMICS ANALYSIS TOOLS AND LIMITATIONS

Current DNA analysis technologies have been developed primarily to conduct DNA research including DNA sequencing and expression profiling. Presently, the two leading methods are gel electrophoresis and hybridization.

Gel electrophoresis measures how far a DNA fragment migrates through the pores of gels in response to an applied electrical field over a fixed time interval. DNA can be sequenced by using enzymes to copy a DNA sequence. The enzymes begin at a fixed point and then terminate at all positions where an A occurs. Gel electrophoresis is then used to measure the lengths of the terminated sequences and thereby the location of all As. When this process is repeated three more times for C, T and G, the resulting information can be lined up to generate a complete sequence. In order to make this method totally accurate, the same experiment must be repeated multiple times. In a single run, commercial DNA sequencers using this gel-based method can measure up to 600 bases with a statistically significant error-rate.

Hybridization arrays, or biochips, use single stranded DNA fragments immobilized on a flat surface in known positions. These are powerful tools for the analysis of gene expression, but can also be used for gene sequencing. When used for gene sequencing, DNA fragments of varying lengths labeled with a fluorescent tag are washed over the surface of the biochip. These DNA fragments then specifically interact, or hybridize, with a complementary sequence immobilized on the biochip and can be detected using a fluorescent microscope. Because the position of the complementary sequence on the biochip is known, the sequence of the target DNA fragment can be determined by reading the biochip. However, because DNA fragments sometimes bind to strands that are not fully complementary, hybridization arrays do not correctly detect all of the sequence information in a target sample.

Gel electrophoresis and hybridization play an interim role in SNP validation and analysis as these methods are well accepted and established for research applications. However, neither of these two

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methods is ideally suited to the analysis of sequence variations. In both cases, the analytical process examines many nucleotides of a sequence even though the target variation may occur at a single site. This increases the cost, complexity and time involved in the analytical process. In order to be able to measure thousands of SNPs in thousands of samples, one must focus on the SNPs themselves with methods that are cost-effective, accurate and fully automated.

At the site of any SNP, one must analyze simultaneously the variant inherited from each parent. If each parent has a different SNP at the same position, the difficulty of detecting those variations is magnified because only one-half of the DNA from each parent is available to generate a signal. In addition, in practice, one SNP variant may be present at a lower concentration than the other and therefore may be undetectable or generate an ambiguous signal using conventional methods. Using gel electrophoresis and hybridization, the detection of these multiple SNP variants is therefore often unreliable.

To reduce costs, many users of SNP assays are trying to perform two or more assays in a single tube and read the results simultaneously. This may involve different SNPs in the same individual or the same SNP in different individuals. Current gel technology limits this process to four available dyes, and simultaneous assays involving multiple individuals are impossible on biochips. However, biochips are theoretically capable of simultaneously analyzing many SNPs for a single individual, but their utility is limited by low accuracy. The large quantity of reagents and labor-intensive data processing needed to achieve useable results are also cost limitations when using current technologies for large-scale genotyping. Reagent costs represent most of the sample preparation costs. Data analysis costs associated with current gel or hybridization-based assays using fluorescent detection are estimated to be most of the overall costs.

Errors in SNP analysis have serious consequences. In studies to correlate identified SNPs with disease conditions, it has been estimated that to compensate for a 1% error rate in individual measurements, the study population would have to increase by a factor of three. This significantly increases the cost of a SNP study. In addition, in order to accurately identify a real SNP from a sequencing error when the sequencing error occurs with a frequency of 1%, a suspected SNP has to be verified through repetitive sequencing. When identifying 10,000 SNPs in an individual, 100 SNPs may be incorrectly determined using gel electrophoresis, with no ability to determine where the errors occurred. Therefore, the value of using gel electrophoresis as a SNP analysis tool is dramatically reduced unless the test is repeated several times. As a result, when genotyping SNPs on an industrial scale, a 1% error rate becomes cost-prohibitive.

THE SEQUENOM SOLUTION--INDUSTRIAL GENOMICS

We are a pioneer in the new field of industrial genomics. To draw conclusions from huge data sets associated with genotyping, we have developed a highly accurate, high throughput, cost-effective and scalable technology that addresses the demand for large-scale SNP analysis. Our MassArray system represents a novel approach to genotyping by combining our proprietary enzymology and software processing of biological data, or bioinformatics, in a miniaturized chip-based format with the proven technology of mass spectrometry. The unprecedented accuracy, high throughput, miniaturization and automation to minimize labor represent major cost savings potentials.

ACCURACY
The MassArray system analyzes molecules directly and accurately by determining their molecular weight, an intrinsic property. Our technology eliminates the use of labels, such as fluorescent labels, which is an indirect way of analyzing molecules and is a common source of ambiguous results. Therefore, because we capture direct information about molecules, we are able to obtain unprecedented levels of accuracy and eliminate the need to do repetitive testing of each sample.

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THROUGHPUT
Our MassArray system can analyze a sample in three seconds, which is significantly faster than currently available gel electrophoresis systems. In addition, our system eliminates the need for repetitive testing of every sample, thereby increasing throughput, or the number of different samples that can be analyzed in a given time period. Throughput using the MassArray system can be further enhanced by full automation and also by running more than one experiment simultaneously.

FLEXIBILITY
MassArray is unique among all genomics technologies because it can be rapidly reconfigured for new analyses. A test to analyze a newly discovered SNP can be designed in several days. In addition to SNPs, simple sequence repeats, short DNA sequencing reads, and the analysis of proteins and metabolites can all be carried out using the same MassArray technology.

COST
Our MassArray system significantly reduces the costs associated with SNP analysis by reducing reaction volume and reagent requirements, enhancing data processing and eliminating repetitive testing of every sample to verify results. Our proprietary SpectroCHIP is capable of working with nanoliters, which is one thousandth of the sample volume generally used with other technologies. This ability to miniaturize the sample volume significantly reduces reagent costs. Our proprietary bioinformatics reduce expensive data interpretation time and labor by rendering raw data points directly interpretable without extensive data processing and allowing for significant data compression.

SEQUENOM STRATEGY

Our goal is to become the leader in the emerging markets of industrial genomics and diagnostics by making our MassArray system the market standard for industrial scale SNP analysis. Our strategy is to capitalize on the quickly emerging demand for genotyping in the areas of drug target discovery, drug development, DNA diagnostics, patient stratification in clinical trials, marker-assisted breeding, animal husbandry and seed production. Key elements of our strategy consist of the following:

DEVELOP RECURRING REVENUE STREAM THROUGH DISPOSABLE PRODUCT SALES
We seek to establish an installed base of instruments that require the use of various disposables, including our BiomassPROBE kits and single-use SpectroCHIPs. As our installed base of MassArray systems grows, we expect the majority of our ongoing revenue stream will consist of sales of these disposables.

FOCUS ON KEY ACCOUNTS AND PRODUCT AREAS
We are seeking to penetrate the genotyping market by establishing commercial relationships with opinion leaders and identifying areas of potential widespread interest. We have initiated this effort by selecting highly visible academic, government and commercial centers to validate our MassArray system in beta site testing. In addition, we intend to develop proprietary disposable assays and software products that are useful for popular areas of scientific investigation--first as research tools to confirm the association of particular SNPs with particular diseases and subsequently as diagnostic kits that can be sold for basic SNP profiling.

RETAIN COMMERCIAL RIGHTS
We will seek to retain commercial rights to tests that we develop on behalf of or together with third parties in exchange for providing our assay development capacity and expertise. By obtaining commercial rights to assays that we initially develop for key accounts, we will seek to develop a broad product

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offering that will appeal to a large group of potential customers. We intend to generate in collaboration with these customers validated marker sets to enable the multi-dimensional understanding of the medical and environmental components of disease. Together with our customers, we intend to develop knowledge-based genomic products that combine pharmaceutical, medical and genetic information.

ADDRESS MULTIPLE MARKET SEGMENTS
We are introducing our technology into existing markets that have an immediate need for SNP validation and high throughput genotyping. We will seek to expand our marketing efforts as additional SNP analysis becomes necessary for genomic drug development, clinical DNA diagnostics, pharmacogenomics and agricultural genomics.

EXPAND APPLICATIONS FOR MASSARRAY TECHNOLOGY
Because molecular weight is an intrinsic property of all molecules, our MassArray technology can serve as a platform for the analysis of many biomolecules, such as proteins, carbohydrates and metabolites. This leads to the understanding of the multidimensional aspects of genetic diversity, including how DNA, RNA, proteins and resulting metabolites contribute to traits, such as drug response and disease susceptibility. We intend to use this flexibility to develop new products for applications in areas other than DNA and SNP analysis.

MASSARRAY TECHNOLOGY

The starting point for SNP analysis using the MassArray system is genomic DNA that is easily accessed in a sample of biological material such as blood. A small amount of blood provides sufficient material to allow tens of thousands of SNPs to be analyzed in one individual. DNA is prepared by standard procedures that break open the blood cells, release the DNA and discard other material. Next, specific DNA regions, about 200 base pairs in length, are amplified by enzymatic reactions into multiple copies to produce more concentrated samples for easier analysis. The amplified fragments are then attached by one strand to a solid surface and the non-immobilized strands are removed by standard denaturation conditions. The immobilized single strand then serves as a template for additional automated enzymatic reactions that produce the analytical samples. The products of these reactions are removed from the solid surface prior to mass spectrometry. All these steps are performed in the same reaction tube lending the entire process to full automation. Very small quantities of the products, typically five to ten nanoliters, are transferred with the SpectroJET nanoliter dispensing system onto the SpectroCHIP for subsequent automatic analysis with the SpectroSCAN mass spectrometer. Because the four different text letters have different weights, measuring the weights reveals the identity of the letters. The Genolyzer software then calculates, records, compares and reports the genotypes at the rate of three seconds per sample.

Our fundamental proprietary technology is based on the integration of four components:

 . mass spectrometry;

 . chips as miniaturized launching pads;

 . MassArray applications and assays; and

 . bioinformatics.

MASS SPECTROMETRY
Our MassArray system has enabled the use of mass spectrometry for high throughput automated SNP analysis. Using mass spectrometry to measure relatively small molecules is a proven technology because it directly and accurately determines molecular weight. While mass spectrometry has existed in many

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variations for several decades, it could not be used for larger biomolecules because they were fragmented during the process and therefore could not be measured as whole molecules.

Our MassArray system uses technology called MALDI-TOF, or Matrix-Assisted-Laser-Desorption/ Ionization-Time-of-Flight, mass spectrometry. Through the combination of MALDI-TOF and our proprietary SpectroCHIP and enzymology, we are now capable of effectively analyzing biomolecules in an automated mode. In the MALDI-TOF process, the target molecules are mixed with light-absorbing molecules to form a crystalline matrix on the surface of our SpectroCHIP. In a process known as desorption, this matrix is hit with a pulse of laser beam. The laser energy vaporizes the matrix molecules that then carry the target molecules aloft. During the process, some of the molecules acquire a charge, or become ionized. Next an electrical field pulse launches the charged molecules down a flight tube toward a detector. The time between the electrical field pulse and collision with the detector is measured, and is referred to as time-of-flight. Time-of-flight is directly correlated to molecular weight because large molecules fly slower than small molecules. All the steps in the MALDI-TOF process are accomplished in less than a thousandth of a second.

CHIPS AS MINIATURIZED LAUNCHING PADS
SpectroCHIPs are flat silicon wafers with an array of 96 small, evenly spaced water-attracting spots surrounded by water-repelling surface areas. Because biomolecules are water soluble, they migrate to the water-attracting spots. These spots are treated with the light-absorbing matrix that makes the mass spectrometry of biomolecules possible. As such, our proprietary SpectroCHIPs serve as a launching pad for vaporizing a variety of biomolecules appropriately prepared for use with the MassArray system. In addition, the SpectroCHIPs are essential for the miniaturization and automation of the MALDI-TOF process. A SpectroCHIP's high precision surface structure allows very small samples to be accurately positioned and distributed uniformly into an array format which serves as an effective launching pad for the automated MALDI-TOF process.

The DNA samples are transferred from a microtiter plate to the spots on the chip using our SpectroJET nanoliter dispensing unit. Ten chips then can be positioned on a cartridge and transferred to the SpectroSCAN array reading mass spectrometer. The mass spectrometer utilizes our proprietary Genolyzer software and sequentially scans the positions on the array in a fully automated mode, completing each scan within three seconds. This proprietary technology to shrink the scale of samples from microliter to nanoliter volumes is the key element for highly accurate and automatic data acquisition.

ASSAYS AND ENZYMATIC REACTIONS
A key element of the MassArray system is the BioMASS assay. An assay is a test that provides analytical information about a reaction of interest, such as the weight of a biomolecule. In order to use our MassArray system, the user must prepare the sample using the BioMASS assay. The central components of any BioMASS assay are ingredients such as beads for immobilization and buffer solutions for conditioning the sample necessary for mass spectrometry analysis. Every SNP analysis using our MassArray system requires the use of a BioMASS assay. Prior to the BioMASS assay, DNA must be extracted from cells and a specific segment must be amplified using commercially available kits. The BioMASS assay includes all of the ingredients required to prepare a DNA fragment for SNP analysis, except the enzymes and nucleotide building blocks which are necessary for the primer extension reaction. The primer extension reaction known as a BiomassPROBE assay is the step where a known sequence of DNA, known as a primer, binds to a specific region of DNA in which a SNP is located. Users of the MassArray system can prepare their own primer extension reaction, or we can collaborate with customers to develop a customized primer extension reaction by way of assay design. When we develop primer extension reactions for the analysis of specific SNPs, customers can purchase a specific

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BiomassPROBE assay from us that contains the customized primer extension reaction for the SNP of interest. We currently offer a generic BiomassPROBE assay kit and are collaborating with our beta site and pre-launch users on a variety of SNP-specific BiomassPROBE assays. In the future, we intend to develop chips that allow the performance of BiomassPROBE reactions in a miniaturized format on the surface of the chip.

BIOINFORMATICS
The Genolyzer software calculates, records, compares and reports the genotypes at the rate of three seconds per sample. It includes advanced digital signal processing, data compression and interpretation to achieve full automation of the analysis and archiving of molecular weight signals as SNP genotypes. This software distinguishes between signal and noise, identifies patterns that correspond to assays and interprets the signals as SNP genotypes without labor-intensive data processing.

PRODUCTS

We have developed a suite of products that we collectively call the MassArray system. The MassArray system consists of the SpectroSCAN array-scanning mass spectrometer, SpectroJET nanoliter-dispensing unit, a MassArray kit and the Genolyzer MassArray workstation. The MassArray kit contains the BiomassPROBE assay including the SpectroCHIP, buffer solutions and enzymes. The hardware components, including the mass spectrometer and the dispensing unit, are off-the-shelf instruments modified to run our MassArray technology.

We are currently in beta site testing of our system for high throughput, highly accurate SNP analysis and expect to commence our commercial launch in December 1999. To date, our MassArray system has been installed at six sites. Current sites include Genzyme, USDA, National Institutes of Health and National Cancer Institute in the United States and University of Munster and GLE Medicon in Germany.

MASSARRAY SYSTEM
Our MassArray system consists of hardware, software and disposable components:

HARDWARE COMPONENTS
The MassArray system is a series of integrated hardware components that processes prepared DNA samples for SNP reading and analysis. The 96-well microtiter plates contain prepared samples of extended DNA fragments. Samples from each well are then transferred by the dispensing unit onto an array of individual water-attracting spots that are located on the surface of the SpectroCHIPs. The SpectroCHIPs are then run through the mass spectrometer for SNP reading and analysis.

Sample preparation system and automation
The MassArray system has been designed to be either partially automated using a customized 96-channel microliter dispenser or fully automated with the addition of our automated process line for users with industrial-scale throughput needs. Our process line links several liquid-handling modules using a robot to fully automate the DNA sample preparation process including amplification, enzymatic extension and conditioning for SNP analysis. The process line has been designed for a capacity of up to 100-microtiter plates per 24 hours.

SpectroJET nanoliter-dispensing unit
The SpectroJET nanoliter-dispensing unit is a liquid-handling module that transfers samples from microtiter plates to the SpectroCHIP. The SpectroJET dispenses nanoliter volumes of DNA samples onto precise locations on the SpectroCHIP's surface.

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The reading system
The SpectroSCAN array mass spectrometer is the analytical component of the MassArray system adapted specifically for the analysis of our SpectroCHIPs. We have adapted the mass spectrometer to analyze interchangeable cartridges holding 10 SpectroCHIPs in the SpectroSCAN. This dramatically improves the automation and throughput of our MassArray system because all the positions on the 10 chips can be analyzed in a single, automated, unattended run. The SpectroSCAN separates, detects and characterizes the SNPs according to their different molecular weights.

SOFTWARE COMPONENT

Interpretation software
Our suite of software products, called the MassArray Genolyzer, incorporates proprietary modules for molecular weight recognition and data compression and interpretation. The software correlates a reading from the SpectroSCAN with a genotype in the SNP sample. The MassArray technology allows the Genolyzer software to interpret raw data without extensive processing. This reduces the amount of time and computer resources necessary and increases the reliability for SNP analysis. The MassArray Genolyzer runs on Windows NT and uses an Oracle database.

DISPOSABLE COMPONENTS

The SpectroCHIP
The key component of our MassArray system is our SpectroCHIP, a small, approximately 2x3 cm, silicon chip. The SpectroCHIP allows for reliable and automated scanning of samples of the array and substantially increases the capacity of MALDI-TOF mass spectrometry. Additional throughput can be obtained by simultaneously preparing DNA fragments for multiple SNP analysis, a process referred to as multiplexing. Samples are placed on the surface of the SpectroCHIP using our SpectroJET nanoliter- dispenser. SpectroCHIPs are designed for single-use only and we expect their consumption to generate a recurring revenue stream.

MassArray kit
The MassArray kit consists of a BiomassPROBE assay including the SpectroCHIP, buffer solutions and enzymes. Each kit can be used to read and analyze 10 SpectroCHIPs for a total of 960 reactions. We have in-house expertise to design specific assays in collaboration with our customers that deliver highly accurate results. In addition, our assays serve a wide range of applications and can be designed for simultaneous analyses.

POPULATION-BASED DNA BANK
We have established a population-based DNA bank as a value-added universal reference tool for marker validation of genetic variances potentially involved in the development of diseases. We intend to sell access or license subscriptions to this resource to pharmaceutical and genomics companies to validate the existence of potential SNPs. Our bank complements the patient-based DNA banks collected by these potential customers, which are typically disease specific. We believe the data sets derived will represent essential tools for decision making in genomic drug development and the interpretation of diagnostic and genetic profiling results.

Our DNA bank currently consists of approximately 7,000 individual samples collected from the North American continent. These samples were collected using stringent criteria and are sorted by age, sex and ethnicity. We have the capacity to increase the size of our bank to include tens of thousands of samples.

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FUTURE PRODUCT DEVELOPMENT
Our product development efforts will seek to provide value-added applications for a broader customer base and advanced MassArray systems that offer reduced cost and higher throughput.

384 SPECTROCHIP
We intend to introduce a SpectroCHIP with 384 sample spots on the chip surface. The size of the silicon chip will remain the same. This chip may significantly increase sample throughput and reduce reagent consumption per sample.

FUTURE-GENERATION FUNCTIONALIZED SPECTROCHIP
We intend to further miniaturize by moving some of the DNA sample preparation steps onto the chip surface. With the functionalized SpectroCHIP, the enzymatic reactions will take place on the surface of the chip thereby eliminating the need for the microtiter plate, providing a significant reduction in reaction volumes.

THE MASSARRAY INTEGRATED SYSTEM AND BIOINFORMATICS
The implementation of the functionalized chip should allow us to integrate all steps of the DNA analysis process, including sample preparation, into one automated system. We intend for the MassArray integrated system and bioinformatics to be compatible with all leading commercial and public domain genetic database formats so customers will be able to integrate the MassArray system seamlessly into whichever downstream analytical processes they prefer.

FUTURE APPLICATIONS
Our MassArray system is not restricted to DNA analysis. It can analyze a broad range of molecules of medical and biological importance, such as proteins, carbohydrates and metabolites. We intend to make enhancements to our MassArray system for the analysis of additional medically relevant biomolecules.

COMMERCIAL LAUNCH PLAN

PRE-LAUNCH AND BETA TESTING PROGRAM
In July 1999 we started the implementation of our pre-launch and beta testing program with the placement of six MassArray systems. The pre-launch users were selected based on the following criteria:

 . opinion leadership within the genomic community;

 . coverage of diverse programs in basic genomic research, agricultural genomics, human DNA diagnostics and genomic drug discovery and development;

 . substantial genotyping demands in terms of both sample volumes and number/complexity of assays to be designed;

 . willingness and ability to provide beta testing feedback; and

 . potential for conversion into a commercial customer.

We have placed MassArray systems with:

 . United States Department of Agriculture Meat Animal Research Center;

 . Genzyme Corporation;

 . National Cancer Institute;

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 . National Institutes of Health--Centers for Disease Control and Prevention
  Control;

 . University of Munster, Institute for Clinical Chemistry and Laboratory
  Medicine; and

 . GLE Medicon GmbH, Hamburg.

KEY ACCOUNT PRODUCT LAUNCH
We intend to launch the MassArray system through a key account strategy in December 1999. We have initiated this effort by selecting highly visible academic, government and commercial centers to validate our MassArray system in beta site testing. We intend to focus on these users in order to establish our MassArray system as the method of choice in SNP analysis.

SALES AND MARKETING
Our sales strategy is to initially place systems and then promote ongoing disposables and assay sales and system upgrades. The initial placement is executed by a business development team with expertise in the pharmaceutical industry, drug development and contract marketing. Identification and active development of lead customer contacts is based on a thorough knowledge of the marketplace and supported by highly visible scientists employed by or associated with us. The sales and marketing team, which has core competencies in molecular biology, biochemistry, microfluidics and mass spectrometry, focuses on ongoing disposables and new product sales. These teams collectively consist of 12 people and are based out of our San Diego, Boston and Hamburg offices. We expect to add additional business development and sales and marketing team members to commercialize our MassArray system.

All our facilities have MassArray systems available for demonstration and customer training purposes. Fully automated high throughput process lines have been installed in San Diego and Hamburg for large-scale assay design projects and high value marker validation programs.

OPERATIONS

We manufacture SpectroCHIPs, required reagents and Genolyzer software at our San Diego facility. Total current capacity of this facility is estimated at 100,000 SpectroCHIPs a year with the ability to double our manufacturing capacity at the existing facility.

The manufacturing area is designed to optimize material flow and personnel movement with all the manufacturing and quality control operations located in one area. Critical components are produced in an environmentally controlled clean room and isolated from the rest of the facility in compliance with quality system requirements, or QSRs, and ISO 9001 registration standards. Access and safety features are designed to meet federal, state and local health ordinances.

We have established some and intend to develop additional alternate/multiple sources of system components other than those produced in-house. Current major equipment suppliers are Bruker Datonik GmbH and PE Biosystems for mass spectrometers, GeSIM GmbH for the nanoliter-dispensing unit, Beckman Instruments, Inc. for the 96-channel dispenser, and Robocon Incorporated for the robotic components of the automated process line.

We utilize a company-wide enterprise resource planning system to manage and control our material and product inventories. This system encompasses product costing, materials procurement, production planning and scheduling, inventory tracking and control, product engineering and configuration control, with links to document control for all manufacturing, quality control, quality assurance and regulatory compliance procedures.

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INTELLECTUAL PROPERTY

To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality provisions in our contracts.

We have implemented an aggressive patent strategy designed to provide us with freedom to operate and facilitate commercialization of our current and future products. Focusing on a global economy, our patent portfolio reflects our transatlantic nature and includes 47 pending patent applications in the United States and corresponding international and foreign filings in major industrial nations. We currently own nine and license five issued patents in the United States and have received notices of allowances for five additional patent applications. We also own two foreign issued patents.

Our patent strategy uniquely positions us by providing patent protection for systems and technology that allows the direct detection of biomolecules without labels using mass spectrometry in a manner amenable to high throughput genotyping.

The issued, allowed and pending patents distinguish us from competitors by claiming proprietary methods for directly genotyping DNA and other biomolecules by measuring the mass of the molecules without requiring labels for detection. Claims to these novel methods include protection for carrying out biopolymer purification and diagnostic methods in solution or directly by immobilization on solid supports such as beads or chip surfaces. These methods also allow multiplexing or analysis of more than one sample both in a single reaction and as arrays of compounds allowing the system to be easily amenable to high throughput genotyping. Industrial genomics is possible because mass spectrometric analysis can be miniaturized and therefore automated. We have extensive patent protection for novel nanoliter liquid dispensing systems and pending claims to multifunctional solid surfaces containing nanoliter sized elements including our SpectroCHIP. Generally, US patents have a term of 17 years from the date of issue for patents issued from applications filed with the US Patent Office prior to June 8, 1995, and 20 years from the application filing date or earlier claimed priority date in the case of patents issued from applications filed on or after June 8, 1995. Patents in most other countries have a term of 20 years from the date of filing the patent application. Our issued United States patents will expire between 2013 and 2017. Our success depends to a significant degree upon our ability to develop proprietary products and technologies. We intend to continue to file patent applications as we develop new products and technologies.

Patents provide some degree of protection for our intellectual property. However, the assertion of patent protection involves complex legal and factual determinations and is therefore uncertain. In addition, the laws governing patentability and the scope of patent coverage continue to evolve, particularly in the areas of molecular biology of interest to us. As a result, there can be no assurance that patents will issue from any of our patent applications or from applications licensed to us. The scope of any of our issued patents may not be sufficiently broad to offer meaningful protection. In addition, our issued patents or patents licensed to us may be successfully challenged, invalidated, circumvented or unenforceable so that our patent rights would not create an effective competitive barrier. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States and Canada. In view of these factors, our intellectual property positions bear some degree of uncertainty.

We also rely in part on trade secret protection of our intellectual property. We attempt to protect our trade secrets by entering into confidentiality agreements with third parties, employees and consultants. Our employees and consultants also sign agreements requiring that they assign to us their interests in patents and copyrights arising from their work for us. All employees sign an agreement not to compete unfairly with us during their employment and upon termination of their employment, through the misuse of confidential information, soliciting employees, soliciting customers, and the like. However, it is

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possible that these agreements may be breached or invalidated and if so, there may not be an adequate corrective remedy available. Despite the measures we have taken to protect our intellectual property, we cannot assure you that third parties will not breach the confidentiality provisions in our contracts or infringe or misappropriate our patents, copyrights, trademarks, trade secrets and other proprietary rights. In addition, we cannot assure you that third parties will not independently discover or invent competing technologies or reverse engineer our trade secrets, or other technology. Therefore, the measures we are taking to protect our proprietary rights may not be adequate.

Although we are not a party to any material legal proceedings, in the future, third parties may file claims asserting that our technologies or products infringe on their intellectual property. We cannot predict whether third parties will assert such claims against us or against the licensors of technology licensed to us, or whether those claims will harm our business. If we are forced to defend against such claims, whether they are with or without any merit, whether they are resolved in favor of or against us or our licensors, we may face costly litigation and diversion of management's attention and resources. As a result of such disputes, we may have to develop costly non-infringing technology, or enter into licensing agreements. These agreements, if necessary, may be unavailable on terms acceptable to us, or at all, which could seriously harm our business or financial condition.

COMPETITION

The markets for our products are very competitive, and we expect the intensity of competition to increase. Currently, we compete primarily with other companies performing similar tasks using alternative technologies. Many of our competitors have greater financial, operational, sales and marketing resources, and more experience in research and development than we have. These competitors and other companies may have developed or could in the future develop new technologies that compete with our products or which could render our products obsolete.

In the SNP genotyping marketplace, MassArray competes with alternative technology concepts which differ in the areas of sample amplification, analysis process, sample separation or SNP detection and are all based on indirect detection of the molecule hybridization and/or labeling. Such technologies include:

 . Gel-based fluorescent sequencing as offered by PE Corporation, Amersham
  Pharmacia Biotech, Visible Genetics, Inc. and others and primarily developed for DNA analysis, such as DNA sequencing;

 . Single base primer extensions and colormetric detection offered by the genetic bit analysis of Orchid Biocomputer Inc.;

 . Fluorescence resonance energy transfer, or FRET, offering real-time PCR-based fluorescent detection and incorporated in PE Corporation's TaqMan product line;

 . Invader and Invader Squared SNP detection, an alternative linear amplification technology including structure-based hybridization and enzyme cleavage developed by Third Wave Technologies, Inc.;

 . Hybridization methods, such as those used by Affymetrix, Inc., Hyseq, Inc., Nanogen, Inc., Protogene Laboratories Inc. and others with miniaturized chip formats and those offered by Genometrix in microtiter plate arrays; and

 . Bead-based capture technologies involving hybridization and fluorescent detection as developed by Illumina, Inc., which uses fiber optics, or Luminex Corporation, which uses flow cytometry.

The number of entities applying mass spectrometry in DNA analysis is increasing continuously. PE Corporation and GeneTrace Systems Inc. have implemented analysis concepts that involve direct analysis of enzymatically-generated nucleic acid fragments by MALDI-TOF. Rapigene Inc. and

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Genetrace Systems Inc. use a mass spectrometry approach that incorporates mass labels and therefore is an indirect analysis of the molecule.

GOVERNMENT REGULATION

We are not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which we operate.

SCIENTIFIC ADVISORY BOARD

We have established a scientific advisory board made up of leading scholars in the field of mass spectrometry, molecular medicine, proteonomics and molecular microbiology. Members of our scientific advisory board consult with us on matters relating to the development of our products described elsewhere in this prospectus. Members of our Scientific Advisory Board are reimbursed for the reasonable expenses of attending meetings of the scientific advisory board. Some of the members may also receive options to purchase shares of our common stock. The members of the scientific advisory board are as follows:

ADVISOR                           INSTITUTION
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Charles R. Cantor, PhD, Chairman  Sequenom, Inc.
Robert Cotter, PhD                Johns Hopkins University School of Medicine
Catherine Fenselau, PhD           University of Maryland
Ulf Goebel, PhD                   Charite University Clinic, Berlin, Germany
Franz Hillenkamp, PhD             University of Munster, Germany
Ulf Landegren, PhD                Uppsala University, Sweden
Peter Roepstorff, PhD             University of Odense, Denmark

EMPLOYEES

As of October 31, 1999, we employed 96 persons, of whom 29 hold PhD or MD degrees and 16 hold other advanced degrees. Approximately 50 employees are engaged in research and development, 12 in business development, sales and marketing, 10 in manufacturing and 24 in intellectual property, finance and other administrative functions. Our success will depend in large part upon our ability to attract and retain employees. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. We believe that we maintain good relations with our employees.

FACILITIES

We lease an approximately 31,000 square foot facility in San Diego, California for our headquarters and as the base for marketing and product support operations, research and development and manufacturing activities. The lease expires in September 2004. We also lease an approximately 3,000 square foot facility in Sudbury, Massachusetts for product and customer support. In addition, we lease an approximately 15,000 square foot facility in Hamburg, Germany to support sales and distribution in Europe. Under the terms of these leases, we presently pay rent of approximately $53,000 per month. We believe that our current facilities will be adequate to meet our near-term space requirements. We also believe that suitable additional space will be available to us, when needed, on commercially reasonable terms.

ORGANIZATION

We were incorporated in the state of Delaware in 1994.

LEGAL PROCEEDINGS

We are not currently a party to any material legal proceedings.

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Management

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers, directors and key employees.

NAME                               AGE POSITION
----------------------------------------------------------------------------------------
Executive Officers & Directors
Hubert Koster, PhD...............   59 President, Chief Executive Officer and Director
Charles R. Cantor, PhD...........   57 Chief Scientific Officer
Stephen L. Zaniboni..............   42 Senior Vice President and Chief Financial Officer
Antonius Schuh, PhD..............   36 Executive Vice President, Business Development
                                       and Marketing
Delbert F. Foit, Jr. ............   53 Chief Operating Officer
Andreas Braun, PhD, MD...........   43 Chief Medical Officer
Karsten Schmidt, PhD.............   38 Managing Director, Sequenom GmbH
Helmut Schuhsler, PhD(1).........   40 Chairman of the Board of Directors
Ernst-Gunter Afting, PhD, MD(2)..   57 Director
John E. Lucas(1)(2)..............   68 Director
Peter Reinisch, PhD..............   59 Director
Key Employees
Charles P. Rodi, PhD.............   47 Vice President, Molecular Biology
Paul J. Heaney, PhD..............   40 Vice President, Advanced Systems

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(1) Member of the compensation committee.

(2) Member of the audit committee.

Hubert Koster, PhD Dr. Koster is our founder, President, Chief Executive Officer and a member of our board of directors and our scientific advisory board. In 1978, Dr. Koster was appointed tenured professor of organic chemistry and biochemistry at Hamburg University. Dr. Koster founded Biosyntech, GmbH, the first biotech company in Germany in 1981 and served on its board of directors and scientific advisory board. In 1987, he co-founded MilliGen/Biosearch, the biotech division of Millipore Corporation in Bedford, MA, and served as Vice President of Science and Technology. Dr. Koster currently holds more than 20 patents and authored more than 110 publications prior to founding Sequenom in 1994. Dr. Koster studied chemistry at Hamburg University, completed doctoral research at the Max Planck Institute for Experimental Medicine in Gottingen, and completed post-doctoral research work at the Max Planck Institute for Virus Research in Tubingen.

Charles R. Cantor, PhD Dr. Cantor joined us as our Chief Scientific Officer and Chairman of our scientific advisory board in August 1998. From 1992 until joining us, Dr. Cantor served as the chair of, and as a professor in the department of biomedical engineering and biophysics, and Director of the Center for Advanced Biotechnology at Boston University. Prior to that time, Dr. Cantor held positions at Columbia University and the University of California, Berkeley. He was also Director of the Human Genome Center of the Department of Energy at Lawrence Berkeley Laboratory. Dr. Cantor published the first textbook on genomics: The Science and Technology of the Human Genome Project and remains active in the Human Genome Project through his membership in a number of the project's advisory committees and review boards. He is a scientific advisor to 16 biotech and life science companies and two venture capital firms. He is also a member of the National Academy of Sciences. Dr. Cantor earned his PhD from the University of California, Berkeley.

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Stephen L. Zaniboni Mr. Zaniboni joined us as our Chief Financial Officer in April 1997. From 1994 until joining us, Mr. Zaniboni served as Vice President, Finance for Aspect Medical Systems, Inc. Prior to joining Aspect, Mr. Zaniboni was Corporate Controller for Behring Diagnostics from 1988 to 1994 where he implemented financial systems during a dramatic growth period. Before joining Behring, he held various financial management positions at Boston Scientific Corp. Mr. Zaniboni began his career with Arthur Andersen & Co. He earned his MBA from Boston College and he is a Certified Public Accountant.

Antonius Schuh, PhD Dr. Schuh joined our German subsidiary as Managing Director in December 1996 and was promoted to Executive Vice President, Business Development and Marketing, in 1998 when he moved to our headquarters in San Diego, California. From 1993 until joining us, Dr. Schuh was with Helm AG, an international pharma/chemical trading and distribution corporation. While at Helm AG, he established and headed the Pharma Business Development Group and the associated technical and regulatory affairs department. Prior to that, from 1992 to 1993, he was with Fisons Pharmaceuticals. Dr. Schuh is a co-founder of BIOND, Heidelberg, a board member of Austrian Orphan Pharmaceuticals AG, Vienna, and an advisor to Juelich Enzyme Products, Juelich, Federal Republic Germany. Dr. Schuh earned his PhD in pharmaceutical chemistry from the University of Bonn, in Germany.

Delbert F. Foit, Jr. Mr. Foit joined us as our Chief Operating Officer in March 1999. From 1996 until joining us, Mr. Foit served as Vice President of North American Operations for the Laboratory Systems Division of Boehringer Mannheim Inc. He also served in various other positions, beginning in 1992, where he implemented a number of successful productivity initiatives first with Microgenics then with Boehringer Mannheim's North American Laboratory Systems. After the acquisition of Boehringer Mannheim by Hoffmann-La Roche, Mr. Foit assumed overall responsibility for the combined Laboratory Systems Operations of Roche and Boehringer in North America. Prior to his tenure with Boehringer, Mr. Foit held positions as Director of Operations and Director of Manufacturing for Ortho Diagnostics Systems, a Johnson and Johnson Company. Mr. Foit earned his MBA from Rider University.

Andreas Braun, PhD, MD Dr. Braun joined us in 1995 and was promoted from Vice President, Genomics to Chief Medical Officer in September 1999. From 1992 until joining us, Dr. Braun served as Deputy Head of the Clinical Laboratory at the Childrens Hospital, University of Munich. Dr. Braun has published more than 45 peer-reviewed scientific publications. His research work in functional pharmacogenomics targeting the human bradykin receptor was recognized in 1996 with the Garbor Szasz Award which was granted by the German Society of Clinical Chemistry. Dr. Braun earned doctorate degrees in biology and medical science from the University of Munich.

Karsten Schmidt, PhD Dr. Schmidt joined our German subsidiary as Director, Business Development in January 1999 and was appointed as Managing Director in May of 1999. From 1996 until joining us, Dr. Schmidt served in a senior management position at Rhone-Poulenc Rorer, Germany, where he was responsible for all drug regulatory affairs for asthma and allergies. From 1994 to 1996, Mr. Schmidt served as a manager in charge of regulatory affairs, for Fisons Araneimittel, GmbH. As a member of the International Pharmaceutical Aerosol Consortium, Dr. Schmidt was involved in the joint activities of five prominent pharmaceutical companies in this field to develop inhaled asthma therapies with ozone-friendly propellants. Dr. Schmidt is a trained pharmacist and has a broad scientific background in biochemistry and molecular biology. Dr. Schmidt earned his PhD in pharmaceutical biology from the University in Bonn.

Helmut Schuhsler, PhD Dr. Schuhsler joined us as the Chairman of our Board of Directors in 1996. Since 1998, Dr. Schuhsler has served as a managing partner at TVM Techno Venture Management, a German and US venture capital firm. He has been with TVM since 1990 and has been responsible for over 25 healthcare investments of the firm. He is currently a Director of several biotechnology and instrumentation companies. Dr. Schuhsler earned a PhD in the Social and Economic Sciences from the University of Economics in Vienna.

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Ernst-Gunter Afting, PhD, MD Dr. Afting joined us as a Director in 1996. Since 1995, Dr. Afting has served as the Managing Director of Gesellschaft fur Strahlenforschung, one of the largest German research organizations. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He also headed the pharmaceutical division of Hoechst Group and was Chairman of the Divisional Pharma Board of Hoechst. Dr. Afting earned a PhD and an MD in Chemistry from the University of Freiburg/Breisgau.

John E. Lucas Mr. Lucas joined us as a Director in 1998. Mr. Lucas currently serves as a management consultant to six biomedical companies. From 1994 to 1996, he was Founder, President and CEO of American Scientific Resources, Ltd., a manufacturer of blood testing materials. From 1991 to 1994, he held the positions of President, CEO and Chairman at Oxigene, Inc. and held similar positions from 1974 to 1991 at Luconex, Mast ImmunoSystems, Xoma, Millipore Ventures, Chemetrics and Oxford Laboratories. Mr. Lucas serves as a Director of InSite Vision Incorporated. Mr. Lucas earned an MBA from Harvard University.

Peter Reinisch, PhD Dr. Reinisch joined us as a Director in 1998. Dr. Reinisch has served as an advisor to the general partners of Global Life Sciences LP located in Guernsey, Channel Islands, a position he has held since 1996. Dr. Reinisch is on the board of directors or has board visitation rights for eight companies. From 1994 to 1998, he advised companies in the Corange Group and played a key role in the co-establishment of Global Life Sciences LP. Prior to that time, Dr. Reinisch held various senior management positions with Corange/Boehringer Mannheim primarily in the area of business development of the Diagnostics division. Dr. Reinisch earned a PhD in Business Administration from the Technical University of Vienna.

Charles P. Rodi, PhD Dr. Rodi joined us as our Vice President, Molecular Biology in May 1999. From 1998 until joining us, Dr. Rodi was Director of the Genome Sequencing Center at Monsanto Company. He began at Monsanto in 1984 where he was involved in exploiting and developing molecular biological technologies such as plasmid and library construction, expression profiling and SNP discovery. Dr. Rodi earned his PhD in Cellular and Developmental Biology from the University of Minnesota and pursued postdoctoral research on molecular virology at the National Institutes of Health.

Paul J. Heaney, PhD Dr. Heaney joined us as our Vice President, Advanced Systems in May 1999. From 1997 until joining us, Dr. Heaney served as Senior Director of New Technologies and Applications at Orchid Biocomputer. From 1995 to 1997, he was Head of Bioelectronics at the Sarnoff Corporation in Princeton, New Jersey, where he developed microfabricated fluidic systems for combinatorial chemistry and DNA diagnostics--a core technology that led to the formation of Orchid. Dr. Heaney was Vice President of R&D in the early days of Genometrix and also worked at Amersham International and Kodak Clinical Diagnostics in the United Kingdom. Dr. Heaney earned his PhD in Bio-Organic Chemistry from University of Glasgow and was a Research Fellow at the Imperial Cancer Research Fund in London.

CLASSES OF THE BOARD

Our board currently has five members. Under our bylaws to be adopted upon the closing of this offering, beginning at our next annual meeting of stockholders, our board will be divided into three classes of directors serving staggered three-year overlapping terms, with one class of directors to be elected at each annual meeting of stockholders.

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BOARD COMMITTEES

The audit committee of the board of directors was established in November 1999 and reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of our independent auditors and our accounting practices. The members of the audit committee are Messrs. Afting and Lucas.

The compensation committee of the board of directors was established in November 1999 and recommends, reviews and oversees the salaries, benefits and stock plans for our employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our compensation plans. The members of the compensation committee are Messrs. Lucas and Schuhsler.

DIRECTOR COMPENSATION

We do not pay directors cash compensation; however, they are reimbursed for the reasonable expenses of attending the meetings of the board of directors or committees. Under our 1999 Stock Incentive Plan, each individual who first becomes a non-employee member of the board of directors at any time after the completion of this offering will receive an option to purchase 15,000 shares of our common stock on the date the individual joins the board of directors, provided the individual has not previously been employed by us or any parent or subsidiary corporation. In addition, on the date of each annual stockholders meeting held after the effective date of this offering beginning in 2000, each non-employee member of the board of directors will automatically be granted an option to purchase 3,000 shares of common stock, provided such individual has served as a non-employee member of the board of directors for at least six months. For a further description of our benefit plans, please see "Employee benefit plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee currently consists of Messrs. Lucas and Schuhsler. Neither member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in November 1999, the board of directors as a whole made decisions relating to compensation of our executive officers.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

All of our current employees have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information, the assignment of inventions, and restrictions on competition and soliciting our clients, employees, or independent contractors.

None of our employees is employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause.

Dr. Koster's employment agreement provides for a salary of $240,000 per year, subject to periodic increases by our board of directors at its discretion. In connection with his employment with us, Dr. Koster was granted an option to purchase 300,000 shares of our common stock under our 1994 and 1998 stock plans. Dr. Koster has exercised these options. We recorded deferred compensation as a result of a remeasurement of these options originally granted in 1997. Dr. Koster was also reimbursed for expenses he incurred in relocating from Hamburg, Germany to our corporate offices in San Diego,

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California, in connection with his employment agreement. If Dr. Koster's employment is terminated involuntarily or without cause, Dr. Koster will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until one year has elapsed after termination, whichever is earlier.

Mr. Zaniboni's employment agreement provides for a salary of $195,000 per year, subject to periodic increases by our board of directors at its discretion. Mr. Zaniboni is also entitled to receive a bonus of $10,000 per year. In connection with his employment with us, Mr. Zaniboni was granted options to purchase 210,000 shares of our common stock under our 1994 and 1998 stock plans. Mr. Zaniboni has exercised these options. If Mr. Zaniboni's employment is terminated involuntarily or without cause, Mr. Zaniboni will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Dr. Schuh's employment agreement provides for a salary of $195,000 per year, subject to periodic increases by our board of directors at its discretion. Dr. Schuh is also entitled to receive a bonus of $10,000 per year. In connection with his employment with us, Dr. Schuh was granted options to purchase 280,000 shares of our common stock under our 1994 and 1998 stock plans. Dr. Schuh has exercised these options. If Dr. Schuh's employment is terminated involuntarily or without cause, Dr. Schuh will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

The compensation committee, as plan administrator of our 1999 Stock Incentive Plan, will have the authority to grant options and to structure repurchase rights under that plan so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of us, whether by merger, asset sale, successful tender offer for more than 50% of the outstanding voting stock or by a change in the majority of the board by reason of one or more contested elections for board membership. Vesting of these options will occur either at the time of the change in control or upon the subsequent involuntary termination of the individual's service within a designated period not to exceed 18 months following the change in control.

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EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION
The following table shows all compensation received during the year ended December 31, 1998 by our Chief Executive Officer and our other three executive officers whose salary and bonus exceeded $100,000 in 1998 for services rendered in all capacities to us during 1998.

Other annual compensation shown below for Dr. Koster includes $94,266 paid in connection with his relocation to our corporate headquarters in San Diego from Hamburg, Germany, $3,900 for use of a company automobile and $1,000 paid in connection with various tax services. Other annual compensation for Mr. Zaniboni includes $12,098 paid in connection with his relocation to San Diego, California and $1,275 paid for various tax services. Other annual compensation for Andreas Braun reflects the amount paid for various tax services.

SUMMARY COMPENSATION

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                                                                LONG-TERM
                                ANNUAL COMPENSATION        COMPENSATION AWARDS
                                                         SECURITIES
NAME AND PRINCIPAL                          OTHER ANNUAL UNDERLYING        OTHER
POSITION                     SALARY   BONUS COMPENSATION    OPTIONS COMPENSATION
--------------------------------------------------------------------------------
Hubert Koster............. $252,000 $10,000      $99,166    255,000           --
 President and Chief
  Executive Officer

Stephen L. Zaniboni.......  132,500  10,000       13,373    140,000           --
 Senior Vice President and
  Chief
 Financial Officer

Antonius Schuh............  150,426  10,000           --    130,000           --
 Executive Vice President,
  Business
 Development and Marketing

Andreas Braun.............  136,000  10,000          350     50,000           --
 Chief Medical Officer

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OPTIONS
The following table shows information regarding options granted to the executive officers listed in the summary compensation table above during the fiscal year ended December 31, 1998. We have not granted any stock appreciation rights.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. To the extent not already vested, some of these options may also accelerate and become exercisable in the event of a merger in which we are not the surviving corporation or upon the sale of substantially all of our assets. Please see "Management--Employee benefit plans" for more details regarding these options. In the year ended December 31, 1998, we granted options to purchase an aggregate of 1.3 million shares of common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION GRANTS IN LAST FISCAL YEAR

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                                      INDIVIDUAL GRANTS               POTENTIAL REALIZABLE
                                NUMBER % OF TOTAL                       VALUE AT ASSUMED
                         OF SECURITIES    OPTIONS EXERCISE               ANNUAL RATES OF
                            UNDERLYING GRANTED TO    PRICE            APPRECIATION OF STOCK
                               OPTIONS  EMPLOYEES      PER EXPIRATION PRICE FOR OPTION TERM
NAME                           GRANTED    IN 1998    SHARE       DATE         5%        10%
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Hubert Koster...........        75,000         6%    $0.55   09/18/08 $   25,942 $   65,742
                                72,656         6      1.10   12/11/08     50,262    127,374
                               107,344         9      1.00   12/11/08     67,508    171,079

Stephen L. Zaniboni.....        20,000         2      0.50   04/02/08      6,289     15,937
                                20,000         2      0.50   06/04/08      6,289     15,937
                               100,000         8      1.00   12/11/08     62,889    159,374

Antonius Schuh..........        30,000         2      0.50   09/18/08      9,433     23,906
                               100,000         8      1.00   12/11/08     62,889    159,374

Andreas Braun...........        50,000         4      1.00   12/11/08     31,444     79,687

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The following table shows information at December 31, 1998 concerning the number and value of unexercised options held by each of the executive officers listed in the summary compensation table above. Options shown as exercisable in the table below are immediately exercisable. However, we have rights to repurchase shares of the common stock underlying some of these options upon termination of the holder's employment with us. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis
of the assumed initial public offering price of $          per share, less the
applicable exercise price per share, multiplied by the number of shares underlying such options.

AGGREGATED OPTION EXERCISES IN THE YEAR ENDED DECEMBER 31, 1998 AND YEAR-END OPTION VALUES
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                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                    OPTIONS AT           IN-THE-MONEY OPTIONS
                                 DECEMBER 31, 1998       AT DECEMBER 31, 1998
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
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Hubert Koster...............   406,354      228,646
Stephen L. Zaniboni.........   128,750       81,250
Antonius Schuh..............   175,938      104,062
Andreas Braun...............    21,250       98,750

EMPLOYEE BENEFIT PLANS

1999 STOCK INCENTIVE PLAN

INTRODUCTION
Our 1999 Stock Incentive Plan is intended to serve as the successor program to our 1998 Stock Option/Stock Issuance Plan. The 1999 plan was adopted by our board of directors on November 6, 1999 and approved by the stockholders in November 1999. The 1999 plan will become effective at the close of this offering. At that time, all outstanding options under our existing 1998 Stock Option/Stock Issuance Plan will be transferred to the 1999 plan, and no further option grants will be made under the 1998 plan. Prior to the 1998 plan being adopted, we granted options under our 1994 Stock Plan. All options granted under our 1994 Stock Plan were transferred to our 1998 Stock Option/Stock Issuance Plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise described below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

SHARE RESERVE
We have reserved 4,750,000 shares of our common stock for issuance under our 1999 Stock Incentive Plan. This share reserve consists of the number of shares we estimate will be carried over from our 1998 plan plus an additional 850,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to 4% of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 2,000,000 shares. In addition, no participant in our 1999 plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year. All share numbers regarding our 1999 plan
are calculated prior to a reverse stock split of        for       , which is
subject to stockholder approval.

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PROGRAMS
Our 1999 plan has five separate programs:

 . the discretionary option grant program, under which eligible individuals may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

 . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

 . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

 . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

 . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below market option grants.

ELIGIBILITY
The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we use.

ADMINISTRATION
The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program if the program is put into effect for one or more calendar years.

PLAN FEATURES
Our 1999 plan will include the following features:

 . the exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee;

 . our compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1998 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date; and

 . stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1998 plan have any stock appreciation rights.

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CHANGE IN CONTROL
Our 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances if:

 . we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation;

 . our compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions; and

 . our compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

SALARY INVESTMENT OPTION GRANT PROGRAM
If our compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

AUTOMATIC OPTION GRANT PROGRAM
Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 15,000 shares of our common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 3,000 shares of our common stock, provided such individual has served on the board for at least six months.

Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 15,000 share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three year period

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measured from the grant date. The shares subject to each 3,000 share annual option grant will vest upon the optionee's completion of one year of board service measured from the grant date. The shares subject to each option will immediately vest in full upon various changes in control or ownership or upon the optionee's death or disability while a board member.

DIRECTOR FEE OPTION GRANT PROGRAM
If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member. Currently our directors do not have any cash retainer fee.

ADDITIONAL PLAN FEATURES
Our 1999 plan will also have the following features:

 . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

 . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

 . Our board of directors may amend or modify our 1999 plan at any time, subject to any required stockholder approval. Our 1999 plan will terminate no later than November 6, 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN

INTRODUCTION
Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on November 6, 1999 and approved by our stockholders in November 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

SHARE RESERVE
We have reserved 250,000 shares of our common stock for issuance under our 1999 Employee Stock Purchase Plan. The reserve will automatically increase on the first trading day in January each calendar

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year, beginning in calendar year 2001, by an amount equal to 1% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 500,000 shares. All share numbers regarding our 1999 Employee Stock
Purchase Plan are calculated prior to a reverse stock split of            for
         , which is subject to shareholder approval.

OFFERING PERIODS
Our 1999 Employee Stock Purchase Plan will have a series of concurrent offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in January 2002. Additional offering periods of up to 24 months duration will begin on the first day of February and August each year. However, no employee may participate in more than one offering period at a time.

ELIGIBILITY
Individuals scheduled to work more than 20 hours per week for more than five calendar months per year are eligible to participate in the plan and may join the plan on the start date of any offering period.

PAYROLL DEDUCTIONS
A participant may contribute up to 15% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share in effect for each participant will be equal to 85% of the fair market value per share on the start date of the offering period in which he or she is participating or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 1,000 shares on any purchase date, and not more than 62,500 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

RESET FEATURE
If the fair market value per share of our common stock on any purchase date within a particular offering period is less than the fair market value per share on the start date of that offering period, then that offering period will automatically terminate, and a new offering period of up to 24 months duration will begin on the next business day. All eligible participants in the terminated offering will be transferred to the new offering period.

CHANGE IN CONTROL
If we are acquired by merger or a sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the particular offering period in which he or she is participating at the time of the acquisition or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

PLAN FEATURES
The following features will also be in effect under the plan:

 . our plan will terminate no later than the last business day of January 2010;
  and

 . our board may at any time amend, suspend or discontinue our plan; however, certain amendments may require stockholder approval.

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Related party transactions

SALES OF SECURITIES

Since January 1996, we have issued the following securities in private placement transactions:

 . 643,330 shares of our Series B convertible preferred stock for an aggregate price of $964,995 in March 1996;

 . warrants to purchase 70,000 shares of our Series A convertible preferred stock in connection with the Comdisco lease arrangement;

 . 4,573,331 shares of our Series C convertible preferred stock for an aggregate price of $14,405,993 in May 1997 and January 1998;

 . warrants to purchase 106,503 shares of our Series C convertible preferred stock in connection with the sale of our Series C preferred stock;

 . 5,712,763 shares of our Series D convertible preferred stock for an aggregate price of $37,132,959 in December 1998 and March 1999;

 . 1,969,750 shares of our common stock issued upon the exercise of options to purchase such stock for an aggregate consideration of $1,322,467; and

 . 6,349 shares of our common stock issued to one of our executive officers for an aggregate consideration of $20,000.

The purchasers of more than $60,000 of these securities include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

                                                    PREFERRED STOCK
EXECUTIVE OFFICERS, DIRECTORS                                                     TOTAL
AND 5% STOCKHOLDERS              COMMON STOCK  SERIES B SERIES C SERIES D CONSIDERATION
---------------------------------------------------------------------------------------
Hubert Koster..................       680,000   100,000       --       --     $ 602,542
Stephen L. Zaniboni............       210,000        --       --       --       137,500
Antonius Schuh.................       280,000        --       --       --       152,500
Charles R. Cantor..............       357,349        --       --       --       415,800
Ernst-Gunter Afting............            --        --       --   15,018        97,617
TVM Group......................            -- 1,094,666  388,571  726,768     7,589,990
Alpinvest International B.V. ..            --   666,667  317,460  461,538     4,999,997
Lombard Odier & Cie............            --        --  952,381       --     3,000,000

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own 5% or more of our outstanding common stock, please see "Principal stockholders."

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with each of Dr. Koster, Mr. Zaniboni and Dr. Schuh. For information regarding these agreements, please see "Management--Employment and severance arrangements." In addition to these agreements, we have also entered into employment agreements with each of Dr. Charles R. Cantor, our Chief Scientific Officer, Delbert F. Foit, our Chief Operating Officer, Dr. Karsten Schmidt, the Managing Director of our subsidiary, Dr. Paul J. Heaney, our Vice President, Advanced Systems and Dr. Charles R. Rodi, our Vice President, Molecular Biology.

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Dr. Cantor's employment agreement provides for a salary of $180,000 per year, subject to periodic increases by our board of directors at its discretion. Dr. Cantor is also entitled to receive a bonus of $21,000 per year. In addition, Dr. Cantor will be paid $30,000 in connection with his service as the Chairman of our scientific advisory board. Moreover, we will pay for up to 12 visits per year to Boston University that Dr. Cantor is required to make in connection with his leave of absence from his positions at the university. In connection with his employment with us, Dr. Cantor was granted options to purchase 280,000 shares of our common stock under our 1994 and 1998 stock plans. Dr. Cantor has exercised these options. If Dr. Cantor's employment is terminated involuntarily or without cause, Dr. Cantor will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Mr. Foit's employment agreement provides for a salary of $180,000 per year, subject to periodic increases by our board of directors at its discretion. Mr. Foit is also entitled to receive a bonus of $10,000 per year. We also agreed to pay reasonable expenses, up to a maximum of $50,000, associated with Mr. Foit's relocation to our corporate offices in San Diego, California. Mr. Foit was also granted an additional $1,000 monthly housing allowance during his first twelve months of service with us. In connection with his employment with us, Mr. Foit was granted options to purchase 100,000 shares of our common stock under our 1998 Stock Option/Stock Issuance Plan. Mr. Foit has not exercised these options. If Mr. Foit's employment is terminated involuntarily or without cause, Mr. Foit will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Dr. Schmidt's employment agreement provides for a salary of DEM160,000 per year, subject to periodic increases. We also paid, during the first six months of 1999, housing expenses for Dr. Schmidt's use of an apartment in Hamburg. We also paid, during that time period, reasonable travel expenses relating to Mr. Schmidt's travel to his former place of residence on a weekly basis. In connection with his employment with us, Dr. Schmidt was granted options to purchase 60,000 shares of our common stock under our 1998 Stock Option/Stock Issuance Plan. Dr. Schmidt has not exercised these options.

Dr. Rodi's employment agreement provides for a salary of $140,000 per year, subject to periodic increases by our board of directors at its discretion. Dr. Rodi was also entitled to a bonus of $30,000 payable upon execution of his employment agreement. In addition, Dr. Rodi is entitled to receive a bonus of $10,000 per year. We also agreed to pay reasonable expenses, up to a maximum of $50,000, associated with Dr. Rodi's relocation to our corporate offices in San Diego, California. Dr. Rodi was also granted an additional $1,500 monthly housing allowance during his first three months of service with us. In connection with his employment with us, Dr. Rodi was granted options to purchase 50,000 shares of our common stock under our 1998 Stock Option/Stock Issuance Plan. Dr. Rodi has not exercised these options. If Dr. Rodi's employment is terminated involuntarily or without cause, Dr. Rodi will be entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

Dr. Heaney's employment agreement provides for a salary of $175,000 per year, subject to periodic increases by our board of directors at its discretion. Dr. Heaney was also entitled to a bonus of $15,000 payable upon execution of his employment agreement. In addition, Dr. Heaney is also entitled to receive a bonus of $10,000 per year. We also agreed to pay reasonable expenses, up to a maximum of $50,000, associated with Dr. Heaney's relocation to our corporate offices in San Diego, California. In connection with his employment with us, Dr. Heaney was granted options to purchase 100,000 shares of our common stock under our 1998 Stock Option/Stock Issuance Plan. Dr. Heaney has not exercised these options. If Dr. Heaney's employment is terminated involuntarily or without cause, Dr. Heaney will be

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entitled to receive his annual salary in periodic payments, until he secures other full-time employment with another company or until six months have elapsed after termination, whichever is earlier.

INDEBTEDNESS OF MANAGEMENT

We have loaned money to some of our executive officers under the terms of promissory notes and stock pledge agreements, whereby the executive officers pledge shares of our common stock issued upon the exercise of options to purchase such common stock. These loans were used by the executive officers upon the exercise of these options to acquire the underlying shares of common stock. Each loan is required to be repaid on the earlier of two years after its execution or the completion of a secondary public offering by us, in which the officer making the note is allowed to sell his shares of our common stock. The amount outstanding at October 31, 1999 on each loan shown below represents the largest aggregate amount of indebtedness outstanding at any time during the term of each such loan. The executive officers to whom we have made these loans and the principal terms of the loans are shown in the following table:

                                                                              AMOUNT OUTSTANDING INTEREST RATE
 EXECUTIVE OFFICER          POSITION                                         AT OCTOBER 31, 1999     PER ANNUM
--------------------------------------------------------------------------------------------------------------
 Hubert Koster............. President and Chief Executive Officer                       $614,188         6.02%
 Charles R. Cantor......... Chief Scientific Officer                                     472,640         5.98
 Antonius Schuh............ Executive Vice President, Business Development               161,008         6.02
                            and Marketing
 Stephen L. Zaniboni....... Senior Vice President, Chief Financial Officer               143,969         6.02

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with each of our directors and officers containing provisions that may require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature. For more information concerning these agreements, see "Description of securities--limitation of liabilities and indemnification matters."

CONSULTING AGREEMENT

During the period beginning when we were organized in 1994 until July 1997, Dr. Hubert Koster worked for us as a consultant. We paid Dr. Koster $5,000 per month until September 1996 at which time we increased his consulting compensation to $12,500 per month, in consideration for his services to us. Dr. Koster's consulting arrangement was terminated when he was appointed as our President and Chief Executive Officer in 1997.

INTELLECTUAL PROPERTY ASSIGNMENTS

Since our inception, Dr. Koster has assigned several personal patents and other intellectual property rights to us that are key in the development of our products and technology. As partial consideration for these assignments, we reimbursed Dr. Koster for patent application costs and prior to 1996 we issued shares of our Series A convertible preferred stock to Dr. Koster. We have paid no additional consideration to Dr. Koster except for those amounts paid in connection with his employment or consulting services to us since January 1996.

Dr. Cantor is named as an inventor on a number of patents which we have licensed from Boston University. If we are commercially successful and are required to make royalty payments to Boston University under our license arrangements, Dr. Cantor could receive additional compensation from Boston University. In addition, we fund research at Boston University; however, Dr. Cantor receives no direct compensation from Boston University as a result of this funding.

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Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of October 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus, by

 . each person (or group of affiliated persons) who owns beneficially 5% or more of our common stock;

 . each of our directors;

 . our executive officers listed in the "summary compensation" table above; and

 . all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants which are exercisable within 60 days from the date of this offering. In addition, the table below assumes the conversion of all shares of our preferred stock into
shares of our common stock on a    for     basis prior to this offering, and
is therefore based on 2,124,350 shares of our common stock outstanding prior
to this offering and      shares outstanding immediately after this offering.
The address for those individuals for which an address is not otherwise indicated is: 11555 Sorrento Valley Road, San Diego, California 92121.

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PRINCIPAL STOCKHOLDERS

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                                 SHARES BENEFICIALLY            SHARES BENEFICIALLY
                             OWNED PRIOR TO THIS OFFERING    OWNED AFTER THIS OFFERING
                                         NUMBER OF
                                            SHARES                      NUMBER OF
                              NUMBER OF UNDERLYING           NUMBER OF     SHARES
                                 SHARES OPTIONS OR              SHARES UNDERLYING
BENEFICIAL OWNER            OUTSTANDING   WARRANTS PERCENT OUTSTANDING    OPTIONS PERCENT
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Five percent stockholders
Funds affiliated with TVM
 Techno Venture
 Management(1)............   2,536,405    38,854      14%
 Maximilianstrasse 35
 Einang C
 80539 Munich
 Germany

Alpinvest International
 B.V. ....................   1,445,665    31,746       8
 De Gooise Poort
 Gooimeer 3 NL 1410 AB
 Nararden
 The Netherlands

Lombard Odier & Cie.......     952,381        --       5
 Todistrass 36
 8027 Zurich
 Switzerland

Directors and named
 executive officers
Hubert Koster, PhD........   1,900,001   110,000      11
Helmut Schuhsler, PhD.....   2,606,405    38,854      16
Ernst-
 Gunter Afting, PhD, MD ..      15,018    60,000       *
John E. Lucas.............      40,000        --       *
Peter Reinisch, PhD(2)....     832,111    10,000       4
Stephen L. Zaniboni.......     210,000    50,000       1
Antonius Schuh, PhD.......     280,000    50,000       2
All directors and
 executive officers as a
 group (7 persons)........   5,883,535   318,854      32%

--------
*  Less than 1% of total.

(1) Includes 834,902 shares owned by TVM Zweite Beteiligung-US L.P; 538,461 shares owned by TVM Medical Ventures; 474,957 shares owned by TVM Eurotech L.P.; 388,749 shares owned by TVM Techno Venture Enterprises No. II L.P.; 259,168 shares owned by TVM Intertech L.P.; and 40,168 shares owned by TVM Techno Venture Investors No. 1 L.P. Dr. Schuhsler is a Managing Director of TVM Techno Venture Management and a member of the Board of Management of TVM Medical Ventures. Dr. Schuhsler disclaims beneficial ownership of all shares issued or issuable to the foregoing entities, except to the extent of his pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

(2) Represents shares owned by GLS LP Investments III Limited. Dr. Reinish is affiliated with GLS LP Investments III Limited. Dr. Reinisch disclaims beneficial ownership of all shares issued or issuable to the foregoing entities, except to the extent of his pecuniary interest, but exercises shared voting and investment power with respect to some of these shares.

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Description of securities

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate. All share numbers are calculated prior to a
reverse stock split of        for        , which is subject to stockholder
approval.

Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

As of October 31, 1999, there were 2,124,350 shares of common stock outstanding and held of record by 68 stockholders. There will be shares of common stock outstanding upon the closing of this offering, which gives effect to:

 . a    for        reverse stock split of our common stock to be effected prior to the closing of this offering; and

 . the issuance of         shares of common stock offered by us under this
  prospectus.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of any outstanding preferred stock. Holders of common stock are entitled to receive dividends on a pro rata basis, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

As of October 31, 1999, there were 14,842,757 shares of convertible preferred stock outstanding. All outstanding shares of convertible preferred stock will
be converted into             shares of our common stock upon the closing of
this offering and these shares of convertible preferred stock will no longer be authorized, issued or outstanding.

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DESCRIPTION OF SECURITIES

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Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our board of directors may also designate the powers, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences, any or all of which may be superior to the rights of our common stock, and the number of shares constituting any series or designations of such series. We have no present plans to issue any shares of preferred stock. Please see "Description of securities--Anti-takeover effects of provisions of Delaware law and our certificate of incorporation and bylaws."

OPTIONS

As of October 31, 1999, options to purchase a total of 1,559,500 shares of common stock were outstanding at a weighted average exercise price of $1.86. Options to purchase a total of 4,500,000 shares of common stock may be granted under the 1999 Stock Incentive Plan. Please see "Management--Employee benefit plans" and "Shares eligible for future sale."

WARRANTS

We have outstanding warrants to purchase a total of 176,503 shares of our capital stock, at a weighted average exercise price of $2.10 per share. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants grant to the holders registration rights with respect to the common stock issuable upon their exercise, which are described below. All of these warrants will be exercisable immediately before this
offering. Warrants to purchase       shares expire in           , warrants to
purchase          shares expire in         and warrants to purchase
shares expire in            .

REGISTRATION RIGHTS

Under the terms of an agreement with some of our stockholders, after the
closing of this offering the holders of         shares of common stock will be
entitled to demand the registration of their shares under the Securities Act of 1933. The holders of 50% of such shares are entitled to demand that we register their shares under the Securities Act of 1933 subject to limitations described in the relevant agreement. We are not required to effect more than two registrations for such holders pursuant to these demand registration rights. These demand rights expire on December 21, 2001. In addition, after the closing of this offering these holders will be entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to some limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, the holders of 25% of the shares held by all holders of registration rights may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our common stock. These registration rights are subject to conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations, including the reasonable fees of a single counsel acting on behalf of all selling stockholders, except underwriting discounts and selling commissions. Registration

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DESCRIPTION OF SECURITIES

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of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR CERTIFI-CATE OF INCORPORATION AND BYLAWS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

In addition, provisions of our certificate of incorporation and bylaws, which will be in effect upon the closing of this offering and are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

BOARD OF DIRECTORS VACANCIES

Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

STAGGERED BOARD

Our bylaws provide that our board will be classified into three classes of directors beginning at the next annual meeting of stockholders. Please see "Management--Classes of the board" for more information regarding our staggered board. This may inhibit a stockholder from nominating and electing directors and gaining control of the board of directors.

STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS

Our certificate of incorporation provides that our stockholders may not take action by written consent, and may only act at a duly called annual or special meetings of our stockholders. Our bylaws further provide that special meetings of our stockholders may be called only by the President, Chief Executive Officer or Chairman of the board of directors or a majority of the board of directors.

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DESCRIPTION AND SECURITIES

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ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive offices not less than 120 days before the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders; provided, that if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days earlier than such anniversary, notice by the stockholder, to be timely, must be so received a reasonable time before the solicitation is made. Our bylaws also contain specific requirements as to the form and content of a stockholder's notice. These provisions may inhibit our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

AUTHORIZED BUT UNISSUED SHARES

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation provides that, except to the extent prohibited by Delaware law, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as our directors. Under Delaware law, our directors have a fiduciary duty to us which is not eliminated by this provision of the certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each of our directors will continue to be subject to liability under Delaware law for breach of the director's duty of loyalty to us for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director for the following:

 . any breach of the director's duty of loyalty to us or our stockholders;

 . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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DESCRIPTION OF SECURITIES

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 . unlawful payments of dividends or unlawful stock purchases or redemptions;
  or

 . for any transaction from which the director derived an improper personal benefit.

Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under our bylaws, any agreement, a vote of stockholders or otherwise. The certificate eliminates the personal liability of directors to the fullest extent permitted by Delaware law. In addition, the certificate provides that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

We have also entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have applied for liability insurance for our officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation or otherwise. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

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Shares eligible for future sale

Prior to this offering, there has been no public offering for our stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering, we will have outstanding
shares of common stock. Of these shares, the        shares being offered
hereby are freely tradable. This leaves        shares eligible for sale in the
public market as follows:

 NUMBER OF
 SHARES    DATE
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           After the date of this prospectus

           Upon the filing of a registration statement to register for resale shares of common stock issuable upon the exercise of options granted under our stock option plans

           At various times after 90 days from the date of this prospectus under Rules 701 and 144

           At various times after 180 days from the date of this prospectus, subject, in some cases, to volume limitations under lock-up agreements and Rule 144

Our directors and officers and some of our stockholders who hold        shares
in the aggregate, together with the holders of options to purchase
shares of common stock and the holders of warrants to purchase          shares
of common stock, have entered into lock-up agreements under which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Warburg Dillon Read LLC for a period of 180 days from the date of this prospectus.

In general, under Rule 144 of the Securities Act of 1933, as currently in effect, a person or persons whose shares are required to be aggregated, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock--approximately shares immediately after this offering--or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Following the expiration of the lock-up period,      shares issued upon
exercise of options that we granted prior to the date of this offering will also be available for sale in the public market pursuant to Rule 701 under the Securities Act of 1933. Rule 701 permits resales of such shares in reliance upon Rule 144 under the Securities Act of 1933 but without compliance with the restrictions, including the holding-period requirement, imposed under Rule 144.

As of the date of this prospectus, options to purchase a total of 2,475,250 shares of common stock are outstanding, all of which are currently exercisable. Upon the closing of this offering, we intend to file a
registration statement to register for resale the        shares of common
stock reserved for issuance under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to below.


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SHARES ELIGIBLE FOR FUTURE SALE

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Stockholders holding approximately            shares of common stock have the
right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have a material adverse effect on our ability to raise needed capital. Please see "Management--Benefit plans," "Principal stockholders," "Description of securities--Registration rights," "Shares eligible for future sale" and "Underwriting."

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Underwriting

Sequenom and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Warburg Dillon Read LLC, BancBoston Robertson Stephens Inc. and SG Cowen Securities Corporation are the representatives of the underwriters.

UNDERWRITERS                                                    NUMBER OF SHARES
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Warburg Dillon Read LLC........................................
BancBoston Robertson Stephens Inc..............................
SG Cowen Securities Corporation................................
                                                                      ----
  Total........................................................
                                                                      ====

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional          shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional          shares.

                                                       NO EXERCISE FULL EXERCISE
--------------------------------------------------------------------------------
Per share.............................................   $             $
  Total...............................................   $             $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $        .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $         per share from the initial public offering price.
Any of these securities dealers may resell any shares purchased from the
underwriters to other brokers or dealers at a discount of up to $        per
share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Sequenom, its directors, officers and certain of its stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of Warburg Dillon Read LLC. This agreement does not apply to any securities issued under existing employee benefit plans.

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UNDERWRITING

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The underwriters have reserved for sale, at the initial public offering price,
up to        shares of our common stock being offered for sale to our
customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

 . the information set forth in this prospectus and otherwise available to the representatives;

 . the history and the prospects for the industry in which we compete;

 . the ability of our management;

 . our prospects for future earnings, the present state of our development, and our current financial position;

 . the general condition of the securities markets at the time of this offering; and

 . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

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Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California and for the underwriters by Shearman & Sterling, Menlo Park, California.

Experts

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements at December 31, 1998 and September 30, 1999 and for each of the two years in the period ended December 31, 1998 and the nine months ended September 30, 1999, and the period from February 14, 1994 (inception) to September 30, 1999, as set forth in their report, which, as to the period from February 14, 1994 (inception) to December 31, 1995 is based on the report of other auditors. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

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Where you can find more information

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules and amendments to the registration statement, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to Sequenom and the shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings, including the registration statement, are also available to you on the SEC's Web site (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Upon approval of the common stock for quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

We intend to furnish our stockholders with annual reports containing audited financial statements.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
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Report of Ernst & Young LLP, independent auditors........................  F-2
Consolidated balance sheets as of December 31, 1998 and September 30,
 1999....................................................................  F-3
Consolidated statements of operations for the years ended December 31,
 1997 and 1998, the nine months ended September 30, 1999, the nine months ended September 30, 1998 (unaudited) and the period February 14, 1994
 (inception) to September 30, 1999.......................................  F-4
Consolidated statements of stockholders' equity (deficit) for the period
 February 14, 1994 (inception) to September 30, 1999.....................  F-5
Consolidated statements of cash flows for the years ended December 31,
 1997 and 1998, the nine months ended September 30, 1999, the nine months ended September 30, 1998 (unaudited) and the period February 14, 1994
 (inception) to September 30, 1999.......................................  F-7
Notes to consolidated financial statements...............................  F-8

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REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Sequenom, Inc.

We have audited the accompanying consolidated balance sheets of Sequenom, Inc. (a development stage company) as of December 31, 1998 and September 30, 1999 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1997 and 1998, the nine month period ended September 30, 1999 and the period from February 14, 1994 (inception) to September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements for the period February 14, 1994 (inception) through December 31, 1995, which include a net loss of $2,869,699, were audited by other auditors whose report dated March 26, 1996 expressed an unqualified opinion on those statements. Our opinion on the consolidated statements of operations, stockholders' equity, and cash flows for the period from February 14, 1994 (inception) to September 30, 1999, insofar as it relates to amounts for the period from February 14, 1994 (inception) through December 31, 1995, is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequenom, Inc. (a development stage company) at December 31, 1998 and September 30, 1999, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998, the nine month period ended September 30, 1999 and the period from February 14, 1994 (inception) to September 30, 1999, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

San Diego, California
November 18, 1999

-------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

--------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS

                                                                       PRO FORMA
                                      DECEMBER 31,  SEPTEMBER 30,  STOCKHOLDERS'
                                              1998           1999         EQUITY
--------------------------------------------------------------------------------
                                                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents..........    $8,559,612    $3,046,600
 Short-term investments, available-
  for-sale..........................    19,937,876    25,022,660
 Inventories........................            --       242,829
 Other current assets and prepaid
  expenses..........................       251,596       434,057
                                      ------------  ------------
Total current assets................    28,749,084    28,746,146
 Equipment and leasehold improve-
  ments, net........................     3,941,888     5,810,844
 Other assets.......................        86,312        74,636
                                      ------------  ------------
Total assets........................   $32,777,284   $34,631,626
                                      ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued ex-
  penses............................    $2,385,254    $3,534,003
 Current portion of capital lease
  obligations.......................       349,489       441,446
                                      ------------  ------------
Total current liabilities...........     2,734,743     3,975,449
Capital lease obligations, less
 current portion....................       730,064     1,312,713
Long-term debt......................     5,964,000     5,446,000
Accrued long-term interest payable
 on long-term debt..................       713,500       930,625

Commitments

Stockholders' equity:
 Convertible preferred stock, par
  value $0.001;
  Authorized shares--14,842,757 at
   September 30, 1999; 5,000,000 pro
   forma............................
  Issued and outstanding shares--
   12,973,694 at December 31, 1998
   and 14,842,757 at September 30,
   1999; no shares pro forma........
  Aggregate liquidation preference--
   $44,645,038 at December 31, 1998
   and $56,793,947 at September 30,
   1999.............................        12,974        14,843            $--
 Common stock, par value $0.001;
  Authorized shares--19,500,000
  Issued and outstanding shares--
   331,010 at December 31, 1998 and
   873,369 at September 30, 1999;
   15,716,104 shares pro forma......           331           873         15,716
 Additional paid-in capital.........    46,798,743    62,533,274     62,533,274
 Notes receivable for stock.........            --      (511,281)      (511,281)
 Deferred compensation related to
  stock options.....................    (2,420,150)   (2,167,162)    (2,167,162)
 Accumulated other comprehensive in-
  come (loss).......................       (22,649)      216,602        216,602
 Deficit accumulated during the
  development stage.................   (21,734,272)  (37,120,310)   (37,120,310)
                                      ------------  ------------   ------------
Total stockholders' equity..........    22,634,977    22,966,839    $22,966,839
                                      ------------  ------------   ------------
Total liabilities and stockholders'
 equity.............................   $32,777,284   $34,631,626
                                      ============  ============

See accompanying notes.

--------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                FOR THE PERIOD
                                                                                 FROM FEBRUARY
                                                                                      14, 1994
                                                        NINE MONTHS ENDED       (INCEPTION) TO
                          YEARS ENDED DECEMBER 31,        SEPTEMBER 30,          SEPTEMBER 30,
                                 1997          1998         1998          1999            1999
----------------------------------------------------------------------------------------------
                                                     (Unaudited)
Research and development
 grants.................     $526,573      $351,067     $126,000       $80,653     $1,851,196
Costs and expenses:
 Research and
  development...........    3,531,558     6,187,572    2,777,762     7,137,677     22,189,265
 General and
  administrative........    1,860,629     4,218,453    3,412,378     5,363,295     13,124,367
 Amortization of
  deferred
  compensation..........           --            --           --     3,615,150      3,615,150
                          -----------  ------------  -----------  ------------   ------------
                            5,392,187    10,406,025    6,190,140    16,116,122     38,928,782
                          -----------  ------------  -----------  ------------   ------------
Loss from operations....   (4,865,614)  (10,054,958)  (6,064,140)  (16,035,469)   (37,077,586)
 Interest income........       56,986       397,361      290,929     1,225,696      1,758,021
 Interest expense.......     (308,191)     (612,975)    (229,947)     (576,265)    (1,800,745)
                          -----------  ------------  -----------  ------------   ------------
Net loss................  $(5,116,819) $(10,270,572) $(6,003,158) $(15,386,038)  $(37,120,310)
                          ===========  ============  ===========  ============   ============
Historical net loss per
 share, basic and
 diluted................      $(22.62)      $(33.33)     $(20.12)      $(39.41)
                          ===========  ============  ===========  ============
Weighted average shares
 outstanding, basic and
 diluted................      226,251       308,121      298,375       390,486
Pro forma net loss per
 share, basic and
 diluted................                     $(1.09)                    $(1.05)
                                       ============               ============
Pro forma weighted
 average shares
 outstanding, basic and
 diluted................                  9,452,092                 14,714,027

See accompanying notes.

--------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                 DEFERRED                     DEFICIT
                                                                       NOTES COMPENSATION    ACCUMULATED  ACCUMULATED
                         CONVERTIBLE                   ADDITIONAL RECEIVABLE   RELATED TO          OTHER   DURING THE
                       PREFERRED STOCK   COMMON STOCK     PAID-IN       FROM        STOCK  COMPREHENSIVE  DEVELOPMENT
                          SHARES AMOUNT  SHARES AMOUNT    CAPITAL   OFFICERS      OPTIONS   INCOME (LOSS)       STAGE
----------------------------------------------------------------------------------------------------------------------
 Net loss........             --    $--      --    $--        $--        $--          $--            $--  $(1,149,498)
 Translation
 adjustment......             --     --      --     --         --         --           --         (1,703)          --
 Comprehensive
 loss............             --     --      --     --         --         --           --             --           --
 Issuance of
 common stock....             --     --       1     --          1         --           --             --           --
 Issuance of
 Series A
 Convertible Preferred
 Stock, net of
 issuance costs
 of $35,484......        442,000    442      --     --    185,074         --           --             --           --
 Issuance of
 Series A
 Convertible Preferred
 Stock for
 services........         38,000     38      --     --     18,962         --           --             --           --
 Issuance of
 Series A
 Convertible Preferred
 Stock for
 assets..........      1,100,000  1,100      --     --    548,900         --           --             --           --
                       --------- ------ ------- ------ ----------        ---      -------       --------  -----------
Balance at
December 31,
1994.............      1,580,000  1,580       1     --    752,937         --           --         (1,703)  (1,149,498)
 Net loss........             --     --      --     --         --         --           --             --   (1,720,201)
 Translation
 adjustment......             --     --      --     --         --         --           --         (3,222)          --
 Comprehensive
 loss............             --     --      --     --         --         --           --             --           --
 Issuance of
 Series B
 Convertible Preferred
 Stock, net of
 issuance costs
 of $32,940......      2,333,333  2,333      --     --  3,464,727         --           --             --           --
 Issuance of
 common stock....             --     --  26,250     26      1,287         --           --             --           --
 Exercise of
 stock options...             --     -- 122,000    122      5,978         --           --             --           --
                       --------- ------ ------- ------ ----------        ---      -------       --------  -----------
Balance at
December 31,
1995.............      3,913,333  3,913 148,251    148  4,224,929         --           --         (4,925)  (2,869,699)
 Net loss........             --     --      --     --         --         --           --             --   (3,477,182)
 Translation
 adjustment......             --     --      --     --         --         --           --        (63,554)          --
 Comprehensive
 loss............             --     --      --     --         --         --           --             --           --
 Issuance of
 Series B
 Convertible Preferred
 Stock, net of
 issuance costs
 of $10,592......        643,330    644      --     --    953,647         --           --             --           --
 Issuance of
 warrants........             --     --      --     --     18,000         --           --             --           --
 Deferred
 compensation....             --     --      --     --     33,000         --      (25,000)            --           --
                       --------- ------ ------- ------ ----------        ---      -------       --------  -----------
Balance at
December 31,
1996.............      4,556,663  4,557 148,251    148  5,229,576         --      (25,000)       (68,479)  (6,346,881)
                               TOTAL
                       STOCKHOLDERS'
                               EQUITY
                            (DEFICIT)
----------------------------------------------------------------------------------------------------------------------
 Net loss........       $(1,149,498)
 Translation
 adjustment......            (1,703)
                       -------------
 Comprehensive
 loss............        (1,151,201)
 Issuance of
 common stock....                 1
 Issuance of
 Series A
 Convertible Preferred
 Stock, net of
 issuance costs
 of $35,484......           185,516
 Issuance of
 Series A
 Convertible Preferred
 Stock for
 services........            19,000
 Issuance of
 Series A
 Convertible Preferred
 Stock for
 assets..........           550,000
                       -------------
Balance at
December 31,
1994.............          (396,684)
 Net loss........        (1,720,201)
 Translation
 adjustment......            (3,222)
                       -------------
 Comprehensive
 loss............        (1,723,423)
 Issuance of
 Series B
 Convertible Preferred
 Stock, net of
 issuance costs
 of $32,940......         3,467,060
 Issuance of
 common stock....             1,313
 Exercise of
 stock options...             6,100
                       -------------
Balance at
December 31,
1995.............         1,354,366
 Net loss........        (3,477,182)
 Translation
 adjustment......           (63,554)
                       -------------
 Comprehensive
 loss............        (3,540,736)
 Issuance of
 Series B
 Convertible Preferred
 Stock, net of
 issuance costs
 of $10,592......           954,291
 Issuance of
 warrants........            18,000
 Deferred
 compensation....             8,000
                       -------------
Balance at
December 31,
1996.............        (1,206,079)

--------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                                 DEFERRED                      DEFICIT
                                                                      NOTES  COMPENSATION    ACCUMULATED   ACCUMULATED
                      CONVERTIBLE                     ADDITIONAL RECEIVABLE    RELATED TO          OTHER    DURING THE
                    PREFERRED STOCK    COMMON STOCK      PAID-IN       FROM         STOCK  COMPREHENSIVE   DEVELOPMENT
                      SHARES   AMOUNT  SHARES AMOUNT     CAPITAL   OFFICERS       OPTIONS  INCOME (LOSS)         STAGE
-----------------------------------------------------------------------------------------------------------------------
 Net loss........          --     $--      --    $--         $--       $--            $--            $--   $(5,116,819)
 Translation ad-
 justment........          --      --      --     --          --        --             --        209,162            --
 Comprehensive
 loss............          --      --      --     --          --        --             --             --            --
 Exercise of
 stock options...          --      -- 144,009    144      35,856        --             --             --            --
 Issuance of Se-
 ries C Convert-
 ible Preferred
 Stock, net of
 issuance costs
 of $49,661......   1,065,079   1,065      --     --   3,304,273        --             --             --            --
 Amortization of
 deferred compen-
 sation..........          --      --      --     --          --        --         25,000             --            --
                   ---------- ------- -------   ---- ----------- ---------    -----------       --------  ------------
Balance at Decem-
ber 31, 1997.....   5,621,742   5,622 292,260    292   8,569,705        --             --        140,683   (11,463,700)
 Net loss........          --      --      --     --          --        --             --             --   (10,270,572)
 Unrealized gain
 on available-
 for-sale securi-
 ties............          --      --      --     --          --        --             --         23,326            --
 Translation ad-
 justment........          --      --      --     --          --        --             --       (186,658)           --
 Comprehensive
 loss............          --      --      --     --          --        --             --             --            --
 Exercise of
 stock options...          --      --  38,750     39       7,086        --             --             --            --
 Issuance of
 stock options to
 consultants.....          --      --      --     --      10,000        --             --             --            --
 Issuance of Se-
 ries C Convert-
 ible Preferred
 Stock, net of
 issuance costs
 of $47,370......   3,508,252   3,508      --     --  11,000,115        --             --             --            --
 Issuance of Se-
 ries D Convert-
 ible Preferred
 Stock, net of
 Issuance costs
 of $188,519.....   3,843,700   3,844      --     --  24,791,687        --             --             --            --
 Deferred compen-
 sation..........          --      --      --     --   2,420,150        --     (2,420,150)            --            --
                   ---------- ------- -------   ---- ----------- ---------    -----------       --------  ------------
Balance at Decem-
ber 31, 1998.....  12,973,694  12,974 331,010    331  46,798,743               (2,420,150)       (22,649)  (21,734,272)
 Net loss........          --      --      --     --          --        --             --             --   (15,386,038)
 Unrealized loss
 available-for-
 sale securi-
 ties............          --      --      --     --          --        --             --        (48,083)           --
 Translation ad-
 justment........          --      --      --     --          --        --             --        287,334            --
 Comprehensive
 loss............          --      --      --     --          --        --             --             --            --
 Exercise of
 stock options...          --      -- 542,359    542     495,008  (511,281)            --             --            --
 Issuance of
 stock options to
 consultants.....          --      --      --     --     102,527        --             --             --            --
 Issuance of Se-
 ries D Convert-
 ible Preferred
 stock, net of
 issuance costs
 of $372,206.....   1,869,063   1,869      --     --  11,774,834        --             --             --            --
 Deferred compen-
 sation..........          --      --      --     --   3,362,162        --     (3,362,162)            --            --
 Amortization of
 deferred compen-
 sation..........          --      --      --     --          --        --      3,615,150             --            --
                   ---------- ------- -------   ---- ----------- ---------    -----------       --------  ------------
Balance at Sep-
tember 30, 1999..  14,842,757 $14,843 873,369   $873 $62,533,274 $(511,281)   $(2,167,162)      $216,602  $(37,120,310)
                   ========== ======= =======   ==== =========== =========    ===========       ========  ============
                           TOTAL
                   STOCKHOLDERS'
                          EQUITY
                       (DEFICIT)
-----------------------------------------------------------------------------------------------------------------------
 Net loss........   $(5,116,819)
 Translation ad-
 justment........       209,162
                   -------------
 Comprehensive
 loss............    (4,907,657)
 Exercise of
 stock options...        36,000
 Issuance of Se-
 ries C Convert-
 ible Preferred
 Stock, net of
 issuance costs
 of $49,661......     3,305,338
 Amortization of
 deferred compen-
 sation..........        25,000
                   -------------
Balance at Decem-
ber 31, 1997.....    (2,747,398)
 Net loss........   (10,270,572)
 Unrealized gain
 on available-
 for-sale securi-
 ties............        23,326
 Translation ad-
 justment........      (186,658)
                   -------------
 Comprehensive
 loss............   (10,433,904)
 Exercise of
 stock options...         7,125
 Issuance of
 stock options to
 consultants.....        10,000
 Issuance of Se-
 ries C Convert-
 ible Preferred
 Stock, net of
 issuance costs
 of $47,370......    11,003,623
 Issuance of Se-
 ries D Convert-
 ible Preferred
 Stock, net of
 Issuance costs
 of $188,519.....    24,795,531
 Deferred compen-
 sation..........            --
                   -------------
Balance at Decem-
ber 31, 1998.....    22,634,977
 Net loss........   (15,386,038)
 Unrealized loss
 available-for-
 sale securi-
 ties............       (48,083)
 Translation ad-
 justment........       287,334
                   -------------
 Comprehensive
 loss............   (15,146,787)
 Exercise of
 stock options...       (15,731)
 Issuance of
 stock options to
 consultants.....       102,527
 Issuance of Se-
 ries D Convert-
 ible Preferred
 stock, net of
 issuance costs
 of $372,206.....    11,776,703
 Deferred compen-
 sation..........            --
 Amortization of
 deferred compen-
 sation..........     3,615,150
                   -------------
Balance at Sep-
tember 30, 1999..   $22,966,839
                   =============

--------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       FOR THE
                                                                                   PERIOD FROM
                                                                                  FEBRUARY 14,
                                                                                          1994
                                YEARS ENDED             NINE MONTHS ENDED       (INCEPTION) TO
                                DECEMBER 31,              SEPTEMBER 30,          SEPTEMBER 30,
                                 1997          1998         1998          1999            1999
----------------------------------------------------------------------------------------------
                                                      (Unaudited)
OPERATING ACTIVITIES
Net loss................  $(5,116,819) $(10,270,572) $(6,003,158) $(15,386,038)  $(37,120,310)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Amortization of
  deferred
  compensation..........           --            --           --     3,615,149      3,615,149
 Warrants issued in
  conjunction with lease
  financing.............           --            --           --            --         18,000
 Options issued to
  consultants...........       25,000        10,000           --       102,527        145,527
 Stock issued for
  technology and
  services..............           --            --           --            --        569,000
 Depreciation and
  amortization..........      351,173       961,051      797,599     1,285,789      3,060,173
 Changes in operating
  assets and
  liabilities:
 Inventories............           --            --           --      (243,036)      (243,036)
 Other current assets...       75,364        47,305     (238,993)     (263,499)      (556,508)
 Other assets...........     (107,427)       56,085       59,405         4,829        (16,160)
 Accounts payable and
  accrued expenses......      356,155     1,237,892      (29,252)    1,217,450      3,733,659
 Unearned revenue.......     (125,000)     (126,000)    (126,000)           --             --
 Other liabilities......      149,500       289,500       74,750       217,125        805,125
                          -----------  ------------  -----------  ------------   ------------
Net cash used in
 operating activities...   (4,392,054)   (7,794,739)  (5,465,649)   (9,449,704)   (25,989,381)
INVESTING ACTIVITIES
Purchase of equipment
 and leasehold
 improvements...........     (490,891)   (3,830,666)  (2,613,514)   (3,275,247)    (8,997,999)
Purchases of marketable
 securities.............           --   (19,914,550)          --   (22,655,545)   (42,570,095)
Maturities of marketable
 securities.............           --            --           --    17,476,703     17,476,703
                          -----------  ------------  -----------  ------------   ------------
Net cash used in
 investing activities...     (490,891)  (23,745,216)  (2,613,514)   (8,454,089)   (34,091,391)
FINANCING ACTIVITIES
Proceeds from issuance
 of Convertible
 Preferred Stock........    3,305,338    35,799,154   11,009,967    11,776,703     53,908,061
Proceeds from long-term
 debt...................    1,165,000     2,276,560    2,233,200            --      6,039,160
Borrowings under capital
 lease obligations......           --     1,306,312    1,074,549       912,149      2,218,461
Payments on capital
 lease obligations......           --      (226,758)    (132,286)     (237,542)      (464,300)
Proceeds from issuance
 of convertible term
 notes to stockholders..           --            --           --            --      1,580,000
Proceeds from issuance
 of Common Stock........       36,000         7,125           36        37,721         88,260
                          -----------  ------------  -----------  ------------   ------------
Net cash provided by
 financing activities...    4,506,338    39,162,393   14,185,466    12,489,031     63,369,642
                          -----------  ------------  -----------  ------------   ------------
Net increase (decrease)
 in cash and cash
 equivalents............     (376,607)    7,622,438    6,106,303    (5,414,762)     3,288,870
Effect of exchange rate
 change on cash and cash
 equivalents............     (116,748)      104,392      120,775       (98,250)      (242,270)
Cash and cash
 equivalents at
 beginning of period....    1,326,137       832,782      832,782     8,559,612             --
                          -----------  ------------  -----------  ------------   ------------
Cash and cash
 equivalents at end of
 period.................     $832,782    $8,559,612   $7,059,860    $3,046,600     $3,046,600
SUPPLEMENTAL SCHEDULE OF
 NONCASH INVESTING AND
 FINANCING ACTIVITIES:
Conversion of
 convertible term notes
 to Series B Convertible
 Preferred Stock........          $--           $--          $--           $--     $1,580,000
SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW
 INFORMATION:
Interest paid...........     $158,691      $323,475     $155,197      $359,140       $841,306


See accompanying notes.

--------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF THE BUSINESS
Sequenom, Inc. (the "Company") was incorporated on February 14, 1994 in the State of Delaware. Since inception, the Company has been primarily involved in the research and development of high definition DNA analysis tools for industrial biomedical and life science applications, and has not yet generated revenues from its planned commercial operations. Accordingly, through the date of these financial statements, the Company is considered to be a development stage company.

Since inception, the Company has incurred significant losses and, as of September 30, 1999, has an accumulated deficit of $37.1 million. Revenues to date have been solely from research grants. The Company began placing MassArray systems at beta sites and pre-launch partners in July 1999. Information received from these sites is being used to optimize product offerings. The Company expects to generate revenue from the commercial launch of its MassArray system in the first quarter of 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Sequenom GmbH. All significant intercompany transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS
Cash equivalents consist of highly liquid investments with original maturities when purchased of less than three months.

SHORT-TERM INVESTMENTS AND CONCENTRATION OF CREDIT RISK
In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's investment securities are classified as available-for-sale and unrealized holding gains or losses are included in comprehensive income (loss.) Realized gains or losses, calculated based on the specific identification method, were not material for the years ended December 31, 1997 and 1998, or the nine-month period ended September 30, 1999.

At December 31, 1998, short-term investments consisted of the following:

                                               AMORTIZED      MARKET UNREALIZED
                                                    COST       VALUE       GAIN
-------------------------------------------------------------------------------
Obligations of U.S. government agencies..... $ 6,829,729 $ 6,830,085    $   356
Corporate debt securities...................  13,084,821  13,107,791     22,970
                                             ----------- -----------    -------
Total short-term investments................ $19,914,550 $19,937,876    $23,326
                                             =========== ===========    =======

Approximately 75% and 25% of these securities mature within one and two years of December 31, 1998, respectively.


-------------------------------------------------------------------------------

SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

-------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

At September 30, 1999, short-term investments consisted of the following:

                                               AMORTIZED      MARKET UNREALIZED
                                                    COST       VALUE       GAIN
-------------------------------------------------------------------------------
Obligations of U.S. government agencies..... $ 8,484,336 $ 8,459,315    $25,021
Corporate debt securities...................  16,609,057  16,563,345     45,712
                                             ----------- -----------    -------
Total short-term investments................ $25,093,393 $25,022,660    $70,733
                                             =========== ===========    =======

Approximately 76% and 24% of these securities mature within one and two years of September 30, 1999, respectively.

INVENTORIES
Inventories consist principally of raw materials and are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS
Equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally 3 to 5 years, or the lease term, whichever is shorter. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the improvement or the remaining term of the lease, whichever is shorter.

IMPAIRMENT OF LONG-LIVED ASSETS
In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will measure the amount of such impairment by comparing the carrying value of the asset to the present value of the expected future cash flows associated with the use of the asset. To date, no such indicators of impairment have been identified.

FAIR VALUE OF FINANCIAL INSTRUMENTS
Financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and long-term debt and the related accrued interest, are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments.

REVENUE RECOGNITION
Grant revenue is recorded as the research expenses relating to the grants are incurred.

The Company's product shipments through September 30, 1999 have been under arrangements whereby the customer is performing beta testing on the MassArray product and may elect to purchase the product following the completion of an evaluation period. Revenue under these arrangements will be recognized upon the completion of the evaluation period and upon the customer's definitive acceptance of the product. Certain of these arrangements require the customer to make one or more payments during the testing and evaluation period. Amounts received under these arrangements ($100,000 at September 30, 1999) are recorded as customer advances, which are included in accounts payable and accrued expenses in the accompanying balance sheet.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RESEARCH AND DEVELOPMENT COSTS
Research and development costs are expensed in the period incurred.

INCOME TAXES
In accordance with SFAS No. 109, Accounting for Income Taxes, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.

PATENT COSTS
Costs related to patent prosecution are expensed as incurred as recoverability of such expenditures is uncertain.

FOREIGN CURRENCY TRANSLATION
The financial statements of the Company's German subsidiary are measured using the German Deutsche Mark (DEM) as the functional currency. Assets and liabilities of this subsidiary are translated at the rates of exchange at the balance sheet date. The resulting translation adjustments are included as a separate component of other comprehensive income (loss). Income and expense items are translated at the average daily rate of exchange.

STOCK-BASED COMPENSATION
As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, ("APB 25") and related Interpretations in accounting for stock-based employee compensation. Under APB 25, if the exercise price of the Company's employee and director stock options equals or exceeds the deemed fair value of the underlying stock on the date of grant, no compensation expense is recognized.

When the exercise price of the employee or director stock options is less than the deemed fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28, or FIN 28, over the vesting period of the options. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and recognized over the related service period.

COMPREHENSIVE INCOME (LOSS)
As of January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income (loss).

SEGMENT REPORTING
The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, during 1998. SFAS No. 131 requires the use of a management approach in identifying segments of an enterprise. Management has determined that the Company operates in one business segment.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

INTERIM FINANCIAL DATA
The consolidated statements of operations and cash flows for the nine months ended September 30, 1998 are unaudited. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting of only normal recurring adjustments, necessary to state fairly therein, in accordance with generally accepted accounting principles.

NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY
In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance).

Unaudited pro forma stockholders' equity at September 30, 1999, as adjusted for the conversion of the convertible preferred stock into common stock, is disclosed on the balance sheet.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

RECLASSIFICATIONS
Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS
The Company expects to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS
No. 133 will have a significant effect on its results of operations or financial position.

3. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements and related accumulated depreciation and amortization are as follows:

                                                     DECEMBER 31, SEPTEMBER 30,
                                                             1998          1999
-------------------------------------------------------------------------------
Laboratory equipment................................  $3,982,149   $4,906,210
Leasehold improvements..............................   1,044,891    1,392,927
Office furniture and equipment......................     417,990    1,875,083
                                                      ----------   ----------
                                                       5,445,030    8,174,220
Less accumulated depreciation and amortization......   1,503,142    2,363,376
                                                      ----------   ----------
                                                      $3,941,888   $5,810,844
                                                      ==========   ==========

Total depreciation and amortization expense amounted to $351,173 and $961,051 for the years ended December 31, 1997 and 1998, respectively, and $1,285,789 for the nine month period ended September 30, 1999. Depreciation expense for the period from inception (February 14, 1994) through September 30, 1999 was $3,046,135.

4. LONG-TERM DEBT
In 1995, the Company entered into agreements with Technologie Beteiligungs Gesellschaft ("TBG") for two unsecured loans, one for DEM1 million (approximately $700,000) and the other for DEM3 million (approximately $2.0 million). In 1997, the Company's subsidiary entered into another agreement with the same German bank for an additional unsecured loan of DEM2 million (approximately $1.2 million).

Interest is payable semi-annually on the loans. The 1995 loans began accruing interest at 6% per annum commencing March 31, 1997 and payments commenced in June 1997. The effective nominal interest rate over the life of the 1995 loans is 4.8%. The 1997 loan bears interest at 7% and payments commenced in 1998. The subsidiary is also required to pay additional interest equal to 9% of the subsidiary's annual profits, to the extent that such profits exceed DEM100,000 per year. The combined annual interest rate (nominal interest and additional interest) may not exceed 7% per year through December 31, 2000. Commencing January 1, 2001 and January 1, 2003, any amounts still outstanding will accrue additional interest at 6% and 7% per annum for the 1995 loans and 1997 loan, respectively.

In addition, at the end of the loan term (earlier of repayment or December 31, 2005 and December 31, 2007 for the 1995 loans and 1997 loan, respectively), the subsidiary is obligated to pay terminal interest equal to 25%, 30% and 35% of the amounts loaned under the DEM1 million, DEM3 million and DEM2 million agreements, respectively, estimated to be approximately $1.2 million at the end of the loan term. The Company has accrued interest in the amount of $590,000 relating to the terminal interest

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) representing approximately 50% of the terminal interest to be paid at the end of the loan term. The bank may elect to forego collection of such amounts in certain situations.

Under certain conditions, the Company may exercise a put option to sell its shares of capital stock in the subsidiary to TBG for an amount equal to 50% of the Company's equity contribution to the subsidiary pursuant to the DEM3 million loan. Through December 31, 1998, the Company had made capital contributions to the subsidiary under the DEM3 million loan agreement of DEM3 million; therefore, the potential amount recoverable under this put option was approximately DEM1.5 million at December 31, 1998. If the Company exercises such put option, then the Series B Preferred Stockholders have a right to demand redemption of their Series B Preferred Stock in the amount of $1.50 per share. At the present time, the Company has no intention of exercising the put option.

In January 1998, the Company entered into an agreement with TBG for debt of DEM4 million (approximately $2.3 million) which is convertible into Common Stock. Interest is payable at 6% of the subsidiary's annual profits. However, the combined annual interest rate on all loans granted by TBG may not exceed 9% of the subsidiary's annual profits or 7% of the principal outstanding. The Company may call for conversion in the event of a triggering event, as defined in the agreement. TBG may call for conversion at any time. The conversion ratio is calculated as the arithmetic mean between $3.15 per share and a current valuation of the Common Stock at the time of conversion, not to exceed $8.40 per share. The loan must be repaid by December 31, 2007, if not previously converted.

In 1999, the Company established a $5 million revolving line of credit with a bank. The Company may borrow under this agreement through June 2000. Payments of principal and interest would be made over a 48 month period, commencing October 31, 2001. Payments prior to that date would consist of interest only. Borrowings bear interest at LIBOR plus 1.75%. Any amounts borrowed will be secured by short-term investments maintained at the bank. No borrowings had been made under this agreement as of September 30, 1999.

5. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK
At September 30, 1999, convertible Preferred Stock outstanding is as follows:

                                                PRICE PER  NUMBER OF LIQUIDATION
DATE ISSUED                              SERIES     SHARE     SHARES       VALUE
--------------------------------------------------------------------------------
March-August 1995.......................    A     $0.50    1,580,000    $790,000
December 1995...........................    B     $1.50    2,333,333   3,500,000
February-March 1996.....................    B     $1.50      643,330     964,995
May 1997................................    C     $3.15    1,065,079   3,354,999
January 1998............................    C     $3.15    3,508,252  11,050,994
December 1998...........................    D     $6.50    3,843,700  24,984,050
February-March 1999.....................    D     $6.50    1,869,063  12,148,909
                                                          ---------- -----------
                                                          14,842,757 $56,793,947
                                                          ========== ===========

Each share of Preferred Stock is convertible into one share of Common Stock at the option of the holder. In addition, each share of Preferred Stock will automatically convert to Common Stock upon the closing of the initial public offering contemplated by this prospectus. A particular series of Preferred Stock may be converted upon at least a two-thirds vote of the related holders of such series of Preferred Stock.

No dividends shall be declared or paid to the holders of Series A Preferred Stock or Common Stock unless the holders of Series B, Series C and Series D Preferred Stock have been paid in full for all of the

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) dividends to which they are entitled. No dividends can be declared or paid to the holders of Series A Preferred Stock or Common Stock at a rate greater than the rate paid to the holders of Series B and Series C Preferred Stock.

The Series D Preferred Stock has preference as to the assets of the Company upon liquidation over all other classes of capital stock. In liquidation, the holders of Series A, Series B, Series C, and Series D Preferred Stock are entitled to the greater of (i) $0.50, $1.50, $3.15 or $6.50 per share of Series A, Series B, Series C, or Series D Preferred Stock, respectively (subject to certain adjustments), plus declared but unpaid dividends, or (ii) the amount per share of the Series D Preferred Stock as would have been payable had all shares been converted to Common Stock immediately prior to a liquidation event, plus declared but unpaid dividends. If the assets of the Company are insufficient to permit payment in full, the entire assets of the Company available for distribution will be distributed ratably first among the holders of the Series D Preferred Stock and then the Series C, Series B, Series A and Common Stock, respectively.

The holders of Series B Preferred Stock have redemption rights under certain limited conditions as discussed in Note 4.

In February 1998, a German bank purchased 2,700 shares or approximately 5% of Sequenom GmbH common stock for DM3 million (approximately $1.7 million). These shares were subsequently converted to 540,000 shares of Series C Preferred Stock at $3.15 per share.

WARRANTS
In 1994, the Company entered into a $1 million equipment lease. Under the terms of this agreement, the Company issued warrants to purchase 70,000 shares of Series A Preferred Stock at an exercise price of $0.50 per share. In connection with those warrants, the Company recorded $18,000 of additional interest expense.

In connection with the Series C Preferred Stock issued in May 1997, the Company issued warrants to purchase 106,503 shares of Series C Preferred Stock at an exercise price of $3.15 per share.

NOTES RECEIVABLE
In 1999, the Board of Directors authorized the issuance of approximately $3.0 million in loans to executive officers, related to the exercise of their stock options. The notes are full recourse and are also secured by the underlying stock. The notes bear interest at the applicable federal rate in existence when the notes were made (approximately 6%). The principal amount of the notes and the related interest are required to be repaid on the earlier of two years from the origination date of the loans or in the event of a secondary public offering, if the executive officers making the note are allowed to sell their stock. Approximately $500,000 of such loans were issued as of September 30, 1999, and the remainder will be issued through early 2000.

STOCK COMPENSATION PLANS
In December 1998, the Company adopted the 1998 Stock Option/Stock Issuance Plan ("1998 Plan"). The Plan provides for the granting of options to purchase Common Stock and the issuance of shares of Common Stock, subject to Company repurchase rights, to directors, employees and consultants. Prior to the 1998 Plan, the Company granted options under the 1994 Stock Plan ("1994 Plan"). All options previously granted under the 1994 Plan were transferred to the 1998 Plan in 1999. The number of shares of Common Stock issuable under the plans was 1,700,000 and 2,700,000 in 1997 and 1998, respectively. At September 30, 1999 the number of shares issuable under the 1998 Plan was 3,400,000. In October 1999 the number of shares issuable under the 1998 plan was increased to 3,900,000.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In November 1999, the Company adopted the Stock Incentive Plan ("the 1999 Plan"). The 1999 Plan provides for the grant of 4,750,000 shares of common stock, which consists of the number of shares estimated to carryover from the 1998 Plan, plus an increase of approximately 850,000 shares. Beginning in 2001, the amount of authorized shares available under the 1999 Plan will automatically increase each January 1st by an amount equal to 4% of the outstanding common stock on the prior December 31st, subject to an annual increase limitation of 2,000,000 shares. Officers, employees, board members and consultants are eligible to participate in the 1999 Plan.

In November 1999, the Company adopted the 1999 Employee Stock Purchase Plan ("1999 ESPP"). The Company has reserved 250,000 shares of common stock for issuance under the 1999 ESPP. Beginning in 2001, the amount of authorized shares available under the 1999 ESPP will automatically increase each January 1st by an amount equal to 1% of the outstanding common stock on the prior December 31st, subject to an annual increase limitation of 500,000. The 1999 ESPP will have a series of concurrent offering periods, each with a maximim duration of 24 months, however, no employee may participate in more than one offering period at a time.

The stock option activity is summarized as follows:

                                                                       WEIGHTED
                                                                        AVERAGE
                                                            NUMBER OF  EXERCISE
                                                               SHARES     PRICE
-------------------------------------------------------------------------------
Balance at December 31, 1996...............................   683,000     $0.18
 Granted...................................................   731,000     $0.25
 Cancelled.................................................   (50,000)    $0.25
 Exercised.................................................  (144,000)    $0.25
                                                            ---------
Balance at December 31, 1997............................... 1,220,000     $0.21
 Granted................................................... 1,268,500     $0.71
 Cancelled.................................................   (71,250)    $0.28
 Exercised.................................................   (38,750)    $0.18
                                                            ---------
Balance at December 31, 1998............................... 2,378,500     $0.47
 Granted...................................................   685,250     $3.00
 Cancelled.................................................   (52,500)    $0.60
 Exercised.................................................  (536,000)    $0.89
                                                            ---------
Balance at September 30, 1999.............................. 2,475,250     $1.09
                                                            =========

At September 30, 1999, 84,000 shares were available for future option grants and 2,559,250 shares of Common Stock were reserved for issuance of all options. The weighted average grant-date fair value of options granted in 1997 and 1998 and for the nine month period ended September 30, 1999 was $0.07, $0.17 and $2.86, respectively.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information about options outstanding at September 30, 1999:

                         OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                 WEIGHTED
    RANGE OF                      AVERAGE       WEIGHTED      NUMBER       WEIGHTED
    EXERCISE      NUMBER        REMAINING        AVERAGE EXERCISABLE        AVERAGE
       PRICE 0UTSTANDING CONTRACTUAL LIFE EXERCISE PRICE  AND VESTED EXERCISE PRICE
-----------------------------------------------------------------------------------
 $0.05-$0.25     977,000              7.4          $0.22     951,451          $0.18
 $0.50-$1.10     913,000              9.0          $0.79     371,884          $0.67
 $3.00-$3.30     585,250              8.9          $3.00      49,625          $3.00
               ---------                                  ---------
 $0.05-$3.30   2,475,250              8.3          $1.09   1,372,960          $0.42
               =========                                  =========

Had compensation cost for these option grants been determined consistent with the fair value method prescribed in SFAS No. 123, the Company's net loss would have been changed to the following pro forma amounts:

                                                                  NINE MONTHS
                                                                        ENDED
                                      YEARS ENDED DECEMBER 31,      SEPTEMBER
                                             1997          1998      30, 1999
------------------------------------------------------------------------------
Pro forma net loss................... $(5,122,653) $(10,325,893) $(15,812,155)
Net loss as reported................. $(5,116,819) $(10,270,572) $(15,386,038)
Pro forma net loss per share, basic
 and diluted......................... $    (22.64) $     (33.51) $     (40.50)
Net loss per share, basic and
 diluted, as reported................ $    (22.62) $     (33.33) $     (39.41)

The fair value of these options was estimated at the date of grant using the minimum value pricing model with the following weighted average assumptions for 1997 and 1998 and for the nine months ended September 30, 1999: risk-free interest rate of 6%; dividend yield of 0%; and a weighted-average life of the options of four years.

The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

DEFERRED COMPENSATION
The Company has recorded deferred compensation totalling $2,420,150 in December 1998 and $1,689,662 in the nine months ended September 30, 1999 in connection with the grants of stock options to employees. In addition, the Company recorded deferred compensation of $1,672,500 in July 1999 related to a remeasurement of certain options originally granted to an officer in 1997. Amortization of deferred compensation totalled $3,615,150 during the nine months ended September 30, 1999.

In October 1999, the Company granted options to purchase 335,250 shares of stock at $3.00 per share and recorded additional deferred compensation of $2,212,650.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are shown below. A valuation allowance of $15,091,000 has been recorded as realization of such assets is uncertain.

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                            1998           1999
-------------------------------------------------------------------------------
Deferred tax assets:
 Net operating loss carryforwards..................  $7,495,000    $13,178,000
 Research and development credits..................     521,000        541,000
 Capitalized research expenses.....................   1,028,000      1,222,000
 Other, net........................................     150,000        150,000
                                                    -----------   ------------
Total deferred tax assets..........................   9,194,000     15,091,000
Valuation allowance................................  (9,194,000)   (15,091,000)
                                                    -----------   ------------
Net deferred tax assets............................         $--            $--
                                                    ===========   ============

At September 30, 1999, the Company has federal and state tax net operating loss carryforwards of approximately $24,800,000 and $13,100,000, respectively. The difference between the federal and state tax loss carryforwards is attributable to the capitalization of research and development expenses for state tax purposes. The federal tax loss carryforwards will begin to expire in 2008, unless previously utilized.

Approximately $278,000 of the state tax loss carryforwards expired in 1998, and the state tax loss carryforwards will continue to expire in 1999 unless previously utilized. The Company also has German net operating loss carryforwards of approximately $7,200,000, which may be carried forward indefinitely. The Company also has federal and state research and development tax credit carryforwards of approximately $410,000 and $200,000, respectively, which will begin to expire in 2011 unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss and credit carryforwards may be limited due to a cumulative change in ownership of more than 50% which occurred during 1998, and which is anticipated to occur with the offering. However, the Company does not believe these limitations will materially impact the use of the net operating loss and credit carryforwards.

7. COMMITMENTS

LEASES
The Company leases facilities in both the United States and Germany. In September 1999, the Company amended its lease of office and research development space to extend through September 2004. Prior to that date, the Company had been subject to a short-term lease agreement that commenced in October 1996. The Company's subsidiary entered into a lease of office and research and development space in 1995 that extends through June 2001. Total rent expense under these leases was approximately $250,000 in 1997, $446,00 in 1998, and $411,000 for the nine month period ended September 30, 1999. Total rent expense under these leases was approximately $1,154,000 for the period from February 14, 1994 (inception) to September 30, 1999.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
During 1998, the Company entered into a master equipment lease agreement providing for borrowings up to $2,100,000. Under the agreement, the lessor will purchase equipment that the Company will lease for a 42-month period. At September 30, 1999, the Company had borrowed the full amount available under the agreement.

Property under capital leases is included in equipment and leasehold improvements, as follows:

                                                      DECEMBER 31, SEPTEMBER 30,
                                                              1998          1999
--------------------------------------------------------------------------------
Laboratory equipment.................................     $957,323    $1,571,537
Leasehold improvements...............................       33,211        34,357
Office furniture and equipment.......................      115,701       354,223
                                                        ----------    ----------
                                                         1,106,235     1,960,117
Less accumulated amortization........................      174,270       658,174
                                                        ----------    ----------
                                                          $931,965    $1,301,943
                                                        ==========    ==========

The following is a schedule by year of future minimum lease payments at September 30, 1999:

                                                           CAPITAL     OPERATING
YEAR                                                        LEASES        LEASES
--------------------------------------------------------------------------------
1999 (three months)..................................     $181,026      $176,392
2000.................................................      724,102       858,570
2001.................................................      870,743       917,422
2002.................................................      508,276       712,974
2003.................................................       18,055       684,420
2004.................................................           --       533,109
                                                        ----------    ----------
                                                         2,302,202    $3,882,887
                                                                      ==========
Less amount representing interest....................      548,043
                                                        ----------
Present value of minimum lease payments..............    1,754,159
Less current portion.................................      441,446
                                                        ----------
Long-term capital lease obligations..................   $1,312,713
                                                        ==========

CONSULTING AGREEMENTS
The Company has entered into consulting agreements with a number of individuals for scientific advisory services. Each individual receives a certain number of nonqualified stock options. In certain cases, the options vest upon the later of the achievement of milestones or ten years. In other cases, the options vest ratably over a specified period, generally two years. Compensation expense is measured either upon the achievement of the milestones or ratably over the service period, in accordance with EITF 96-18, and aggregated $10,000 and $102,527 in the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

DEVELOPMENT AGREEMENTS
In August 1994, the Company entered into a development agreement with a university for the design and construction of a prototype DNA sequencing mass spectrometer. In September 1997, the Company extended the agreement through September 30, 1999. Through September 30, 1999, the Company has paid approximately $592,000 under this agreement and is committed to pay approximately $21,000 in the remainder of 1999.

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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In September 1994, the Company entered into a development agreement with another university for the design of a system for preparation of DNA samples. In September 1998, the agreement was extended to September 30, 1999. Through September 30, 1999, the Company has paid approximately $677,000 under this agreement and is committed to pay approximately $55,000 in the remainder of 1999.

LICENSE AGREEMENTS
The Company has entered into license agreements allowing the Company to utilize certain patents. If these patents are used in connection with a commercial product sale, the Company will pay royalties ranging from 1%-5% on the related product revenues. As of September 30, 1999, the Company has not made any commercial sales related to these agreements.

8. SAVINGS PLAN
In 1998, the Company initiated a 401(k) savings plan covering most United States employees. Individual employees may make contributions to the plan, which can be matched by the Company in an amount determined by the Board of Directors. The Company may also make profit sharing contributions as determined by the Board of Directors. As of September 30, 1999, the Company has not made any contributions to the plan.

9. GERMAN GOVERNMENT GRANTS
The Company's wholly owned subsidiary, Sequenom GmbH, has been the recipient of three grants from German government authorities. The first grant, received in 1996 from the City/State of Hamburg, is for DEM 800,000 (approximately $475,000). This grant reimburses the subsidiary for the cost of certain equipment to be used in a three-year research project. If the equipment is not used for the grant's express purpose the equipment must be relinquished to the City/State of Hamburg. Through December 31, 1998, approximately DEM 704,000 (approximately $420,000) of such equipment had been purchased under the grant program and was being used for the grant's express purpose. No additional amounts are expected to be expended or received related to this grant.

The second grant, also received in 1996, is from the German Federal Ministry of Research and Development and amounts to DEM 2.2 million (approximately $1.3 million). This grant reimburses the Company for certain materials, personnel, travel and development costs. Through December 31, 1998, approximately DEM 2.1 million (approximately $1.2 million) had been expended and recognized under this grant program. No additional amounts are expected to be expended or received related to this grant.

A third grant, received in 1998, is also from the German Federal Ministry of Research and Development and amounts to DEM 1.4 million (approximately $860,000). This grant reimburses the Company for certain materials, personnel, travel and development costs. Through September 30, 1999, approximately DEM 296,000 (approximately $160,000) had been expended and recognized under this grant program.


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SEQUENOM, INC. (A DEVELOPMENT STAGE COMPANY)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. GEOGRAPHIC INFORMATION
The Company has a wholly-owned subsidiary located in Germany. The following table presents information about the Company by geographic area. There were no material amounts of transfers between geographic areas. Included in the consolidated balance sheets are the following domestic and foreign components at December 31, 1998 and for the year then ended and at September 30, 1999 and for the nine months then ended:

                                                    DECEMBER 31,  SEPTEMBER 30,
                                                            1998           1999
-------------------------------------------------------------------------------
Current assets:
 Domestic..........................................  $26,828,538   $28,478,929
 Foreign...........................................    1,920,546       267,217
                                                    ------------  ------------
                                                     $28,749,084   $28,746,146
                                                    ============  ============
Equipment and leasehold improvements, net:
 Domestic..........................................   $2,805,418    $4,221,833
 Foreign...........................................    1,136,470     1,589,011
                                                    ------------  ------------
                                                      $3,941,888    $5,810,844
                                                    ============  ============
Other assets:
 Domestic..........................................      $12,550       $28,331
 Foreign...........................................       73,762        46,305
                                                    ------------  ------------
                                                         $86,312       $74,636
                                                    ============  ============
Total assets:
 Domestic..........................................  $29,646,506   $32,729,093
 Foreign...........................................    3,130,778     1,902,533
                                                    ------------  ------------
                                                     $32,777,284   $34,631,626
                                                    ============  ============
Net loss:
 Domestic..........................................  $(7,929,395) $(13,274,509)
 Foreign...........................................   (2,341,177)   (2,111,529)
                                                    ------------  ------------
                                                    $(10,270,572) $(15,386,038)
                                                    ============  ============

-------------------------------------------------------------------------------

                              INSIDE BACK PANEL:

                 [PICTURES OF COMPONENTS OF MASSARRAY SYSTEM]

DNA AMPLIFIER

SPECTROJET

SPECTROCHIP

SPECTROSCAN

GENOLYZER SOFTWARE

MASSARRAY(TM) PRINCIPLE

SEQUENOM has developed powerful product development tools that industrialize the process of analyzing newly discovered genes, thus ushering in a new level of genetic analysis--INDUSTRIAL GENOMICS.

SEQUENOM's MassArray system represents a novel approach to genotyping by combining its proprietary enzymology and bioinformatics in a miniaturized chip-based format with the proven technology of mass spectrometry.


                                      IBC

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy shares of Sequenom, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of Sequenom, Inc. common stock.

TABLE OF CONTENTS

-------------------------------------------------------------------------------
Prospectus summary........................................................    3
The offering..............................................................    5
Summary consolidated financial and operating data.........................    6
Risk factors..............................................................    7
Forward-looking information...............................................   16
Use of proceeds...........................................................   17
Dividend policy...........................................................   17
Capitalization............................................................   18
Dilution..................................................................   19
Selected consolidated financial data......................................   21
Management's discussion and analysis of financial condition and results of
 operations...............................................................   23
Business..................................................................   29
Management................................................................   43
Related party transactions................................................   55
Principal stockholders....................................................   58
Description of securities.................................................   60
Shares eligible for future sale...........................................   65
Underwriting..............................................................   67
Legal matters.............................................................   69
Experts...................................................................   69
Where you can find more information.......................................   70

PRELIMINARY PROSPECTUS                                         November   , 1999

          SHARES

[LOGO OF SEQUENOM INDUSTRIAL GENOMICS]
COMMON STOCK




WARBURG DILLON READ LLC

         ROBERTSON STEPHENS

                                                                        SG COWEN
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
PART II

Information not required in prospectus

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts other than the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee are estimates.

                                                                       AMOUNT TO
                                                                         BE PAID
--------------------------------------------------------------------------------
SEC registration fee..................................................  $19,460
NASD filing fee.......................................................    7,500
Nasdaq National Market listing fee....................................        *
Legal fees and expenses...............................................  350,000
Accounting fees and expenses..........................................  250,000
Printing and engraving................................................  260,000
Blue Sky fees and expenses (including legal fees).....................   10,000
Transfer agent fees...................................................   10,000
Miscellaneous.........................................................        *
                                                                       --------
  Total............................................................... $      *
                                                                       ========

--------
* To be included by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the registrant's Second Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the bylaws of the registrant provide that (1) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (2) the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (3) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (4) the rights conferred in the bylaws are not exclusive.

The registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the

-------------------------------------------------------------------------------

PART II

-------------------------------------------------------------------------------
indemnification set forth in the registrant's Second Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

Reference is also made to Section    of the Underwriting Agreement, which
provides for the indemnification of officers, directors and controlling persons of the registrant against certain liabilities. The indemnification provision in the registrant's Second Amended and Restated Certificate of Incorporation, bylaws and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's directors and executive officers for liabilities arising under the Securities Act of 1933.

The registrant has applied for liability insurance for its officers and directors.

Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere in this prospectus:

                                                                       EXHIBIT
DOCUMENT                                                                NUMBER
------------------------------------------------------------------------------
Underwriting Agreement (draft dated       , 1999).....................    1.1
Form of Second Amended and Restated Certificate of Incorporation of
 Registrant...........................................................    3.2
Form of Restated Bylaws of Registrant.................................    3.4
Form of Indemnification Agreement.....................................  10.48
Form of Indemnification Agreement.....................................  10.49

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The Registrant has sold and issued the following securities since January 1996
(such share numbers do not reflect the         -for-         reverse stock
split):

A. The Registrant from time to time has granted stock options to employees and consultants in reliance upon exemption from registration pursuant to either
(1) Section 4(2) of the Securities Act of 1933 or (2) Rule 701 promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                           NUMBER OF    EXERCISE
                                                              SHARES      PRICES
--------------------------------------------------------------------------------
January 1, 1996 to December 31, 1996......................   435,000       $0.25
January 1, 1997 to December 31, 1997......................   731,000       $0.25
January 1, 1998 to December 31, 1998...................... 1,268,500 $0.50-$1.10
January 1, 1999 to November 20, 1999...................... 1,020,500 $3.00-$3.30

For additional information concerning these transactions, please see "Management--Employee benefit plans" in the prospectus included in this registration statement.

B. On December 23, 1996, we issued a warrant to purchase 70,000 shares of Series A preferred stock to Comdisco, Inc. in consideration of entering into a certain rental agreement.

C. On May 8, 1997, we issued 1,065,079 shares of Series C preferred stock and warrants to purchase 106,503 shares of Series C preferred stock to various venture capitalists and individuals for an aggregate consideration of $3,354,999.

D. On January 12, 1998, we issued 3,508,252 shares of Series C preferred stock to various venture capitalists for an aggregate consideration of $11,050,994.

E. On December 21, 1998, we issued 3,843,700 shares of Series D preferred stock to various venture capitalists and individuals for an aggregate consideration of $24,984,050.

-------------------------------------------------------------------------------

PART II

-------------------------------------------------------------------------------

F. On February 28, 1999, we issued 900,303 shares of Series D preferred stock to various venture capitalists and individuals for an aggregate consideration of $5,851,970.

G. On March 30, 1999, we issued 968,760 shares of Series D preferred stock to various venture capitalists, insiders, and individuals for an aggregate consideration of $6,296,939.

H. From January 1, 1996 through November 19, 1999, we issued 1,969,750 shares of common stock upon exercise of options for an aggregate consideration of $ 1,322,467.

I. On March 23, 1999, we issued 6,349 shares of common stock to a consultant for consideration of $20,000.

J. The above securities were offered and sold by the Registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933 as transactions not involving any public offering, or
(2) Rule 701 promulgated under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this
Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 1.1*    Form of Underwriting Agreement.

 3.1     Restated Certificate of Incorporation of the Registrant, as amended.

 3.2 Form of Second Amended and Restated Certificate of Incorporation of the Registrant to become effective immediately prior to the Offering.

 3.3     Bylaws of Registrant, as amended.

 3.4 Form of Restated Bylaws to be in effect upon the completion of the Offering.

 4.1*    Specimen common stock certificate.

 5.1*    Opinion of Brobeck, Phleger & Harrison LLP.

 10.1*+  Series B Convertible Preferred Stock Purchase Agreement, dated
         December 22, 1995.

 10.2*+  Series C Convertible Preferred Stock Purchase Agreement, dated May 8,
         1997.
 10.3* Form of Warrant Agreement between the Registrant and holders of the Series C Preferred Stock warrants.

 10.4*+  Series D Convertible Preferred Stock Purchase Agreement, dated
         December 21, 1998.

 10.5    Amended and Restated Registration Rights Agreement, dated December 21,
         1998.

 10.6    Amended and Restated Voting Agreement, dated December 21, 1998.

 10.7    Amended and Restated Stock Restriction Agreement, dated December 21,
         1998.

 10.8    Amended and Restated Amendment Agreement to the Series D Convertible
         Preferred Stock Purchase Agreement, dated March 1, 1999.

 10.9    Warrant Agreement, dated December 23, 1996, between the Registrant and
         Comdisco, Inc.

 10.10* Form of Note Secured by Stock Pledge Agreement between the Registrant and the individuals listed on Schedule A thereto.

 10.11 Form of Stock Pledge Agreement between the Registrant and the individuals listed on Schedule A thereto.

 10.12*+ Investment Contract, dated May 18, 1995, between the Registrant's subsidiary and TBG.
 10.13*+ Cooperation Agreement, dated May 1995, between the Registrant and TBG.
 10.14*+ Investment Contract, dated December 14, 1995, between the Registrant's subsidiary and TBG.



-------------------------------------------------------------------------------

PART II

--------------------------------------------------------------------------------

 10.15*+ Cooperation Agreement, dated December 14, 1995, between the Registrant and TBG.

 10.16*+ Investment Contract, dated September 22, 1997, between the
         Registrant's subsidiary and TBG.

 10.17*+ Cooperation Agreement, dated October 7, 1997, between the Registrant and TBG.

 10.18   Security Agreement, dated April 29, 1999, between the Registrant and
         Union Bank of California.

 10.19   Promissory Note, dated April 29, 1999, between the Registrant and
         Union Bank of California.

 10.20 Business Loan Agreement, dated May 25, 1999, between the Registrant and Union Bank of California.

 10.21*+ Beta Test Agreement, dated March 1, 1999, between the Registrant and
         GLE Medicon, GmbH.

 10.22*+ Beta Test Agreement, dated April 21, 1999, between the Registrant and
         Universitat Munster.

 10.23*+ Beta Test Agreement, dated July 15, 1999, between the Registrant and
         Genzyme Corporation.

 10.24*+ Sponsored Research Agreement, dated September 15, 1994, between the
         Registrant and the Trustees of Boston University extended by Letter
         Agreements dated February 5, 1997 and September 6, 1998.

 10.25*+ Patent and Know-How License Agreement, dated June 1, 1996, between the
         Registrant and the Trustees of Boston University.

 10.26*+ License Agreement, dated July 3, 1997 between the Registrant and Johns
         Hopkins University.

 10.27*+ Agreement, dated July 8, 1997, between the Registrant's subsidiary and
         Dr. Bertram Muller-Myhsok.

 10.28*+ Letter Agreement, dated October 8, 1997, between the Registrant and
         Community Technology Fund, Office of Technology Transfer of Community
         Technology Fund and Center for Advanced Biotechnology (BU).

 10.29*+ Collaboration Agreement, dated November 24, 1997, between the
         Registrant and Bruker-Franzen Analytik, GmbH.

 10.30*+ Contractual Agreement, dated October 1, 1998, between the Registrant and GeSIM.

 10.31*+ License Agreement, dated January 14, 1999, and Addendum to License
         Agreement and Patent Assignment, dated September 29, 1999, between the
         Registrant and Franz Hillenkamp.

 10.32*+ Supply Agreement, dated April 1, 1999, between the Registrant and
         Tactical Fabs, Inc.

 10.33*+ OEM Supply and License Agreement, dated June 15, 1999, between the
         Registrant and PerSeptive Biosystems, Inc.

 10.34*+ Specific Cooperative Research Agreement No. 58-5438-9-120, dated June
         15, 1999, between the Registrant and US Department of Agriculture (US
         Meat Animal Research Center).

 10.35*+ OEM Supply Agreement, dated June 24, 1999, between the Registrant and
         Beckman Coulter.

 10.36*+ Cooperative Research and Development Agreement, dated September 17,
         1999, between the Registrant and Public Health Service.

 10.37   Employment Agreement, dated July 1, 1997, between the Registrant and
         Hubert Koster.

 10.38* Form of Employment Agreement between the Registrant and the employees listed on Schedule A thereto.



--------------------------------------------------------------------------------

PART II

-------------------------------------------------------------------------------

 10.39*+ Consulting Services Agreement, dated October 4, 1996, between the
         Registrant and Franz Hillenkamp.

 10.40*+ Consulting Services Agreement, dated January 30, 1997, between the
         Registrant and Peter Roepstorff.

 10.41*+ Consulting Services Agreement, dated February 17, 1997, between the
         Registrant and Ulf B. Gobel.

 10.42*+ Consulting Services Agreement, dated March 1, 1999, between the
         Registrant and John Cashman.

 10.43*+ Consulting Services Agreement, dated March 1, 1999, between the
         Registrant and Lindsay Farrer.

 10.44   Standard Industrial Gross Lease, dated December 12, 1996, between
         Registrant and Sorrento Business Complex, L.P., as amended.

 10.45* Master Equipment Lease Agreement No. 0135 and Letter extending the equipment lease, dated October 22, 1998, between Registrant and Phoenix Leasing Incorporated, as amended.

 10.46*  Standard Form Commercial Lease, dated June 24, 1999, between
         Registrant and Cummings Properties, LLC, as amended.

 10.47* Agreement for office space in Hamburg, dated May 1996, between the Registrant and Fiszman-Steinriede, GbR, as amended.

 10.48 Form of Indemnification Agreement between the Registrant and each of its directors.

 10.49 Form of Indemnification Agreement between the Registrant and each of its officers.

 10.50   1994 Stock Plan.

 10.51*  1994 Stock Plan Form of Non-Qualified Stock Option Grant.

 10.52*  1994 Stock Plan Form of Incentive Stock Option Grant.

 10.53*  1994 Stock Plan Form of Stock Restriction Agreement.

 10.54   1998 Stock Option/Stock Issuance Plan.

 10.55   1998 Stock Option/Stock Issuance Plan Form of Notice of Grant of Stock
         Option.

 10.56   1998 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.

 10.57   1998 Stock Option/Stock Issuance Plan Form of Stock Purchase
         Agreement.

 10.58*  1998 Stock Option/Stock Issuance Plan Form of Stock Issuance
         Agreement.

 10.59*  1999 Stock Incentive Plan.

 10.60*  1999 Employee Stock Purchase Plan.

 23.1    Consent of Ernst & Young LLP, Independent Auditors.

 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

 24.1    Powers of Attorney (See Signature Page on Page II-6).

 27.1    Financial Data Schedule.

--------
*  To be filed by amendment.
+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

-------------------------------------------------------------------------------

PART II

-------------------------------------------------------------------------------

  (b) Financial Statement Schedules.

All financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable as the information has been provided in the consolidated financial statements or related notes thereto.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

-------------------------------------------------------------------------------

PART II

-------------------------------------------------------------------------------
Signatures

Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in San Diego, California, on this 24th day of November 1999.

                                          SEQUENOM, INC.

                                                   /s/ Hubert Koster
                                          By: _________________________________
                                             Name: Hubert Koster
                                             Title: President and Chief
                                             Executive Officer

Power of attorney

We, the undersigned directors and/or officers of SEQUENOM, INC. (the "Company"), hereby severally constitute and appoint Hubert Koster, President and Chief Executive Officer, and Stephen Zaniboni, Senior Vice President and Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-1 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of our equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on November 24, 1999:

             SIGNATURE                         TITLE(S)                        DATE
------------------------------------------------------------------------------------

       /s/ Hubert Koster             President and Chief           November 24, 1999
____________________________________  Executive Officer
           HUBERT KOSTER              (principal executive
                                      officer) and Director

      /s/ Stephen Zaniboni           Senior Vice President and     November 24, 1999
____________________________________  Chief Financial Officer
          STEPHEN ZANIBONI            (principal financial and
                                      accounting officer)

      /s/ Helmut Schuhsler           Director                      November 24, 1999
____________________________________
          HELMUT SCHUHSLER

    /s/ Ernst-Gunter Afting          Director                      November 24, 1999
____________________________________
        ERNST-GUNTER AFTING
         /s/ John Lucas              Director                      November 24, 1999
____________________________________
             JOHN LUCAS

       /s/ Peter Reinisch            Director                      November 24, 1999
____________________________________
           PETER REINISCH

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Index to exhibits

 1.1*    Form of Underwriting Agreement.

 3.1     Restated Certificate of Incorporation of the Registrant, as amended.

 3.2 Form of Second Amended and Restated Certificate of Incorporation of the Registrant to become effective immediately prior to the Offering.

 3.3     Bylaws of Registrant, as amended.

 3.4 Form of Restated Bylaws to be in effect upon the completion of the Offering.

 4.1*    Specimen common stock certificate.

 5.1*    Opinion of Brobeck, Phleger & Harrison LLP.

 10.1*+  Series B Convertible Preferred Stock Purchase Agreement, dated
         December 22, 1995.

 10.2*+  Series C Convertible Preferred Stock Purchase Agreement, dated May 8,
         1997.
 10.3* Form of Warrant Agreement between the Registrant and holders of the Series C Preferred Stock warrants.

 10.4*+  Series D Convertible Preferred Stock Purchase Agreement, dated
         December 21, 1998.

 10.5    Amended and Restated Registration Rights Agreement, dated December 21,
         1998.

 10.6    Amended and Restated Voting Agreement, dated December 21, 1998.

 10.7    Amended and Restated Stock Restriction Agreement, dated December 21,
         1998.

 10.8    Amended and Restated Amendment Agreement to the Series D Convertible
         Preferred Stock Purchase Agreement, dated March 1, 1999.

 10.9    Warrant Agreement, dated December 23, 1996, between the Registrant and
         Comdisco, Inc.

 10.10* Form of Note Secured by Stock Pledge Agreement between the Registrant and the individuals listed on Schedule A thereto.

 10.11 Form of Stock Pledge Agreement between the Registrant and the individuals listed on Schedule A thereto.

 10.12*+ Investment Contract, dated May 18, 1995, between the Registrant's subsidiary and TBG.
 10.13*+ Cooperation Agreement, dated May 1995, between the Registrant and TBG.
 10.14*+ Investment Contract, dated December 14, 1995, between the Registrant's subsidiary and TBG.

 10.15*+ Cooperation Agreement, dated December 14, 1995, between the Registrant and TBG.

 10.16*+ Investment Contract, dated September 22, 1997, between the
         Registrant's subsidiary and TBG.

 10.17*+ Cooperation Agreement, dated October 7, 1997, between the Registrant and TBG.

 10.18   Security Agreement, dated April 29, 1999, between the Registrant and
         Union Bank of California.

 10.19   Promissory Note, dated April 29, 1999, between the Registrant and
         Union Bank of California.

 10.20 Business Loan Agreement, dated May 25, 1999, between the Registrant and Union Bank of California.

--------------------------------------------------------------------------------

INDEX TO EXHIBITS

--------------------------------------------------------------------------------

 10.21*+ Beta Test Agreement, dated March 1, 1999, between the Registrant and
         GLE Medicon, GmbH.

 10.22*+ Beta Test Agreement, dated April 21, 1999, between the Registrant and
         Universitat Munster.

 10.23*+ Beta Test Agreement, dated July 15, 1999, between the Registrant and
         Genzyme Corporation.

 10.24*+ Sponsored Research Agreement, dated September 15, 1994, between the
         Registrant and the Trustees of Boston University extended by Letter
         Agreements dated February 5, 1997 and September 6, 1998.

 10.25*+ Patent and Know-How License Agreement, dated June 1, 1996, between the
         Registrant and the Trustees of Boston University.

 10.26*+ License Agreement, dated July 3, 1997 between the Registrant and Johns
         Hopkins University.

 10.27*+ Agreement, dated July 8, 1997, between the Registrant's subsidiary and
         Dr. Bertram Muller-Myhsok.

 10.28*+ Letter Agreement, dated October 8, 1997, between the Registrant and
         Community Technology Fund, Office of Technology Transfer of Community
         Technology Fund and Center for Advanced Biotechnology (BU).

 10.29*+ Collaboration Agreement, dated November 24, 1997, between the
         Registrant and Bruker-Franzen Analytik, GmbH.

 10.30*+ Contractual Agreement, dated October 1, 1998, between the Registrant and GeSIM.

 10.31*+ License Agreement, dated January 14, 1999, and Addendum to License
         Agreement and Patent Assignment, dated September 29, 1999, between the
         Registrant and Franz Hillenkamp.

 10.32*+ Supply Agreement, dated April 1, 1999, between the Registrant and
         Tactical Fabs, Inc.

 10.33*+ OEM Supply and License Agreement, dated June 15, 1999, between the
         Registrant and PerSeptive Biosystems, Inc.

 10.34*+ Specific Cooperative Research Agreement No. 58-5438-9-120, dated June
         15, 1999, between the Registrant and US Department of Agriculture (US
         Meat Animal Research Center).

 10.35*+ OEM Supply Agreement, dated June 24, 1999, between the Registrant and
         Beckman Coulter.

 10.36*+ Cooperative Research and Development Agreement, dated September 17,
         1999, between the Registrant and Public Health Service.

 10.37   Employment Agreement, dated July 1, 1997, between the Registrant and
         Hubert Koster.

 10.38* Form of Employment Agreement between the Registrant and the employees listed on Schedule A thereto.

 10.39*+ Consulting Services Agreement, dated October 4, 1996, between the
         Registrant and Franz Hillenkamp.

 10.40*+ Consulting Services Agreement, dated January 30, 1997, between the
         Registrant and Peter Roepstorff.

 10.41*+ Consulting Services Agreement, dated February 17, 1997, between the
         Registrant and Ulf B. Gobel.

 10.42*+ Consulting Services Agreement, dated March 1, 1999, between the
         Registrant and John Cashman.

--------------------------------------------------------------------------------

INDEX TO EXHIBITS

-------------------------------------------------------------------------------

 10.43*+ Consulting Services Agreement, dated March 1, 1999, between the
         Registrant and Lindsay Farrer.

 10.44   Standard Industrial Gross Lease, dated December 12, 1996, between
         Registrant and Sorrento Business Complex, L.P., as amended.

 10.45* Master Equipment Lease Agreement No. 0135 and Letter extending the equipment lease, dated October 22, 1998, between Registrant and Phoenix Leasing Incorporated, as amended.

 10.46*  Standard Form Commercial Lease, dated June 24, 1999, between
         Registrant and Cummings Properties, LLC, as amended.

 10.47* Agreement for office space in Hamburg, dated May 1996, between the Registrant and Fiszman-Steinriede, GbR, as amended.

 10.48 Form of Indemnification Agreement between the Registrant and each of its directors.

 10.49 Form of Indemnification Agreement between the Registrant and each of its officers.

 10.50   1994 Stock Plan.

 10.51*  1994 Stock Plan Form of Non-Qualified Stock Option Grant.

 10.52*  1994 Stock Plan Form of Incentive Stock Option Grant.

 10.53*  1994 Stock Plan Form of Stock Restriction Agreement.

 10.54   1998 Stock Option/Stock Issuance Plan.

 10.55   1998 Stock Option/Stock Issuance Plan Form of Notice of Grant of Stock
         Option.

 10.56   1998 Stock Option/Stock Issuance Plan Form of Stock Option Agreement.

 10.57   1998 Stock Option/Stock Issuance Plan Form of Stock Purchase
         Agreement.

 10.58*  1998 Stock Option/Stock Issuance Plan Form of Stock Issuance
         Agreement.

 10.59*  1999 Stock Incentive Plan.

 10.60*  1999 Employee Stock Purchase Plan.

 23.1    Consent of Ernst & Young LLP, Independent Auditors

 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

 24.1    Powers of Attorney (See Signature Page on Page II-6).

 27.1    Financial Data Schedule.

--------
*  To be filed by amendment.
+ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

-------------------------------------------------------------------------------